UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CADENCE FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

MISSISSIPPI	6021	64-0684755
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification No.)	(I.R.S. Employer Identification Number)

301 EAST MAIN STREET

STARKVILLE, MISSISSIPPI 39759

(662) 343-1341

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office(s))

Lewis F. Mallory, Jr.

Chairman of the Board and Chief Executive Officer

301 East Main St.

Starkville, Mississippi 39759

(662) 343-1341

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mark L. Jones Adams and Reese LLP 1221 McKinney, Suite 4400 Houston, Texas 70139 (713) 652-5151	Kathryn L. Knudson Powell Goldstein LLP One Atlantic Center-14th Floor 1201 W. Peachtree St. NW Atlanta, Georgia 30309 (404) 572-6600

Approximate Date of Commencement of Proposed Sale to the Public:

Upon the merger of Seasons Bancshares, Inc. with and into the Registrant

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, Par value $1.00 per share	610,000	$4,617,700	$495.00

(1)	Represents the maximum number of shares of Cadence Financial Corporation common stock estimated to be issuable upon consummation of the merger described herein.
(2)	Pursuant to Rule 457(f) of the Securities Act of 1933, as amended, the registration fee is based on the book value of Seasons Bancshares, Inc. common stock as of June 30, 2006 and the number of Seasons Bancshares, Inc. common stock to be received by Cadence Financial Corporation in the merger, reduced by the cash to be paid to the holders of Seasons Bancshares, Inc. common stock by Cadence Financial Corporation as part of the merger consideration.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction in which the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JULY 17, 2006

[Seasons Bancshares, Inc. mark]

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To Seasons Shareholders:

I am writing to you today about our proposed merger with Cadence Financial Corporation. The boards of directors of Cadence Financial Corporation and Seasons Bancshares, Inc. have each agreed to a merger that will result in Seasons merging with and into Cadence. At or about the same time, Seasons Bank, the wholly-owned subsidiary of Seasons, will be merged with and into Cadence Bank, N.A., a national bank and wholly-owned subsidiary of Cadence.

You will be asked to vote on the merger at a special meeting of shareholders to be held on                     , 2006 at 10:00 a.m., local time, at Seasons’ main office located at 336 Blue Ridge Street, Blairsville, Georgia 30512. We cannot complete the merger unless the holders of a majority of the shares of Seasons common stock outstanding on                     , 2006, the record date for the special meeting, vote in favor of approval and adoption of the merger agreement. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. We urge you to read this proxy statement/prospectus carefully and in its entirety. Your board of directors recommends that you vote FOR the approval and adoption of the merger agreement.

Subject to certain exceptions described in this proxy statement/prospectus, if the merger is completed, then you will receive, for each Seasons share that you own, either $18.83 in cash or a to-be-determined number of shares of Cadence common stock with a market value, measured as of a 10-day trading period ending on the third full trading day preceding the closing of the merger, equal to $18.83, subject to certain limitations described in the merger agreement. For purposes of illustration only, if the merger had occurred on July 12, 2006, the exchange ratio for each share of Seasons common stock would have been .884 shares of Cadence common stock, having a value of $21.31 based on the average closing price of Cadence common stock over the trading period. We encourage you to obtain current market quotations for Cadence common stock, which is traded on the American Stock Exchange under the ticker symbol “NBY.”

You may elect to receive Cadence common stock, cash or a combination of stock and cash for your Seasons shares, subject to proration, whereby holders of Seasons common stock and Seasons stock options shall collectively receive, in the aggregate, merger consideration in the form of cash approximately equal to $9,900,000. Because elections are subject to proration, you may receive some stock, rather than cash, even though you make an all-cash election, and you may receive some cash, rather than stock, even though you make an all-stock election. The federal income taxes payable by you will depend upon the value of and form of consideration you receive in exchange for your shares of Seasons common stock. You will receive a separate mailing that will contain instructions regarding your election.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card using the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your proxy card or do not vote in person at the meeting, the effect will be the same as a vote against the merger.

You should read this entire proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should carefully read the information under the section entitled “ Risk Factors” beginning on page 14.

We very much appreciate and look forward to your support.

Sincerely,

William L. Sutton Chief Executive Officer Seasons Bancshares, Inc.	Robert M. Thomas, Jr. Chairman of the Board Seasons Bancshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory agency has approved or disapproved of the merger or the securities to be issued in connection with the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The shares of Cadence common stock to be issued in the merger are not savings accounts, deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, or any other governmental agency.

This proxy statement/prospectus is dated                     , 2006, and it is first being mailed or otherwise delivered to Seasons shareholders on or about                     , 2006.

PLEASE NOTE

This document, which is sometimes referred to as a “proxy statement/prospectus,” constitutes a proxy statement of Seasons Bancshares, Inc. with respect to the solicitation of proxies from Seasons shareholders for the special meeting described herein and a prospectus of Cadence Financial Corporation for the shares of Cadence common stock that Cadence will issue to Seasons shareholders in connection with the merger.

We have not authorized anyone to provide you with any information other than the information included in this proxy statement/prospectus and the documents we refer you to herein. If someone provides you with other information, please do not rely on it.

This proxy statement/prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of Cadence or Seasons after that date that are not reflected in this proxy statement/prospectus.

As used in this proxy statement/prospectus: (i) the terms “Cadence” and “Seasons” refer to Cadence Financial Corporation and Seasons Bancshares, Inc., respectively, and, where the context requires, to Cadence and Seasons and their respective subsidiaries, including Cadence Bank, N.A. and Seasons Bank; and (ii) the term “merger agreement” refers to the merger agreement which governs the merger of Seasons with and into Cadence, dated as of March 21, 2006.

HOW TO OBTAIN ADDITIONAL INFORMATION

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), this proxy statement/prospectus incorporates important business and financial information about Cadence that is contained in documents filed with the SEC and that is not included in, or delivered with, this proxy statement/prospectus. See the section entitled “Incorporation of Certain Documents by Reference” at page     . You may obtain copies of these documents without charge from the website maintained by the SEC at www.sec.gov as well as from other sources. You may also obtain copies of these documents, without charge, by writing or calling:

Cadence Financial Corporation

P.O. Box 1187

Starkville, Mississippi 39760

(662) 343-1341

Attention: Richard T. Haston

You will not be charged for any of these documents that you request. Shareholders requesting documents should do so by                     , 2006 in order to receive them before the special meeting.

The descriptions of the merger agreement in this proxy statement/prospectus have been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of the contracts between the respective parties and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating the risk between the respective parties rather than establishing matters as facts.

[Seasons Mark]

336 Blue Ridge Street

Blairsville, Georgia 30512

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Seasons Bancshares, Inc. will be held at Seasons’ main office located at 336 Blue Ridge Street, Blairsville, Georgia 30512 on                     , 2006 at 10:00 am, local time, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the agreement and plan of merger between Cadence Financial Corporation and Seasons Bancshares, Inc., dated March 21, 2006, pursuant to which Cadence will acquire Seasons through the merger of Seasons with and into Cadence. A copy of the merger agreement is attached to the accompanying proxy statement/prospectus as Appendix A.

2.	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn or postpone the special meeting to allow more time for soliciting additional votes to approve and adopt the merger agreement.

Only shareholders of record at the close of business on                     , 2006 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Approval of the merger agreement requires the affirmative vote of at least a majority of all of the votes entitled to be cast at the special meeting.

Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed envelope.

Your board of directors has unanimously approved the merger agreement and recommends that you vote “FOR” adoption of the merger agreement.

By Order of the Board of Directors,

William L. Sutton, CEO	Robert M. Thomas, Jr., Chairman

[date]

i

QUESTIONS AND ANSWERS

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the agreement and plan of merger by and between Cadence and Seasons, dated as of March 21, 2006, which provides for the merger of Seasons with and into Cadence, with Cadence as the surviving corporation in the merger. At the effective time of the merger agreement, Seasons will be merged with and into Cadence, and simultaneously therewith, Seasons Bank, Seasons’ wholly owned bank subsidiary, will be merged with and into Cadence Bank, Cadence’s wholly owned bank subsidiary.

Q:	Why are Seasons and Cadence proposing to merge?

A:	The board of directors of each of Cadence and Seasons believes that a combination of the two companies is in the best interests of its respective company. From Seasons’ perspective, the Seasons board of directors believes that the merger presents a more favorable opportunity for Seasons to maximize value for its shareholders than Seasons continuing to operate on a stand-alone basis. See “The Merger—Reasons for the Merger: Seasons’ Reasons for the Merger” beginning on page and “The Merger— Reasons for the Merger: Cadence’s Reasons for the Merger” beginning on page .

Q:	How does my board of directors recommend I vote on the proposal?

A:	Your board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

Q:	What will I receive in the merger?

A:	If the merger agreement is approved and the merger is subsequently completed, you may elect to receive, for each share of Seasons common stock that you own, either shares of Cadence common stock or $18.83 in cash. If you elect to receive shares of Cadence common stock, you will receive a number of shares of Cadence common stock equal to $18.83 divided by the average closing market price of Cadence common stock for the full ten trading days ending on the third full trading day preceding the closing of the merger, subject to certain limitations in the merger agreement. You may elect to receive all cash, all Cadence common stock, or a combination of cash and Cadence common stock for your shares of Seasons common stock, subject to allocation procedures designed to ensure that holders of Seasons common stock and options to acquire Seasons common stock will collectively receive cash consideration in the amount of $9,900,000.

Q:	How do I make an election for the type of merger consideration I will receive?

A:	You will be mailed an election form on which you will indicate the form of merger consideration you wish to receive for your Seasons common stock. Please retain this proxy statement/prospectus in connection with making your election to receive cash, Cadence common stock, or a combination of cash and Cadence common stock for your shares of Seasons common stock. Your election form must be received no later than 5:00 p.m., Central time, on October 18, 2006 (which we refer to as the election deadline), to return the completed and signed election form, together with the certificates that represent your shares of Seasons common stock.

Q:	Can I change or revoke my election?

A:	Yes. You may change your election at any time prior to the election deadline by submitting to Computershare Shareholder Services, Inc. (“Computershare”), the exchange agent, a properly completed and signed revised election form. You may revoke your election and withdraw your stock certificates deposited with the exchange agent by submitting written notice to Computershare prior to the election deadline. If you instructed a bank, broker or other financial institution to submit an election for your shares, you must follow their directions for changing or revoking those instructions.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. Along with the election form, you will receive a letter of transmittal with instructions for you to send in your stock certificate(s) along with your election form to Computershare Trust Company prior to the election deadline. You will receive the merger consideration as soon as reasonably practicable after completion of the merger. If the merger agreement is terminated and the merger does not occur, your election will be revoked automatically and the exchange agent will promptly return your stock certificate(s) to you.

Q:	What are the tax consequences of the merger to me?

A:	For United States federal income tax purposes, if you are a shareholder of Seasons common stock you generally will not recognize gain or loss with respect to your shares of Seasons common stock if you receive only shares of Cadence common stock in the merger, except with respect to any cash received in lieu of a fractional share interest in Cadence common stock.

If you receive a combination of cash and shares of Cadence common stock in exchange for your shares of Seasons common stock, you will generally recognize gain, but not loss, with respect to the excess of the cash and value of Cadence common stock you receive over your tax basis in your shares of Seasons common stock exchanged, but in any case not in excess of the amount of cash you receive in the merger.

If you receive solely cash in exchange for your shares of Seasons common stock, then you will generally recognize gain or loss in an amount equal to the difference between the amount of cash you receive and the tax basis in your shares of Seasons common stock.

Due to the potential varying tax recognition, basis and holding period consequences which will be governed by your individual consequences, we urge you to consult with your tax advisor to fully understand the tax consequences to you. Additionally, the generalizations set forth above may not apply to all shareholders.

Q:	Who is entitled to vote at the Seasons special meeting?

A:	Seasons shareholders of record at the close of business on , 2006, the record date for the special meeting, are entitled to receive notice of and to vote on the approval of the merger agreement at the special meeting and any adjournments or postponements of the special meeting. However, a Seasons shareholder may only vote his or her shares if he or she is either present in person or represented by proxy at the Seasons special meeting.

Q:	How many votes do I have?

A:	Each share of common stock that you own as of the record date entitles you to one vote. On , 2006, there were 1,032,890 outstanding shares of Seasons common stock. As of the record date, Seasons directors and executive officers and their affiliates beneficially owned approximately 25.5% of the outstanding shares of Seasons common stock.

Q:	How many votes are needed to approve the merger?

A:	A majority of the outstanding shares of common stock must vote in favor of the merger agreement in order for the merger to be approved.

Q:	How do I vote?

A:

After you have carefully read this proxy statement/prospectus, indicate on your proxy card how you want your shares to be voted, then sign, date and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the special meeting. If you are a record owner of shares

v

of Seasons common stock on the record date for the special meeting, you may attend the special meeting in person and vote, whether or not you have signed and mailed your proxy card. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be counted as a vote against the merger. If you do not send in your proxy card or if you send it in but indicate that you “abstain” from voting, it will have the effect of a vote against the merger.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Your failure to instruct your broker how to vote your shares with respect to the merger will be the equivalent of voting against the merger.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send to the Secretary of Seasons a later-dated, signed proxy card before the Seasons special meeting. Second, you may attend Seasons’ special meeting in person and vote. Third, you may revoke any proxy by written notice to the Secretary of Seasons prior to Seasons’ special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:	Do I have dissenter’s rights in connection with the merger?

A:	Yes. Under Georgia law, Seasons shareholders have the right to exercise dissenter’s rights with respect to the merger and receive a payment in cash for the value of their shares of Seasons common stock, as determined by an appraisal process. This value may be less than the value of the consideration you would receive in the merger if you do not exercise dissenter’s rights. To perfect your dissenter’s rights, you must precisely follow the required statutory procedures. See “The Merger-Statutory Provisions for Dissenter’s Rights of Shareholders” at page and the information attached at Appendix B.

Q.	When do you expect to complete the merger?

A.	We are working towards completing the merger as quickly as possible and currently expect that the merger will be completed during the fourth quarter of 2006.

Q.	Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A.	You should call either of the following:

Cadence Financial Corporation	Seasons Bancshares, Inc.
P.O. Box 1187 Starkville, Mississippi 39760 (662) 343-1341 Attention: Richard T. Haston	336 Blue Ridge Street Blairsville, Georgia (706) 745-5588 Attention: William L. Sutton or David K. George

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to carefully read this entire proxy statement/prospectus, its appendices and the other documents to which we have referred you for a more complete understanding of the merger. You may obtain the information about Cadence that is incorporated by reference in this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on page     . Each item in this summary includes a page reference directing you to a more complete description of that item. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Unless the context requires otherwise, the terms “we,” “our,” and “us” refer to Cadence and Seasons together.

The Parties

Information About Cadence (Page     )

Cadence is a financial holding company, organized under the laws of the State of Mississippi and headquartered in Starkville, Mississippi. Cadence’s operations are primarily conducted through its wholly owned subsidiary Cadence Bank, N.A., a national bank (“Cadence Bank”), and its 30 full service bank facilities located in Mississippi, Alabama and Tennessee. Through Cadence Bank, Cadence offers a range of lending services, including real estate, commercial and consumer loans, to individuals, small- and medium-sized businesses and other organizations located throughout its markets. Cadence complements its lending operations with an array of retail and commercial deposit products and fee-based services to support its clients. Some of these services are provided by two of Cadence’s wholly owned subsidiaries—Galloway-Chandler-McKinney Insurance Agency, Inc. and NBC Insurance Services of Alabama. Cadence’s third subsidiary, NBC Service Corporation, also has a wholly owned subsidiary named Commerce National Insurance Company.

As of March 31, 2006, Cadence had consolidated total assets of $1.47 billion, consolidated total loans of approximately $862.2 million, consolidated total deposits of approximately $1.14 billion and consolidated shareholders’ equity of approximately $118.2 million.

The principal executive offices of Cadence are located at:

301 East Main Street

Starkville, Mississippi 39759

(662) 343-1341

Information About Seasons (Page     )

Seasons is a registered bank holding company, organized under the laws of the State of Georgia and headquartered in Blairsville, Georgia. All of Seasons’ operations are conducted through its wholly owned subsidiary Seasons Bank, a Georgia state-chartered bank. Seasons Bank currently provides banking services through two banking locations.

As of March 31, 2006, Seasons had consolidated total assets of approximately $81.4 million, consolidated total loans of approximately $69.9 million, consolidated total deposits of approximately $69.3 million and consolidated shareholders’ equity of approximately $7.9 million.

The principal executive offices of Seasons are located at:

336 Blue Ridge Street

Blairsville, Georgia 30514

(706) 745-5588

Seasons Special Shareholders’ Meeting (Page     )

A special meeting of the shareholders of Seasons will be held on                     , 2006 at Seasons’ main office located at 336 Blue Ridge Street, Blairsville, Georgia at 10:00 a.m. local time. At the special meeting, Seasons shareholders will consider and vote on a proposal to adopt and approve the merger by and between Cadence and Seasons, dated as of March 21, 2006. Seasons shareholders may also consider such other matters as may properly be brought before the special meeting and may be asked to vote on a proposal to adjourn or postpone the special meeting, which could be used to allow more time for soliciting additional votes to approve and adopt the merger agreement.

Seasons Record Date and Voting (Page     )

You are entitled to vote at the special meeting if you were the record owner of shares of Seasons common stock as of the close of business on                     , 2006, the record date established for the special meeting. You are entitled to one vote for each share of Seasons common stock you owned of record on the record date.

On                     , 2006, a total of                      votes were eligible to be cast at the Seasons special meeting.

Approval of a Majority of Outstanding Seasons Shares Required to Approve Merger (Page     )

Holders of at least a majority of the outstanding shares of common stock of Seasons entitled to vote at the meeting must vote to approve the merger agreement in order for it to be adopted. A majority of the issued and outstanding Seasons shares must be present in person or by proxy for any vote to be valid.

The Merger (Page     )

The merger agreement provides for the merger of Seasons with and into Cadence, with Cadence as the surviving corporation. The merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the entire merger agreement, including the exhibits attached to the merger agreement, because it is the principal legal document that governs the transaction.

What You Will Receive in the Merger (Page     )

Subject to the restrictions described below, you may elect to receive cash, shares of Cadence common stock or a combination of both in exchange for each share of Seasons common stock that you hold. The purchase price per share of Seasons common stock shall be $18.83, and the aggregate purchase price shall be $22 million of which, in the aggregate and including cash to be paid to holders of options to purchase Seasons common stock, $9,900,000 shall be in the form of cash consideration. Certain proration provisions are triggered in the event the aggregate cash elections and cash paid for options to purchase shares of Seasons common stock exceeds or is less than $9,900,000. You will be mailed an election form on which you will indicate the form of merger consideration you wish to receive for your Seasons common stock. You should retain this proxy statement/prospectus in connection with making your election to receive cash, Cadence common stock or a combination of cash and Cadence common stock for your shares of Seasons common stock. You will have until October 18, 2006, the election deadline specified in the election form, to make your election. If you do not return a properly completed election form by the election deadline, you will be deemed to have elected to receive Cadence common stock for your Seasons shares. Complete information on the election procedure can be found in the section entitled “The Merger—Election and Exchange Procedures” on page     .

The number of shares to be issued by Cadence as consideration for the Seasons shares is to be adjusted based on the average closing market price of Cadence common stock for the full ten trading days ending on the third full trading day preceding the closing of the merger with certain limitations. At the effective time of the merger, each share of Seasons common stock to be converted into Cadence common stock shall be converted into the right to receive the number of shares of Cadence common stock equal to $18.83 divided by the average closing market price for the full ten trading days ending on the third full trading day preceding the closing of the merger. The merger agreement also provides that the average closing market price of Cadence common stock for the full ten trading days ending on the third full trading day preceding the closing of the merger will be capped and therefore not adjusted below $20.05 or above $27.13. Therefore, the amount of merger consideration in the form of Cadence common stock that you receive you each share of Seasons common stock could be worth more or less than $18.83 per share.

The merger agreement also provides that every outstanding and unexercised option, whether vested or unvested, to receive Seasons common stock shall be deemed to be vested and exercised and shall receive $18.83 less the exercise price.

The aggregate consideration to be paid by Cadence for the merger shall be $22 million, of which, in the aggregate and including the aggregate amount to be paid to holders of options to acquire Seasons common stock, $9,900,000 shall be in the form of cash consideration.

You should note that, in general and subject to certain allocation provisions, if you elect to receive cash, the value of the consideration you will receive is fixed at $18.83 per share of Seasons common stock. However, if you elect to receive Cadence common stock as consideration, or a combination of Cadence common stock and cash, the value of the stock consideration will fluctuate and, on the closing date, may be higher or lower than $18.83 per share of Seasons common stock.

Election of Cash or Stock Consideration (Page     )

After the special meeting of shareholders of Seasons and no later than 15 business days prior to the anticipated completion of the merger, Computershare Trust Company, the exchange agent, will send each Seasons shareholder, who is the owner of record of shares of Seasons common stock three business days prior to the mailing of the election form, an election form that you may use to indicate whether your preference is to receive cash, Cadence common stock or a combination of cash and Cadence common stock. You will have until the election deadline, to return the completed and signed election form, together with the certificates that represent your shares of Seasons common stock. Should you acquire Seasons common stock three business days prior to the mailing of the election form and five business days prior to the election deadline, the exchange agent will provide you with a secondary election form.

Any shareholder of Seasons common stock who makes an election on the election form may at any time, prior to the election deadline, change such shareholder’s election by submitting a revised election form, properly completed and signed, that is received by the exchange agent prior to the election deadline.

Any shareholder of Seasons common stock who fails to properly make an election in accordance with the procedures discussed in this proxy statement/prospectus shall be deemed to have made a stock election.

Your election may be limited by the elections other shareholders of Seasons common stock make so that, in the aggregate and including the aggregate amount to be paid to holders of options to acquire Seasons’ common stock, $9,900,000 shall be in the form of cash consideration. For example, if cash elections and the amount to be paid to holders of options to acquire shares of Seasons common stock exceeds $9,900,000, then Cadence will prorate the number of cash election shares so that the aggregate cash consideration to be paid by Cadence shall not exceed $9,900,000.

No Fractional Shares (Page     )

No fractional shares of Cadence common stock shall be issued in the merger. Instead of fractional shares, each Seasons shareholder holding a fractional share interest (after taking into account all Seasons shares held by such shareholder) will receive an amount of cash based on such fractional share interest multiplied by the average closing price of Cadence common stock over the ten full trading days ending on the third full trading day preceding the closing of the merger.

Federal Income Tax Consequences (Page     )

We expect that, for United States federal income tax purposes, if you are a shareholder of Seasons common stock you generally will not recognize gain or loss with respect to your shares of Seasons common stock if you receive only shares of Cadence common stock in the merger, except with respect to any cash received in lieu of a fractional share interest in Cadence common stock.

If you receive a combination of cash and shares of Cadence common stock in exchange for your shares of Seasons common stock, you will generally recognize gain, but not loss, with respect to the excess of the cash and value of Cadence common stock you receive over your tax basis in your shares of Seasons common stock exchanged, but in any case not in excess of the amount of cash you receive in the merger.

If you receive solely cash in exchange for your shares of Seasons common stock, then you will generally recognize gain or loss in an amount equal to the difference between the amount of cash you receive and the tax basis in your shares of Seasons common stock.

Tax laws are complicated and the tax consequences of the merger may vary depending upon your individual circumstances. We urge you to consult with your tax advisor to understand fully the merger’s tax consequences to you.

The Rights of Cadence Shareholders and Seasons Shareholders are Different (Page     )

Mississippi law and Cadence’s articles of incorporation and bylaws currently govern the rights of Cadence shareholders. Georgia law and Seasons’ articles of incorporation and bylaws currently govern the rights of Seasons shareholders. These rights are not identical. Upon completion of the merger, Seasons shareholders who receive shares of Cadence common stock in the merger shall become shareholders of Cadence and have the same rights as other Cadence shareholders.

Shares of Cadence Common Stock Issued in the Merger to be Listed on the American Stock Exchange (Page     )

The shares of Cadence common stock to be issued in the merger will be listed on the American Stock Exchange under the symbol “NBY.”

Cadence’s Dividend Policy (Page     )

Following completion of the merger, former Seasons shareholders who become Cadence shareholders will receive dividends declared by Cadence. There are no assurances, however, that Cadence will declare any future dividends.

Seasons’ Board of Directors Unanimously Recommends Approval of the Merger (Page     )

Seasons’ board of directors believes that the merger transaction with Cadence is in the best interests of Seasons and its shareholders and unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement. See “Reasons for the Merger—Seasons’ Reasons for the Merger.”

Opinion of Seasons’ Financial Advisor (Page     )

SunTrust Robinson Humphrey has given an opinion dated March 21, 2006 to Seasons’ board of directors that the consideration to be received in the merger was fair, from a financial point of view, to Seasons’ shareholders. This opinion is attached as Appendix C to this proxy statement/prospectus. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by SunTrust Robinson Humphrey. This opinion does not constitute a recommendation to any Seasons shareholder as to how to vote on the merger agreement or as to the form of consideration that a Seasons shareholder should elect.

Management and Operations Following the Merger (Page     )

Under the terms of the merger agreement, Seasons will merge with and into Cadence and Seasons shall cease to exist as a separate entity. Additionally, Seasons’ subsidiary, Seasons Bank, will merge with and into Cadence’s subsidiary, Cadence Bank, with Cadence Bank as the surviving entity. The management and board of directors of Cadence will not change because of the merger.

Conditions to the Merger (Page     )

The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:

•	the approval of the merger by Seasons shareholders;

•	the accuracy of the representations and warranties made in the merger agreement;

•	the performance of obligations by Cadence and Seasons under the merger agreement;

•	the receipt of required governmental approvals (including from banking and federal and state securities regulators) and the expiration or termination of all applicable statutory waiting periods relating to the merger;

•	the absence of any injunction or other order by any court or other governmental entity which would prohibit or prevent the merger; and

•	receipt of tax opinions of Adams and Reese LLP and Powell Goldstein, LLP, counsel to Cadence and Seasons, respectively, based on facts, assumptions and representations set forth in the opinions, to the effect that the merger transaction constitutes a tax-free reorganization under section 368(a) of the Internal Revenue Code.

The Merger Agreement can be Amended or Terminated (Pages      and     )

Cadence and Seasons can mutually agree to terminate the merger agreement at any time prior to completing the merger. In addition, either party acting alone can terminate the merger agreement in certain specified circumstances, including the failure to complete the merger by December 31, 2006, unless the terminating party’s breach is the reason the merger has not been completed.

Termination Fee (Page     )

Seasons has agreed that, under specific circumstances described in the merger agreement, Seasons will pay Cadence a termination fee of $1 million.

Required Regulatory Approvals (Page     )

The merger cannot be completed until required approvals are received from banking regulators. The transactions contemplated in the merger agreement will require regulatory approval from the Board of Governors of the Federal Reserve Bank, the Office of the Comptroller of the Currency, the Georgia Department of Banking and Finance, the American Stock Exchange and the SEC. Although we believe that all regulatory approvals will be received in a timely manner, we cannot be certain when or if such approvals will be obtained.

Seasons’ Shareholders have Dissenter’s Rights (Page    )

Seasons shareholders are entitled to assert certain dissenter’s rights under Georgia law. These dissenter’s rights may give you the opportunity to receive the fair value of your shares of Seasons common stock in cash instead of having each of your shares converted in the merger into the merger consideration of shares of Cadence common stock or $18.83 in cash. In order to perfect your dissenter’s rights, you must strictly follow specific procedures under the Georgia Business Corporation Code. If you do not follow the procedures set forth in the statutory provisions of the Georgia Business Corporation Code, you may lose your dissenter’s rights with respect to the merger. Please refer to pages              through              for more information. You should also read carefully Appendix B to this proxy statement/prospectus, which is a copy of the relevant statutory provisions of Georgia law related to dissenter’s rights.

Accounting Treatment of the Merger by Cadence (Page    )

Cadence will account for the merger as a purchase for financial reporting purposes.

Seasons’ Executive Officers and Board of Directors may have Financial Interests in the Merger that Differ from your Interests (Page    )

Seasons’ executive officers and directors may have economic interests in the merger that are different from, or in addition to, their interests as Seasons shareholders. The Seasons board considered these interests in its decision to approve the merger agreement. For example, some members of the board of directors and some executive officers hold unvested options to acquire shares of Seasons common stock. Pursuant to the terms of the merger agreement, these officers and board members will be entitled to receive in cash the difference between the exercise price and $18.83. Additionally, upon completion of the merger, David K. George, President of Seasons, and Nita Elliot, Chief Financial Officer of Seasons, will have employment agreements with Cadence Bank, a subsidiary of Cadence.

Selected Consolidated Historical Financial Data of Cadence

The following table sets forth certain consolidated financial information of Cadence. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Cadence contained in its annual report on Form 10-K for the year ended December 31, 2005 and in its quarterly report on Form 10-Q for the quarter ended March 31, 2006, which are incorporated by reference in this proxy statement/prospectus. Information as of and for the periods ended March 31, 2006 and 2005 is unaudited, but in the opinion of Cadence’s management, contains all adjustments necessary for a fair statement of Cadence’s financial position and results of operations for such periods in accordance with GAAP. Cadence’s results for the three-month period ended March 31, 2006 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2006.

Cadence’s financial statements for the years presented below were audited by T.E. Lott & Company, independent registered public accounting firm. The amounts for the quarters ended March 31, 2006 and 2005 have not been audited.

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001 (1)
	(In thousands, except per share data)
Income Statement Data
Interest and fees on loans	$15,423	$12,281	$53,035	$43,242	$34,073	$40,022	$51,852
Interest and dividends on securities	5,019	4,889	19,480	18,796	17,242	19,814	17,968
Other interest income	169	140	669	346	262	215	950

Total interest income	20,611	17,310	73,184	62,384	51,577	60,051	70,770

Interest expense	8,869	6,125	27,970	21,186	17,881	22,876	36,001

Net interest income	11,742	11,185	45,214	41,198	33,696	37,175	34,769
Provision for loan losses	401	635	2,128	3,522	2,770	2,790	1,720

Net interest income after provision for loan losses	11,341	10,550	43,086	37,676	30,926	34,385	33,049

Service charges on deposit accounts	1,985	1,870	7,952	8,581	7,774	7,110	5,942
Other income	2,760	2,360	11,983	11,526	12,871	10,936	10,524

Total noninterest income	4,745	5,230	19,935	20,107	20,645	18,046	16,466

Salaries and employee benefits	6,792	5,893	24,934	23,415	19,868	19,827	18,156
Occupancy and equipment expense	1,576	1,613	6,172	5,861	4,657	4,728	4,616
Other expenses	3,266	3,002	13,639	12,451	9,029	8,863	9,344

Total noninterest expenses	11,634	10,508	44,745	41,727	33,554	33,418	32,116

Income before income taxes	4,452	5,272	18,276	16,056	18,017	19,013	17,399
Income taxes	1,202	1,530	4,522	3,757	4,492	4,792	4,261

Net income	$3,250	$3,742	$13,754	$12,299	$13,525	$14,221	$13,138

Per Share Data (1)
Net income—basic	$0.40	$0.46	$1.68	$1.51	$1.65	$1.73	$1.54
Net income—diluted	0.40	0.46	1.68	1.50	1.65	1.73	1.54
Book Value	14.44	14.00	14.31	14.06	13.58	13.57	12.48
Tangible book value	9.63	9.06	9.46	9.08	13.23	13.22	12.13
Dividends	0.25	0.24	0.98	0.96	0.92	0.87	0.82

Balance Sheet Data
Total assets	$1,474,168	$1,387,015	$1,446,117	$1,439,573	$1,093,223	$1,077,456	$1,050,802
Net loans	852,738	791,944	851,332	817,649	582,933	570,296	607,976
Total deposits	1,144,331	1,066,584	1,121,684	1,116,373	815,839	817,447	810,703
Investment securities	451,488	446,039	442,440	465,770	378,935	393,783	340,726
Total shareholders’ equity	118,237	114,277	116,984	114,766	111,102	111,107	102,927
Tangible shareholders’ equity	78,879	74,003	77,330	74,107	108,249	108,254	100,070

(1)	Restated for 4-for-3 stock split in 2002.

	At and for the Quarters Ended March 31,		At and for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share data)
Selected Financial Ratios:
Net interest margin (1)	3.61%	3.51%	3.55%	3.37%	3.42%	3.80%	3.59%
Selected Performance Ratios:
Return on average assets	0.9%	1.1%	1.0%	1.0%	1.3%	1.3%	1.3%
Return on average equity	11.1%	13.7%	11.8%	11.0%	12.2%	13.3%	12.5%
Return on average tangible equity	16.8%	21.8%	18.0%	13.7%	12.5%	13.7%	12.9%
Dividend payout ratio	62.5%	52.2%	58.3%	63.6%	55.8%	50.3%	53.2%
Equity to asset ratio	8.1%	7.7%	8.2%	8.7%	10.4%	10.1%	9.8%
Efficiency ratio (2)	70.6%	64.0%	68.7%	68.1%	61.7%	60.5%	62.7%
Asset Quality Ratios (3):
Ratio of nonperforming assets to total assets	0.44%	0.57%	0.53%	0.62%	0.42%	0.54%	0.67%
Ratio of nonperforming loans to total loans	0.33%	0.66%	0.30%	0.55%	0.55%	0.74%	0.74%
Ratio of allowance for loan losses to nonperforming assets	3.36%	2.07%	3.61%	2.39%	1.91%	1.41%	1.48%
Ratio of allowance for loan losses to total loans	1.10%	1.36%	1.08%	1.32%	1.05%	1.05%	1.10%
Capital Ratios:
Tier 1 leverage ratio (4)	8.6%	8.3%	8.7%	8.2%	13.3%	9.9%	9.7%
Tier 1 risk-based capital	12.5%	12.8%	12.5%	12.2%	21.6%	16.5%	15.0%
Total risk-based capital	13.4%	14.0%	13.4%	13.4%	22.6%	17.4%	16.0%

(1)	Net interest margin is net interest income divided by average earning assets.
(2)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income (excluding taxes and the provision for loan losses).
(3)	Nonperforming loans include loans 90 or more days past due, nonaccrual loans and restructured loans.
(4)	Tier 1 leverage ratio is defined as Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Certain financial information included in Cadence’s selected consolidated financial data are not measures of financial performance recognized by accounting principles generally accepted within the United States, or GAAP. These non-GAAP financial measures are “tangible book value per share,” “tangible shareholders’ equity,” and “return on average tangible equity.” Cadence’s management uses these non-GAAP measures in its analysis of Cadence’s performance.

•	“Tangible book value per share” is defined as total equity reduced by recorded goodwill and other intangible assets divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing the tangible assets of a company. For companies such as ours that have engaged in business combinations, purchase accounting can result in the recording of significant amounts of goodwill related to such transactions.

•	“Tangible shareholders’ equity” is shareholders’ equity less goodwill and other intangible assets.

•	“Return on average tangible equity” is defined as annualized earnings for the period divided by average equity reduced by average goodwill and other intangible assets.

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following reconciliation table provides a more detailed analysis of these non-GAAP performance measures:

	At and for the Quarters Ended March 31,		At and for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Book value per common share	$14.44	$14.00	$14.31	$14.06	$13.58	$13.57	$12.48
Effect of intangible assets per share	$(4.81)	$(4.94)	$(4.85)	$(4.98)	$(0.35)	$(0.35)	$(0.35)
Tangible book value per share	$9.63	$9.06	$9.46	$9.08	$13.23	$13.22	$12.13

Return on average equity	11.1%	13.7%	11.8%	11.0%	12.2%	13.3%	12.5%
Effect of intangible assets	5.7%	8.1%	6.2%	2.7%	0.3%	0.4%	0.4%
Return on average tangible equity	16.8%	21.8%	18.0%	13.7%	12.5%	13.7%	12.9%

Selected Consolidated Financial Information of Seasons

The following table sets forth certain consolidated financial information of Seasons. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Seasons contained in its annual report on Form 10-KSB for the year ended December 31, 2005 and in its quarterly report on Form 10-QSB for the quarter ended March 31, 2006, which financial statements appear elsewhere in this proxy statement/prospectus. Information as of and for the periods ended March 31, 2006 and 2005 is unaudited, but, in the opinion of Seasons’ management, contains all adjustments necessary for a fair statement of Seasons’ financial position and results of operations for such periods in accordance with GAAP. Seasons’ results for the three-month period ended March 31, 2006, are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2006.

Seasons’ financial statements for the years presented ended December 31, 2005 and 2004 were audited by Mauldin & Jenkins, LLC, independent registered public accounting firm. The amounts for the quarters ended March 31, 2006 and 2005 have not been audited.

	Three Months Ended March 31,		For the Years Ended December 31,
	2006	2005	2005	2004
	(In thousands, except per share data)
Statement of Earnings Data
Interest income	$1,481	$820	$4,413	$2,530
Interest expense	626	290	1,767	894

Net interest income before provision for loan losses	855	530	2,646	1,636
Provision for loan losses	110	71	396	303

Net interest income after provision for loan losses	745	459	2,250	1,334
Noninterest income	49	33	154	94
Noninterest expenses	756	582	2,557	1,934

Earnings (loss) before income taxes	38	(90)	(153)	(506)
Income taxes	—	—	—	—

Net earnings (loss)	38	(90)	(153)	(506)
Net earnings (loss) available to common shareholders	38	(90)	(153)	(506)

Per share data:
Earnings per share:
Basic	$0.04	$(0.10)	$(0.17)	$(0.55)

Diluted	$0.04	$(0.10)	(0.17)	(0.55)

Cash dividends declared	—	—	—	—
Book value at end of period	$7.60	$7.08	$7.34	$7.23

Balance Sheet Data
Total assets at end of period	$81,364	$58,523	$75,758	$54,571
Cash and cash equivalents	1,351	699	1,185	1,656
Securities available for sale	6,608	6,475	6,176	6,617
Loans, net	68,972	47,082	63,594	41,757
Deposits	69,279	46,681	63,892	47,780
Other borrowings	3,900	5,200	4,400	—
Stockholders’ equity	7,854	6,471	7,141	6,610
Total loans before allowance for loan losses	69,942	47,677	67,494	42,296
Allowance for loan losses	970	595	900	539
Nonperforming loans	684	4	17	22
Allowance for loan losses as a percentage of period-end total loans	1.38%	1.25%	1.33%	1.27%
Allowance for loan losses as a percentage of nonperforming loans	142%	14,875%	5,294%	2,450%
Total nonperforming loans as a percentage of total loans	.97%	.01%	.03%	.05%
Total nonperforming loans as a percentage of total assets	.84%	.01%	.02%	.04%
Total nonperforming loans and real estate owned as a percentage of total assets	.84%	.01%	.02%	.04%

Selected Consolidated Unaudited Pro Forma Financial Data

The following table presents selected unaudited pro forma condensed combined financial information for Cadence and Seasons after giving effect to Cadence’s recent offering of 2.76 million shares of common stock and the mergers of SunCoast and Seasons as if the transactions had taken place as of the beginning of the earliest period presented, and after giving effect to the pro forma adjustments described in the notes to the unaudited pro forma combined financial statements appearing in this proxy statement/prospectus beginning on page     . The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. See “The Merger—Accounting Treatment” on page     . The information in the following table is based on, and should be read together with, the pro forma information that appears elsewhere in this proxy statement/prospectus and the historical information we have presented in prior filings with the SEC. See “Unaudited Pro Forma Financial Information” on page and “Where You Can Find More Information” on page     . The unaudited pro forma condensed combined financial information is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

CADENCE FINANCIAL CORPORATION

SELECTED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

	Three Months Ended March 31, 2006	Year Ended December 31, 2005
	(In thousands)
Selected Balance Sheet Data:
Total assets	$1,751,043	$1,715,078
Loans	1,050,444	1,039,196
Deposits	1,332,293	1,302,411
Total Securities	468,358	459,173
Total Shareholders’ Equity	199,633	198,380

Selected Income Statement Data:
Total interest income	24,249	84,729
Total interest expense	10,447	32,478

Net interest income	13,802	52,251
Provision for loan losses	589	2,854
Total Other Income	4,824	20,195
Total Other Expenses	13,318	50,369

Income before income taxes	4,719	19,223
Income taxes	1,303	4,881

Net income	$3,416	$14,342

Comparative Per Share Data

The following table shows information, at and for the periods indicated, about Cadence’s and Seasons’ historical net income per share, dividends per share and book value per share. The table also contains pro forma information that reflects the merger of Cadence and Seasons using the purchase method of accounting.

You should read the information in the following table in conjunction with the historical financial information and related notes contained in the annual, quarterly and other reports that Cadence has filed with the SEC. Cadence has incorporated its prior filings into this proxy statement/prospectus by reference. For information on how to obtain the reports Cadence has filed, please refer to the section entitled “Where You Can Find More Information” on page      of this proxy statement/prospectus. You should not rely on the pro forma information as being indicative of the results that Cadence will achieve in the merger.

Preliminary Pro Forma Comparative Per Common Share Data of Cadence and Seasons

	As Of and For the Three Months Ended March 31, 2006	As Of and For the Year Ended December 31, 2005
Cadence
Basic net income per common share:
Historical	$0.40	$1.68
Pro forma (1)	0.28	1.16
Diluted net income per common share:
Historical	0.40	1.68
Pro forma (1)	0.28	1.16
Dividends declared on common stock:
Historical	0.25	0.98
Pro forma (1)	0.25	0.98
Book value per common share:
Historical	14.44	14.31
Pro forma (1)	16.09	16.01
Seasons
Basic net income per common share:
Historical	$0.04	$(0.17)
Equivalent pro forma (2)	0.25	1.03
Diluted net income per common share:
Historical	0.04	(0.17)
Equivalent pro forma (2)	0.25	1.03
Dividends declared on common stock:
Historical	—	—
Equivalent pro forma (2)	0.22	0.87
Book value per common share:
Historical	7.60	7.34
Equivalent pro forma (2)	14.22	14.15

(1)	Assumes 2,760,000 Cadence shares issued in the recent offering for $19.50, 892,000 Cadence shares issued for 55% of the total merger consideration of SunCoast Bancshares, Inc., and 568,000 Cadence shares issued for 55% of the total merger consideration of Seasons. This is calculated using an estimated 1,032,890 shares of Seasons stock outstanding at the effective date of the merger and an estimated average market price of Cadence stock of $21.31.
(2)	Assumes a relative value of Seasons stock to Cadence stock of 88.4%. This is calculated using the merger consideration of $18.83 per share of Seasons stock and an estimated average market price of Cadence stock of $21.31.

Comparative Market Price and Dividend Information

Cadence common stock is traded on the American Stock Exchange under the symbol “NBY.” The following table sets forth, for the indicated periods, the high and low sales prices for Cadence common stock as reported by the American Stock Exchange. There is no established public market for the Seasons common stock and the stock is not quoted on any stock exchange and is not traded over the counter. However, Seasons’ management is aware of isolated trades of Seasons common stock, and the high and low prices of such trades for the indicated periods are set forth in the following table.

Cadence had a total of             shareholders of record as of                     , 2006, while Seasons had a total of              shareholders of record as of that same date. The following table also shows the quarterly cash dividends declared per share of Cadence. Seasons has not declared or paid any cash dividends in the past.

	Seasons Common Stock		Cadence Common Stock
	Price		Price		Dividend Declared
	High	Low	High	Low
2006
First Quarter	$12.00	$12.00	$24.97	$22.89	$0.25
Second Quarter	12.00	12.00	23.33	20.04	0.25

2005
First Quarter	$13.00	$13.00	$26.08	$22.82	$0.24
Second Quarter	16.00	15.00	25.05	23.01	0.24
Third Quarter	15.00	15.00	25.42	23.06	0.25
Fourth Quarter	15.00	12.00	25.73	23.01	0.25

2004
First Quarter	$15.00	$11.00	$27.14	$25.54	$0.24
Second Quarter	14.00	14.00	27.06	23.11	0.24
Third Quarter	15.00	15.00	27.00	23.60	0.24
Fourth Quarter	15.00	15.00	28.60	25.20	0.24

As reported on the American Stock Exchange, the closing price per share of Cadence common stock on                     , 2006 (the last full trading day prior to the date of the merger agreement) was $            . On                     , 2006, the latest practicable date prior to the mailing of this proxy statement/prospectus, the closing price per share of Cadence common stock was $             .

See “The Merger—What You Will Receive” beginning on page      for an illustration of how the implied exchange ratio may change in response to fluctuations in the price of Cadence common stock.

Past price performance is not necessarily indicative of likely future performance. Because market prices of Cadence common stock will fluctuate, you are urged to obtain current market prices for shares of Cadence common stock.

RISK FACTORS

An investment in Cadence common stock in connection with the merger involves certain risks, including, among others, the risks described below and the matters discussed under the section “Cautionary Statement Regarding Forward-Looking Statements” on page     . In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, we urge you to carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

Risks Related to the Merger

Although you will receive fixed value in terms of any cash consideration that you receive in the merger, you will not know the exact amount of the Cadence common stock that you may receive at the time you vote on the merger or at the time you elect to receive cash or stock.

You will not know the amount of Cadence common stock that you will receive in exchange for your shares of Seasons common stock at the time you make your election. Pursuant to the merger agreement, each share of Seasons common stock that is to be converted into Cadence common stock will be converted by the ratio of $18.83 divided by the average closing price of Cadence common stock for the full ten trading days ending on the third full trading day preceding the closing of the merger, subject to certain conditions. We currently expect that the merger will close during the fourth quarter of 2006. You will be required to make your election to receive cash or shares of Cadence common stock by 5:00 p.m., Central time, on October 18, 2006.

You may not receive the form of consideration that you elect for your shares of Cadence common stock.

The merger agreement requires that the aggregate cash consideration to be paid by Cadence as cash consideration to Seasons shareholders, including cash paid to holders of options to purchase shares of Seasons common stock, shall not exceed $9,900,000. In the event there is an over-election of the stock consideration, each Seasons shareholder who elects to receive cash will receive some Cadence common stock in addition to cash consideration. Similarly, if there is an over-election of the cash consideration such that the aggregate amount of cash to be paid by Cadence is less than $9,900,000, each Seasons shareholder who elects to receive stock will receive some cash in addition to stock. Thus, you may not receive exactly the form of consideration that you request and you may receive a combination of cash and shares of Cadence common stock even if you request all cash or all stock, which could result in, among other things, tax consequences that differ from those that would have resulted if you had received the form of consideration that you elected.

If the average market price of Cadence common stock the full ten trading days ending on the third full trading day preceding the closing of the merger is less than $20.05, the value of the stock consideration you receive could be less than $18.83 per share of Seasons common stock that you own.

Pursuant to the terms of the merger agreement, the amount of Cadence common stock you will receive in exchange for your shares of Seasons common stock will be based on the average closing market price of Cadence common stock for the full ten trading days ending on the third full trading day preceding the closing of the merger. However, the merger agreement also provides that the average closing market price of Cadence common stock for the full ten trading days ending on the third full trading day preceding the closing cannot be less than $20.05 or greater than $27.13 per share. Therefore, if the average market closing price of Cadence common stock for the full ten trading days ending on the third full trading day preceding the closing date of the merger is less than $20.05, the consideration received by Seasons shareholders who receive Cadence common stock in exchange for their shares of Seasons common stock would be less than $18.83 per share of Seasons common stock. If, however, the average closing market price of Cadence common stock for the full ten trading days ending on the third full trading day prior to the closing of the merger is greater than $27.13 per share, the consideration received by Seasons shareholders who receive Cadence common stock in exchange for their shares of Seasons common stock would be greater than $18.83 per share.

Additionally, if the average closing market price per share of Cadence common stock for the full ten trading days ending on the third full trading day preceding the closing of the merger is less than $18.87 and certain other market conditions are met, the board of directors of Seasons shall have the right to terminate the merger agreement if Cadence does not adjust the stock consideration to be given to shareholders of Seasons common stock. Seasons cannot predict now whether or not the Seasons board of directors would exercise its right to terminate the merger agreement if the above conditions are met. The merger agreement does not provide for a re-solicitation of Seasons shareholders in the event the above conditions are met and the Seasons board, nevertheless, chooses to complete the merger. Seasons’ board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the above conditions are satisfied. In considering whether to exercise its right to terminate the merger agreement, Seasons’ board would take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel.

You will have less influence as a shareholder of Cadence than as a shareholder of Seasons.

As a Seasons shareholder, you currently have the right to vote in the election of the board of directors of Seasons and on other matters affecting Seasons. The amount of Cadence common stock and/or cash you will receive for your shares of Seasons common stock will result in the transfer of control of Seasons to the shareholders of Cadence. If you receive Cadence common stock for some or all of your shares of Seasons common stock, your percentage ownership of Cadence will be significantly less than your percentage ownership of Seasons. Because of this, you will have less influence on the management and policies of Cadence than you now have on the management and policies of Seasons.

Cadence may fail to realize all of the anticipated benefits of the merger, and integrating our two companies may be more difficult, costly or time-consuming than we expect.

The success of the merger will depend, in part, on Cadence’s ability to realize the anticipated benefits and cost savings from integrating the business of Seasons with the business of Cadence. If Cadence is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected.

Seasons and Cadence have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business, or inconsistencies in standards, controls, procedures and policies that could adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. Integration efforts may, to some extent, also divert management attention and resources. These integration matters could have an adverse effect on our business during the transition period.

The market price of Cadence common stock after the merger may be affected by factors different from those affecting Seasons common stock currently.

The businesses of Cadence and Seasons differ in certain respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Cadence and Seasons. For a discussion of the businesses of Cadence and Seasons and of certain factors to consider in connection with those businesses, see the sections entitled “Information About Cadence” at page      and “Information About Seasons” at page      and the documents that Cadence has filed with the SEC.

The merger must be approved by multiple governmental agencies.

Before the merger may be completed, various approvals or consents must be obtained from the Federal Reserve Board, the Office of the Comptroller of the Currency and various other authorities. These governmental entities, including the Office of the Comptroller of the Currency, may impose conditions on the completion of the merger or require changes to the terms of the merger. Although we do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Cadence following the merger, any of which might have a material adverse effect on Cadence following the merger. Cadence is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on Cadence as the surviving company.

The merger agreement limits Seasons’ ability to pursue alternatives to the merger with Cadence and requires Seasons to pay a termination fee under certain circumstances.

The merger agreement contains “no shop” provisions that, subject to certain exceptions, limit Seasons’ ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Seasons or its subsidiary bank. Additionally, if the merger would fail to occur in certain circumstances that relate to a possible combination of Seasons with another acquiror, Seasons could be obligated to pay Cadence $1 million as a termination fee. See “The Merger—Termination Fee” beginning on page     . These provisions may discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Seasons from considering or proposing an acquisition of Seasons even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Seasons than it might otherwise have proposed to pay.

Certain directors and executive officers of Seasons have financial interests in the merger that are different from, or in addition to, their interests as shareholders.

Executive officers of Seasons negotiated the terms of the merger agreement with their counterparts at Cadence, and Seasons’ board of directors unanimously approved the merger agreement and recommended that Seasons shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Seasons’ directors may have financial interests in the merger that are different from, or in addition to, their interests as shareholders. Please see “The Merger—Interests of Management and Others in the Merger” beginning on page      for information about these financial interests.

Risks Related to Cadence’s Business

Cadence may face risks with respect to future expansion.

From time to time, Cadence engages in additional de novo branch expansion as well as the acquisition of other financial institutions or parts of those institutions, including Cadence’s pending acquisition of Seasons. In addition, on March 16, 2006, Cadence entered into an Agreement and Plan of Merger with SunCoast Bancorp, Inc. (“Suncoast”), a bank holding company incorporated under the laws of the State of Florida and the sole shareholder of SunCoast Bank, a Florida state-chartered bank. Acquisitions and mergers involve a number of risks, including:

•	the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•	inaccuracies in the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution;

•	the time and costs of evaluating new markets, hiring experienced local management and opening new bank locations, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	Cadence’s ability to finance an acquisition and possible dilution to Cadence’s existing shareholders;

•	the diversion of attention of Cadence’s management to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	the incurrence of an impairment of goodwill associated with an acquisition and adverse effects on Cadence’s results of operations;

•	entry into new markets where Cadence lacks experience;

•	the disruption of Cadence’s respective merging businesses or possible inconsistencies in standards, internal controls, procedures and policies; and

•	the risk of loss of key employees and customers.

Cadence may incur substantial costs to expand, and Cadence can give no assurance such expansion will result in the level of profits that it seeks. There can be no assurance that integration efforts for any future mergers or acquisitions will be successful. Also, Cadence intends to issue equity securities, including common stock in connection with its acquisitions of SunCoast and Seasons, which will cause ownership and economic dilution to Cadence’s current shareholders and to Seasons shareholders receiving shares of Cadence in this merger.

Cadence’s business strategy includes the continuation of growth plans, and Cadence’s financial condition and results of operations could be negatively affected if Cadence fails to manage its growth effectively.

Cadence intends to continue to pursue a growth strategy for its business. Cadence’s ability to grow successfully will depend on a variety of factors, including the continued availability of desirable business opportunities, the competitive responses from other financial institutions in its market areas and Cadence’s ability to manage its growth. Cadence’s prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. Cadence may not be able to expand its market presence in its existing markets or enter new markets successfully, and such expansion could adversely affect its results of operations. Failure to manage Cadence’s growth effectively could have a material adverse effect on its business, future prospects, financial condition or results of operations, and could adversely affect Cadence’s ability to successfully implement its business strategy. Also, if Cadence’s growth occurs more slowly than anticipated or declines, its operating results could be materially adversely affected.

Competition in the banking industry is intense and may adversely affect Cadence’s profitability.

Cadence conducts its banking operations in north central Mississippi, the cities of Tuscaloosa and Hoover, Alabama and Memphis, Germantown and Nashville, Tennessee. In Cadence’s primary market areas, it competes with other commercial banks, credit unions, finance companies, brokerage firms, mortgage companies, and insurance companies operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than Cadence and may offer certain services that Cadence does not or cannot provide. Cadence’s profitability depends on its continued ability to compete effectively in its market areas.

Cadence’s success depends on local economic conditions where it operates.

Cadence’s success depends on the general economic conditions of the geographic markets it serves in the states of Mississippi, Alabama, and Tennessee and may depend on the conditions in other markets, including Florida, when the merger with SunCoast is consummated, and Georgia if the merger with Seasons is consummated. The local economic conditions in these areas have a significant impact on Cadence’s commercial, real estate, and construction loans, the ability of borrowers to repay these loans, and the value of the collateral securing these loans. Adverse changes in the economic conditions of the Southeastern United States in general or any one or more of Cadence’s local markets could negatively impact its results of operations and profitability.

The banking industry is heavily regulated and such regulation could limit or restrict Cadence’s activities and adversely affect Cadence’s earnings.

Bank holding companies and banks operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies. Cadence’s compliance with these regulations is costly and restricts certain of its activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. Cadence is also subject to capitalization guidelines established by its regulators, which require it to maintain adequate capital to support its growth.

The laws and regulations applicable to the banking industry could change at any time, and the effects of these changes on Cadence’s business and profitability cannot be predicted. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, Cadence’s cost of compliance could adversely affect its ability to operate profitably.

Changes in monetary policy could adversely affect Cadence’s profitability.

Cadence’s results of operations are impacted by credit policies of monetary authorities, particularly the Federal Reserve. In light of changing conditions in the national economy and in the money markets, particularly the continuing threat of terrorist acts and the current military operations in the Middle East, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Cadence. Furthermore, the actions of the United States and other governments in response to terrorist threats may result in currency fluctuations, exchange controls, market disruption, and other occurrences that could have adverse effects on Cadence’s financial condition and results of operations.

Cadence could suffer loan losses from a decline in credit quality.

Cadence could sustain losses if borrowers, guarantors and related parties fail to perform in accordance with the terms of their loans. Cadence’s underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, may not prevent unexpected losses that could materially adversely affect its results of operations.

If Cadence’s allowance for loan losses is not sufficient to cover actual loan losses, Cadence’s earnings could decrease.

Cadence’s management maintains an allowance for loan losses based upon, among other things, (1) historical experience, (2) an evaluation of local and national economic conditions, (3) regular reviews of delinquencies and loan portfolio quality, (4) current trends regarding the volume and severity of past due and problem loans, (5) the existence and effect of concentrations of credit, and (6) results of regulatory examinations. Based on such factors, management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio, including the creditworthiness of Cadence’s borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of Cadence’s loans. Although Cadence believes that the allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future losses. Future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to nonperforming or performing loans. Material additions to the allowance for loan losses would result in a decrease in Cadence’s net income and capital.

Cadence’s loan customers may not repay their loans according to the terms of these loans, and the collateral securing these loans may be insufficient to assure repayment. Cadence may experience significant loan losses, which could have a material adverse effect on its operating results. Cadence maintains an allowance for loan losses in an attempt to cover any loan losses that may occur. In determining the size of the allowance, we rely on an analysis of Cadence’s loan portfolio based on the factors listed in the preceding paragraph and other pertinent information. As Cadence expands into new markets, its determination of the size of the allowance could be inaccurate due to Cadence’s lack of familiarity with market-specific factors.

If Cadence’s assumptions are wrong, its current allowance may not be sufficient to cover loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in Cadence’s loan portfolio. In addition, federal regulators periodically review Cadence’s allowance for loan losses and may require Cadence to increase its provision for loan losses or recognize future loan charge-offs based on judgments different than those of its management. Material additions to Cadence’s allowance would materially decrease its net income. Cadence’s allowance for loan losses was $9.3 million, or 1.08% of loans, as of December 31, 2005.

Cadence has a concentration of credit exposure in commercial real estate.

At March 31, 2006, Cadence had approximately $348.5 million in loans to borrowers in the commercial real estate industry, representing approximately 40.5% of Cadence’s total loans outstanding as of that date. The real estate consists primarily of office buildings and shopping centers and also includes apartment buildings, owner-operated properties, warehouses and other commercial properties. These types of loans are generally viewed as having more risk of default than residential real estate loans. They are also typically larger than residential real estate loans and consumer loans and depend on cash flows from the property to service the debt. Cash flows may be affected significantly by general economic conditions, and a downturn in the local economy or in occupancy rates in the local economy where the property is located could increase the likelihood of default. Because Cadence’s loan portfolio contains a number of commercial real estate loans with relatively large balances, the deterioration of one or a few of these loans could cause a significant increase in Cadence’s percentage of non-performing loans. An increase in non-performing loans could result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on Cadence’s financial condition and results of operations.

These loans by Cadence have grown 8.6% since December 31, 2004. The banking regulators are giving commercial real estate lending greater scrutiny, and may require banks with higher levels of commercial real estate loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for possible losses and capital levels as a result of commercial real estate lending growth and exposures.

Changes in interest rates could have an adverse effect on Cadence’s income.

The combined company’s profitability depends to a significant extent on its net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Cadence’s net interest income will be adversely affected if market interest rates change such that the interest the combined company pays on deposits and borrowings increases faster than the interest earned on loans and investments. Changes in interest rates could also adversely affect the income of some of the combined company’s non-interest income sources. For example, if mortgage interest rates increase, the demand for residential mortgage loans will likely decrease, having an adverse effect on the combined company’s mortgage loan fee income.

Liquidity needs could adversely affect Cadence’s results of operations and financial condition.

Cadence relies on the dividends from Cadence Bank as its primary source of funds. The primary source of funds of Cadence’s bank subsidiary are customer deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability. Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, returns available to customers on alternative investments and general economic conditions. Accordingly, Cadence may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include Federal Home Loan Bank advances and federal funds lines of credit from correspondent banks. While Cadence believes that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands, particularly if Cadence continues to grow and experience increasing loan demand. Cadence may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should such sources not be adequate.

Cadence’s integration efforts, following any future mergers or acquisitions, may not be successful or Cadence, after giving effect to the acquisition, may not be able to achieve profits comparable to or better than its historical experience.

Both the merger with SunCoast and Cadence’s proposed acquisition of Seasons present integration issues and the success of these acquisitions will depend primarily on Cadence’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. Cadence may not be able to integrate its operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of its respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. If Cadence has difficulties with the integration, it might not achieve the economic benefits it expects to result from the acquisitions and this would adversely affect Cadence’s business and earnings. In addition, Cadence may experience greater than expected costs or difficulties relating to the integration of the business of SunCoast and Seasons, and may not realize expected cost savings from the acquisitions within the expected time frame.

Departures of Cadence’s key personnel may harm its ability to operate successfully.

Cadence’s success has been and continues to be largely dependent upon the services of Lewis F. Mallory, Jr., its Chairman and Chief Executive Officer, and other members of its senior management team. Cadence’s continued success will depend, to a significant extent, on the continued service of these key personnel. The unavailability or the unexpected loss of any of them could have an adverse effect on Cadence’s financial condition and results of operations. Cadence cannot be assured of the continued service of its senior management team with it or Cadence’s ability to find suitable replacements for any members of its management team.

Cadence’s continued pace of growth may require it to raise additional capital in the future, but that capital may not be available when it is needed or may not be available on favorable terms.

Cadence is required by regulatory authorities to maintain adequate levels of capital to support its operations. Cadence may at some point, however, need to raise additional capital to support its growth.

Cadence’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside its control, and on its financial performance. Accordingly, Cadence cannot assure you of its ability to raise additional capital if needed on terms acceptable to it. If Cadence cannot raise additional capital when needed, its ability to further expand its operations through internal growth and acquisitions could be materially impaired.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include information concerning possible or assumed future results of operations of Cadence and its subsidiaries, or the combined businesses of Cadence and Seasons. When used in this proxy statement/prospectus, the words such as “believes,” “expects,” “anticipates” or similar expressions are intended to identify forward-looking statements. Forward-looking statements are also statements that are not statements of historical fact. These forward-looking statements involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

•	regulatory approvals and clearances and other prerequisites or conditions to the merger may not be obtained, or may be received outside of expected time frames;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	revenues may be lower than expected;

•	changes in the interest rate environment may reduce interest margins;

•	general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit;

•	legislative or regulatory changes, including changes in accounting standards, may adversely affect the ability of the combined company to conduct its current and future operations;

•	costs or difficulties related to the integration of the businesses of Cadence and Seasons may be greater than expected;

•	expected cost savings associated with the merger may not be fully realized or realized within the expected time frames;

•	deposit attrition, customer loss, or revenue loss following the merger may be greater than expected;

•	competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than Cadence; and

•	adverse changes may occur in the securities markets or with respect to inflation.

This list is not exhaustive. Forward-looking statements speak only as of the date they are made. Further information on other factors that could affect the financial results of Cadence after the merger is included in this proxy statement/prospectus under “Risk Factors” beginning on page      and in Cadence’s SEC filings incorporated by reference in this document. Cadence and Seasons do not undertake to update forward-looking statements to reflect future circumstances or events. If one or more of these risks or uncertainties occurs or if the underlying assumptions prove incorrect, actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statement.

SEASONS SPECIAL SHAREHOLDERS’ MEETING

Date, Time and Place

The Seasons special shareholders’ meeting will be held at Seasons’ main office located at 336 Blue Ridge Street, Blairsville, Georgia at 10:00 a.m., local time, on                     , 2006.

Matters to be Considered at the Meeting

At the special meeting, holders of Seasons stock will be asked to consider and vote upon the approval and adoption of the merger agreement between Cadence and Seasons, dated as of March 21, 2006. Seasons shareholders may also consider such other matters as may properly be brought before the special meeting and may be asked to vote on a proposal to adjourn or postpone the special meeting, which could be used to allow more time for soliciting additional votes to approve and adopt the merger agreement.

Seasons’ board of directors unanimously has approved the merger agreement and recommends a vote “for” approval and adoption of the merger agreement.

Record Date; Shares Outstanding; Quorum

Only shareholders of record of Seasons common stock at the close of business on                     , 2006 will be entitled to notice of, and to vote at, the special meeting. On                     , 2006, Seasons had outstanding 1,032,890 shares of Seasons common stock. There is no other class of Seasons common stock outstanding. Each share of Seasons common stock entitles the holder to one vote. The presence at the Seasons special meeting, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum. There must be a quorum present in order for the vote on the merger agreement to occur.

Vote Required

The approval and adoption of the merger agreement will require the affirmative vote of at least a majority of the outstanding shares of Seasons (i.e., at least 516,446 shares). Approval of the adjournment of the special meeting requires the affirmative vote of a majority of the shares represented at the special meeting, whether or not a quorum is present.

Voting of Proxies

All executed proxies received at or prior to the special meeting will be voted at the meeting in the manner specified, unless the proxy is revoked prior to the vote. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval and adoption of the merger agreement.

Seasons does not expect that any other matter will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

If a quorum is not obtained, the special meeting may be adjourned for the purpose of obtaining additional proxies. At any reconvening of the meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the meeting (except for any proxies which have been revoked or withdrawn).

Effect of Abstentions and Broker Non-Votes

You may abstain from voting on the approval and adoption of the merger agreement. Abstentions will be considered shares present and entitled to vote at the special meeting but will not be counted as votes cast at the meeting. Broker non-votes with respect to the merger agreement also will not be counted as votes cast at the meeting.

Because the approval and adoption of the merger agreement requires the affirmative vote of at least a majority of all shares entitled to vote at the special meeting, abstentions by Seasons shareholders and broker non-votes will have the same effect as votes against the merger agreement. Accordingly, you are urged to complete, date and sign the accompanying form of proxy card and return it promptly in the enclosed postage-paid envelope.

Revocability of Proxies

The grant of a proxy on the enclosed Seasons form does not preclude you from voting in person or otherwise revoking a proxy. You may revoke a proxy at any time prior to its exercise by:

•	filing with the secretary of Seasons a duly executed revocation of proxy;

•	submitting a duly executed proxy bearing a later date; or

•	appearing at the special meeting and voting in person at the meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:             .

Solicitation of Proxies

Seasons will bear the cost of the solicitation of proxies from its shareholders, and Cadence and Seasons will each bear one-half of the costs associated with printing and mailing of this proxy statement/prospectus. Seasons has agreed to bear the expense of any proxy solicitor engaged by Seasons at Cadence’s request. In addition to solicitation by mail, the directors, officers and employees of Seasons may solicit proxies from Seasons shareholders by telephone or telegram or in person without compensation other than reimbursements of their actual and reasonable expenses. Seasons will reimburse any custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding proxy solicitation material to beneficial owners of the stock they hold.

You should not send stock certificates with your proxy cards. As described below under the section entitled “The Merger—Election and Exchange Procedures” at page                     , you will be sent under separate cover subsequent to the special meeting materials for exchanging your shares of Seasons.

INFORMATION ABOUT CADENCE

Cadence is a financial holding company, organized under the laws of the State of Mississippi. Last year, Cadence renamed its bank Cadence Bank, N.A. Effective as of June 28, 2006, Cadence changed its name from NBC Capital Corporation to Cadence Financial Corporation. The purpose of the change was to align Cadence’s corporate name with that of Cadence Bank and further leverage the brand being created in Cadence’s markets. The new Cadence brand is part of an overall marketing and business strategy that Cadence expects to create both operational and marketing efficiencies.

Cadence is engaged in the general banking business and activities closely related to banking, as authorized by the banking laws and regulations of the United States. Cadence’s primary activities are conducted through its wholly owned subsidiary, Cadence Bank. Cadence Bank provides a complete line of wholesale and retail financial services, including mortgage loans and trusts. Additionally, Cadence Bank has three wholly owned subsidiaries: Galloway- Chandler-McKinney Insurance Agency, Inc., NBC Service Corporation and NBC Insurance Services of Alabama, Inc. NBC Service Corporation also has a wholly owned subsidiary, Commerce National Insurance Company.

Cadence’s net income is dependent primarily on its net interest income, which is the difference between the interest income earned on loans, investment assets and other interest-earning assets and the interest paid on deposits and other interest-bearing liabilities. To a lesser extent, Cadence’s net income also is affected by its noninterest income derived from service charges, commissions and fees, as well as the amount of its noninterest expenses such as salaries and employee benefits.

Cadence’s assets consist primarily of its investment in Cadence Bank and liquid investments. At March 31, 2006, Cadence’s consolidated total assets were approximately $1.47 billion, its total loans were approximately $862.2 million, its total deposits were approximately $1.14 billion and its total shareholders’ equity was approximately $118.2 million.

Cadence’s principal executive offices are located at 301 East Main Street, Starkville, Mississippi 39759 and its telephone number at that address is (662) 343-1341.

Cadence Bank is the largest commercial bank domiciled in the north central area of Mississippi known as the Golden Triangle, which is comprised of the cities of Starkville, Columbus and West Point. Cadence Bank’s customer base is well diversified and consists of business, industry, agriculture, government, education and individual accounts. In Mississippi, Cadence Bank serves the communities of Aberdeen, Amory, Brooksville, Columbus, Hamilton, Maben, New Hope, Philadelphia, West Point and Starkville through a total of 20 banking facilities and an operations/administration center. This area extends into six Mississippi counties with a radius of approximately 65 miles from the home office in Starkville. More recently, Cadence Bank has expanded into other markets outside of its well-established markets in the State of Mississippi. Cadence serves the Tuscaloosa and Hoover, Alabama areas with six banking facilities, and the Memphis, Germantown and Nashville, Tennessee areas with four banking facilities and an operations/data center.

The following chart reflects on a percentage basis the distribution of total assets, loans, deposits and bank facilities in the states in which Cadence conducts its business as of March 31, 2006:

State	Assets	Loans	Deposits	Bank Facilities
Alabama	10%	15%	13%	20%
Mississippi	70	51	68	67
Tennessee	20	34	19	13

Total	100%	100%	100%	100%

Recent Developments

Cadence Bank has made several recent commitments to expand its market area outside of its traditional Mississippi markets. In March of 2006, Cadence Bank opened a de novo branch in the Nashville-Davidson-Murfreesboro, Tennessee MSA. This bank facility is located in the Cool Springs area of Williamson County, just south of Nashville. This is in keeping with Cadence’s strategy of continuing to expand its franchise into markets growing faster than its traditional markets.

On March 16, 2006, Cadence entered into an Agreement and Plan of Merger with SunCoast Bancorp, Inc., a bank holding company incorporated under the laws of the State of Florida and the sole shareholder of SunCoast Bank, a Florida state-chartered bank. SunCoast Bank currently operates three bank facilities in Sarasota, Florida. As of March 31, 2006, SunCoast Bank had approximately $118.7 million in deposits and approximately $118.4 million in loans. Pursuant to the terms of the merger, SunCoast will be merged into Cadence and SunCoast Bank will be merged into Cadence Bank. SunCoast’s shareholders will receive approximately $34.8 million with 55.0% of the consideration in the form of Cadence common stock and the remainder in cash. Option holders will receive the difference between the cash election price and the option price of their options, or an aggregate of approximately $1.0 million. SunCoast’s shareholders approved the Agreement and Plan of Merger at a special meeting held on July 11, 2006. The consummation of this transaction is subject to various closing conditions. The merger is expected to close on August 17, 2006.

Cadence closed on a public offering of 2,400,000 shares of its common stock on May 9, 2006, and an additional 360,000 shares subject to the underwriters’ over-allotment option on May 12, 2006. The shares of common stock were offered to the public at a price of $19.50 per share.

Effective as of June 28, 2006, Cadence changed its name from NBC Capital Corporation to Cadence Financial Corporation.

Cadence and its subsidiaries are subject to state and federal banking laws and regulations that impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of operations. As such, Cadence and its subsidiaries are regulated by various federal and state regulatory authorities and are subject to certain reporting requirements and examinations by those authorities.

For more information on Cadence, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page     .

INFORMATION ABOUT SEASONS BANCSHARES, INC.

Seasons Bancshares is a Georgia corporation that was incorporated on October 1, 2001 to organize and serve as the holding company for Seasons Bank, a state-chartered bank organized under Georgia law. Seasons Bank is a full-service commercial bank dedicated to providing superior customer service to the individuals and businesses in Seasons’ community. Seasons believes that local ownership and control allows Seasons Bank to serve customers more efficiently and will aid its growth and success. Seasons Bank emphasizes real estate lending to take advantage of the population growth of Union County and aggressively markets to small- to medium-sized businesses, professional concerns, and individual consumers who are currently underserved.

Business

General. Seasons Bank focuses on community involvement and personal service while providing customers with the financial sophistication and products typically offered by a larger bank. Seasons Bank’s lending services emphasize real estate related loans and include consumer loans and commercial loans to small- to medium-sized businesses and professional concerns. Seasons Bank offers a broad array of deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. Seasons Bank also provides additional services including ATM cards, debit cards, travelers’ checks, direct deposit, automatic transfers, and Internet banking with on-line bill payment. Seasons Bank offers its services through a variety of delivery systems including automated teller machines and telephone banking.

Philosophy and Strategy. Seasons Bank operates as a full-service community bank, offering sophisticated financial products while emphasizing prompt, personalized customer service. Seasons believes that this philosophy, encompassing the service aspects of community banking, distinguishes Seasons Bank from its competitors.

To carry out Seasons’ philosophy, Seasons’ business strategy involves the following:

•	capitalizing on Seasons directors’ and officers’ diverse community involvement, professional expertise, and personal and business contacts within its primary service area.

•	hiring and retaining highly experienced and qualified banking personnel, preferably with established customer relationships.

•	providing individualized attention with consistent, local decision-making authority.

•	utilizing technology and strategic outsourcing to provide a broad array of convenient products and services.

•	attracting an initial customer base by offering competitive interest rates on Seasons Bank’s deposit accounts.

•	positioning Seasons’ main office in a highly visible location near major traffic arteries.

•	implementing an aggressive marketing program.

Primary Service Area. Seasons Bank’s primary service area is Union County, Georgia. Seasons Bank draws most of its customer deposits and conduct most of its lending transactions from and within its primary service area. Seasons also draws additional business from counties contiguous to Union County: Towns County and Fannin County in Georgia and Clay County in North Carolina. In addition, Seasons established a branch office in Fannin County during the first quarter of 2005.

Seasons’ primary service area represents a diverse market with a growing population and economy. Rich in Georgian history and home to some of Georgia’s most beautiful mountain scenery, Union County has long enjoyed the status of a recreation haven for metro Atlantans. Blairsville, the county seat and its only incorporated community, has enjoyed significant and sustained population growth for more than a decade. This population growth has attracted many businesses to the area and led to growth in the local service economy, and Seasons expects this trend to continue.

Lending Policy. Seasons places primary emphasis on real estate related loans in order to take advantage of the population growth in Seasons’ service area. Seasons also offers a full range of lending products, including commercial loans to small- to medium-sized businesses and professional concerns, and consumer loans to individuals. Seasons competes for these loans with competitors who are well established and have greater resources and lending limits.

As of March 31, 2006, Seasons Bank’s loan portfolio was comprised of the following:

Loan Category	Ratio
Real estate related loans		88.4%
Commercial real estate	46.9%
Construction and development	26.5%
Residential real estate	26.6%
Commercial loans		7.7%
Consumer loans		3.9%

Based on Seasons executive officers’ past lending experience, Seasons believes that, when properly managed and monitored, none of these categories represent a significantly higher risk than the other.

Lending Limits. Seasons Bank’s lending activities are subject to a variety of lending limits. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower’s relationship to the bank. In general, however, Seasons Bank is able to loan any one borrower a maximum amount equal to either:

•	15% of Seasons Bank’s capital and surplus; or

•	25% of its capital and surplus if the entire amount of the loan is fully secured by good collateral or other ample security.

These legal limits will increase or decrease as Seasons Bank’s capital increases or decreases as a result of its earnings or losses, among other reasons. Based on either internal lending limits or legal lending limits, Seasons will need to sell participations in loans to other financial institutions in order to meet all of the lending needs of customers requiring extensions of credit above these limits.

Credit Risks. The principal economic risk associated with each category of loans that Seasons Bank makes is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower’s ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower’s customers, suppliers and employees.

The well-established financial institutions in Seasons’ market make proportionately more loans to medium- to large-sized businesses than Seasons Bank makes. Many of Seasons Bank’s commercial loans are made to small- to medium-sized businesses that are less able to withstand competitive, economic and financial pressures than larger borrowers.

Real Estate Loans. Seasons Bank makes commercial real estate loans, construction and development loans, and residential real estate loans. These loans include commercial loans where Seasons Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but exclude home equity loans, which are classified as consumer loans.

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Commercial Real Estate. Commercial real estate loan terms generally are limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically are not fixed for a period exceeding 36 months. Seasons Bank generally charges an origination fee of one percent. Seasons attempts to reduce credit risk on Seasons commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service equals 120% of the debt service requirement. In addition, Seasons Bank generally requires personal guarantees from the principal owners of the property supported by a review by Seasons Bank’s management of the principal owners’ personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. Seasons Bank limits its risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.

•	Construction and Development Loans. Seasons makes construction and development loans both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of six to twelve months and interest is paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed 75%. Speculative loans are based on the borrower’s financial strength and cash flow position. Loan proceeds are disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

•	Residential Real Estate. Seasons Bank’s residential real estate loans consist of residential second mortgage loans, residential construction loans and traditional mortgage lending for one to four family residences. Seasons originates and maintains fixed and variable rate mortgages with long-term maturity and balloon payments not exceeding 20 years. The amortization of second mortgages generally does not exceed 15 years, and the rates will generally not be fixed for over 60 months. All loans are made in accordance with Seasons Bank’s appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 85%. Seasons expects that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

Commercial Loans. Loans for commercial purposes in various lines of businesses are components of Seasons Bank’s loan portfolio. The terms of these loans vary by purpose and by type of underlying collateral, if any. Seasons Bank typically makes equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally are secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral is generally 80% or less. Loans to support working capital typically have terms not exceeding one year and are usually secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal is typically repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal is typically due at maturity. The quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness.

Consumer Loans. Seasons Bank makes a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and home equity lines of credit. Consumer loan repayments depend upon the borrower’s financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loan should be amortized over the useful life of the asset. To minimize the risk that the borrower cannot afford the monthly payments, all fixed monthly obligations should not exceed 40% of the borrower’s gross monthly income. The borrower should also be continuously employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower’s past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. Seasons’ principal competitors for consumer loans are the established banks in Seasons Bank’s market.

Investments. In addition to loans, Seasons Bank makes other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments exceeds any applicable limitation imposed by law or regulation. The Asset/Liability Committee reviews the investment portfolio on an ongoing basis in order to ensure that the investments conform to Seasons Bank’s policy as set by the board of directors.

Asset and Liability Management. The Asset/Liability Committee manages Seasons Bank’s assets and liabilities and strives to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee conducts these management functions within the framework of written loan and investment policies of Seasons Bank. The committee attempts to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it charts assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempts to manage any gaps in maturity ranges.

Deposit Services. Seasons Bank seeks to establish a broad base of core deposits, including savings accounts, checking accounts, money market accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, Seasons Bank employs an aggressive marketing plan in its overall service area and features a broad product line and competitive rates and services. The primary sources of deposits are residents of, and businesses and their employees located in, Seasons Bank’s primary service area. Seasons Bank obtains these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media.

Other Banking Services. Other banking services now operational include travelers checks, direct deposits, night depository, ATM cards, debit cards, on-line banking services, on-line bill payment, limited cash management services, courier services and TT&L Depository. Seasons Bank is associated with STAR and CIRRUS so Seasons Bank’s customers are able to use ATMs throughout Georgia and other regions. Seasons does not charge its customers for the use of these automated teller machines. However, other financial institutions may charge its customers for the use of their automated teller machines.

Employees. Seasons Bank has 25 full-time equivalent employees. Seasons does not have any employees who are not also employees of Seasons Bank.

Supervision & Regulation

Both Seasons and Seasons Bank are subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of their operations. These laws generally are intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that applies to Seasons.

Seasons Bancshares, Inc.

Because it owns all of the capital stock of Seasons Bank, Seasons Bancshares is a bank holding company under the federal Bank Holding Company Act of 1956 (the “BHCA”). As a result, Seasons is primarily subject to the supervision, examination and reporting requirements of the BHCA and the regulations of the Board of

Governors of the Federal Reserve System (the “Federal Reserve”). As a bank holding company located in Georgia, the GDBF also regulates and monitors all significant aspects of Seasons’ operations.

Acquisitions of Banks. The BHCA requires every bank holding company to obtain the Federal Reserve’s prior approval before:

•	acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank’s voting shares;

•	acquiring all or substantially all of the assets of any bank; or

•	merging or consolidating with any other bank holding company.

Additionally, the BHCA provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or, substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below.

Under the BHCA, if Seasons is adequately capitalized and adequately managed, Seasons may purchase a bank located outside of Georgia. However, the laws of the other state may impose restrictions on the acquisition of a bank that has only been in existence for a limited amount of time or that would result in specified concentrations of deposits. For example, Georgia law prohibits a bank holding company from acquiring control of a bank until the target bank has been incorporated for more than three years. Because Seasons Bank has been chartered for more than three years, this restriction would not limit Seasons’ ability to sell.

Change in Bank Control. Subject to various exceptions, the BHCA and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•	the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934; or

•	no other person owns a greater percentage of that class of voting securities immediately after the transaction.

The regulations provide a procedure for challenging any rebuttable presumption of control.

Permitted Activities. A bank holding company is generally permitted under the BHCA to engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in, the following activities:

•	banking or managing or controlling banks; and

•	any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•	factoring accounts receivable;

•	making, acquiring, brokering or servicing loans and usual related activities;

•	leasing personal or real property;

•	operating a non-bank depository institution, such as a savings association;

•	trust company functions;

•	financial and investment advisory activities;

•	conducting discount securities brokerage activities;

•	underwriting and dealing in government obligations and money market instruments;

•	providing specified management consulting and counseling activities;

•	performing selected data processing services and support services;

•	acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•	performing selected insurance underwriting activities.

The Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of it or any of its bank subsidiaries.

In addition to the permissible bank holding company activities listed above, a bank holding company may qualify and elect to become a financial holding company under the Gramm-Leach-Bliley Financial Services Modernization Act of 1999. A financial holding company may engage in additional activities that are financial in nature or incidental or complementary to financial activity. The BHCA expressly lists the following activities as financial in nature:

•	lending, trust and other banking activities;

•	insuring, guaranteeing, or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes, in any state;

•	providing financial, investment, or advisory services;

•	issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

•	underwriting, dealing in or making a market in securities;

•	other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

•	foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

•	merchant banking through securities or insurance affiliates; and

•	insurance company portfolio investments.

To qualify to become a financial holding company, Seasons Bank and any other depository institution subsidiary of Seasons Bancshares is required to be well capitalized and well managed and have a Community Reinvestment Act rating of at least “satisfactory.” Additionally, Seasons would be required to file an election with the Federal Reserve to become a financial holding company and provide the Federal Reserve with 30 days’ written notice prior to engaging in a permitted financial activity. While Seasons meets the qualification standards applicable to financial holding companies, Seasons has not elected to become a financial holding company at this time.

Support of Subsidiary Institution. Under Federal Reserve policy, Seasons is expected to act as a source of financial strength for Seasons Bank and to commit resources to support Seasons Bank. This support may be required at times when, without this Federal Reserve policy, Seasons might not be inclined to provide it. In addition, any capital loans made by Seasons to Seasons Bank will be repaid only after its deposits and various other obligations are repaid in full. In the unlikely event of bankruptcy, any commitment by Seasons to a federal bank regulatory agency to maintain the capital of Seasons Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Seasons Bank

Seasons Bank is subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of Seasons’ operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that applies to Seasons Bank.

Because Seasons Bank is a commercial bank chartered under the laws of the State of Georgia, it is primarily subject to the supervision, examination and reporting requirements of the FDIC and the GDBF. The FDIC and the GDBF regularly examine Seasons Bank’s operations and have the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. Both regulatory agencies have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, Seasons Bank’s deposits are insured by the FDIC to the maximum extent provided by law. Seasons Bank is also subject to numerous state and federal statutes and regulations that affect its business, activities and operations.

Branching. Under current Georgia law, Seasons Bank may open branch offices throughout Georgia with the prior approval of the GDBF. In addition, with prior regulatory approval, Seasons Bank may acquire branches of existing banks located in Georgia. Seasons Bank and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the target states’ laws. Georgia law, with limited exceptions, currently permits branching across state lines through interstate merger.

Under the Federal Deposit Insurance Act, states may “opt-in” and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Georgia has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Georgia may branch into Georgia. This provides a limited barrier of entry into the Georgia banking market, which protects us from an important segment of potential competition. However, because Georgia has elected not to opt-in, Seasons’ ability to establish a new start-up branch in another state is limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if its home state has also elected to opt-in. Consequently, until Georgia changes its election, the only way Seasons will be able to branch into states that have elected to opt-in on a reciprocal basis will be through interstate merger.

Prompt Corrective Action. The Federal Deposit Insurance Corporation Improvement Act of 1991 (the “FDIC Improvement Act”) established a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) in which all institutions are placed. The federal banking agencies have specified by regulation the relevant capital level for each category. Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized.

An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal regulator. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary’s assets at the time it became undercapitalized or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

FDIC Insurance Assessments. The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized, (2) adequately capitalized, or (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the “undercapitalized” category including institutions that are undercapitalized, significantly undercapitalized and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution’s primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution’s capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. This assessment rate is adjusted quarterly and is set at 1.26 cents per $100 of deposits for the third quarter of 2006.

The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve or the FDIC shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low- and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on Seasons Bank. Additionally, Seasons must publicly disclose the terms of various Community Reinvestment Act-related agreements.

Other Regulations. Interest and other charges collected or contracted for by Seasons Bank are subject to state usury laws and federal laws concerning interest rates. For example, under the Servicemembers Civil Relief Act, which amended the Soldiers’ and Sailors’ Civil Relief Act of 1940, a lender is generally prohibited from charging an annual interest rate in excess of 6% on any obligation of a borrower who is on active duty with the United States military.

Seasons Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as:

•	the Federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	the Fair Credit Reporting Act of 1978, as amended by the Fair and Accurate Credit Transactions Act, governing the use and provision of information to credit reporting agencies, certain identify theft protections, and certain credit and other disclosures;

•	the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of Seasons Bank are subject to:

•	the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•	the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Capital Adequacy

Seasons Bancshares and Seasons Bank are required to comply with the capital adequacy standards established by the Federal Reserve, in the case of Seasons Bancshares, and the FDIC, in the case of Seasons Bank. The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies. Because Seasons Bancshares’ consolidated total assets are less than $150 million, under the Federal Reserve’s capital guidelines, Seasons Bank’s capital adequacy is measured on a bank-only basis, as opposed to a consolidated basis. Seasons Bank is also subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components: Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated depository institution subsidiaries, noncumulative perpetual preferred stock in consolidated non-depository subsidiaries and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, other preferred stock and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital. At December 31, 2005, Seasons Bank’s ratio of total capital to risk-weighted assets was 11.96% and its ratio of Tier 1 Capital to risk-weighted assets was 10.58%.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve’s risk-based capital measure for market risk. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%. At December 31, 2005, Seasons Bank’s leverage ratio was 9.12%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities.

Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits and certain other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements.

Payment of Dividends

Seasons is a legal entity separate and distinct from Seasons Bank. The principal sources of Seasons’ cash flow, including cash flow to pay dividends to its shareholders, are dividends that Seasons Bank pays to Seasons as its sole shareholder. Statutory and regulatory limitations apply to Seasons Bank’s payment of dividends to Seasons as well as to Seasons’ payment of dividends to its shareholders.

A federal banking regulator may require, after notice and a hearing, that Seasons Bank stop or refrain from engaging in any practice it considers unsafe or unsound. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the FDIC Improvement Act, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See “Seasons Bank—Prompt Corrective Action” on page     .

The GDBF also regulates Seasons Bank’s dividend payments and must approve dividend payments that would exceed 50% of Seasons Bank’s net income for the prior year. Seasons Bank’s payment of dividends may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

At December 31, 2005, Seasons Bank could not pay cash dividends without prior regulatory approval.

Restrictions on Transactions with Affiliates

Seasons and Seasons Bank are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

•	a bank’s loans or extensions of credit to affiliates;

•	a bank’s investment in affiliates;

•	assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

•	loans or extensions of credit made by a bank to third parties collateralized by the securities or obligations of affiliates; and

•	a bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.

The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Seasons Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

Seasons and Seasons Bank are also subject to the provisions of Section 23B of the Federal Reserve Act, which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Seasons Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

Privacy

Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.

Anti-Terrorism and Money Laundering Legislation

Seasons Bank is subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), as it amended the Bank Secrecy Act and the rules and regulations of the Office of Foreign Assets Control (the “OFAC”). These statutes and related rules and regulations impose requirements and limitations on specific financial transactions and account relationships, intended to guard against money laundering and terrorism financing. Seasons Bank has established a customer identification program pursuant to Section 326 of the USA PATRIOT Act and the Bank Secrecy Act, and otherwise has implemented policies and procedures to comply with the foregoing rules.

Federal Deposit Insurance Reform

On February 8, 2006, President Bush signed the Federal Deposit Insurance Reform Act of 2005 (“FDIRA”). The FDIC must adopt rules implementing the various provisions of FDIRA by November 5, 2006.

Among other things, FDIRA changes the Federal deposit insurance system by:

•	raising the coverage level for retirement accounts to $250,000;

•	indexing deposit insurance coverage levels for inflation beginning in 2012;

•	prohibiting undercapitalized financial institutions from accepting employee benefit plan deposits;

•	merging the Bank Insurance Fund and Savings Association Insurance Fund into a new Deposit Insurance Fund (“DIF”); and

•	providing credits to financial institutions that capitalized the FDIC prior to 1996 to offset future assessment premiums.

FDIRA also authorizes the FDIC to revise the current risk-based assessment system, subject to notice and comment, and caps the amount of the DIF at 1.50% of domestic deposits. The FDIC must issue cash dividends, awarded on a historical basis, for the amount of the DIF over the 1.50% ratio. Additionally, if the DIF exceeds 1.35% of domestic deposits at year-end, the FDIC must issue cash dividends, awarded on a historical basis, for half of the amount of the excess.

Proposed Legislation and Regulatory Action

New regulations and statutes are regularly proposed that contain wide-ranging potential changes to the structures, regulations and competitive relationships of financial institutions operating and doing business in the United States. Seasons cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which Seasons’ business may be affected by any new regulation or statute.

Effect of Governmental Monetary Policies

Seasons’ earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve has, and is likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The Federal Reserve affects the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks, and its influence over reserve requirements to which member banks are subject. Seasons cannot predict the nature or impact of future changes in monetary and fiscal policies.

Description of Property

Seasons Bank’s main office is located at 336 Blue Ridge Street in Blairsville, Georgia. Located next to the public library on Blue Ridge Street, a major road in Blairsville with good access from U.S. 19 and U.S. 76, this site is well suited for Seasons Bank to serve its market. Construction of Seasons Bank’s permanent facility was completed in December 2003. The permanent facility is a two-story, rock veneer building with 12,250 square feet. It features traditional bank architecture and includes three drive-up windows and an automated teller machine.

Seasons Bank’s Blue Ridge office is located at 2517 Appalachian Highway in Blue Ridge, Georgia. Located on Highway 515, a major road in Blue Ridge, this site is well suited for Seasons Bank to serve its market. The branch is currently utilizing a mobile unit and plans to construct a permanent facility in the fourth quarter of 2006.

Legal Proceedings

There are no material pending legal proceedings to which Seasons or Seasons Bank is a party or of which any of its properties are subject, nor are there material proceedings known to Seasons to be contemplated by any governmental authority. Additionally, Seasons is unaware of any material proceedings, pending or contemplated, in which any existing or proposed director, officer or affiliate, or any principal security holder of Seasons or any associate of any of the foregoing, is a party or has an interest adverse to Seasons.

Market for Common Equity, Related Shareholder Matters and Small Business Purchases of Equity Securities

Seasons closed a secondary offering of securities on February 17, 2006. All sales of securities by Seasons in 2005 and 2006 were registered under the Securities Act. There is currently no established market for Seasons’ common stock, and an active trading market is not likely to develop. Seasons does not have any plans to list its common stock on any stock exchange or on the over-the-counter market. As a result, investors who need or wish to dispose of all or any part of their common stock may be unable to do so except in private, directly negotiated sales.

On March 17, 2006, Seasons had approximately 881 shareholders of record who owned an aggregate of 1,032,890 shares.

Seasons has paid no dividends on its common stock since its organization. The principal source of Seasons’ cash flow, including cash flow to pay dividends to its shareholders, is dividends that Seasons Bank pays to Seasons as its sole shareholder. Statutory and regulatory limitations apply to Seasons Bank’s payment of dividends to Seasons, as well as to Seasons’ payment of dividends to its shareholders. For a complete discussion of restrictions on dividends, see “Information About Seasons—Supervision and Regulation—Payment of Dividends.”

Management’s Discussion and Analysis

Critical Accounting Policies

Seasons has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of Seasons’ financial statements. Seasons significant accounting policies are described in the footnotes to the financial statements at December 31, 2005 as filed in Seasons’ annual report on Form 10-KSB and attached to this proxy statement/prospectus. Certain accounting policies involve significant judgments and assumptions by Seasons which have a material impact on the carrying value of certain assets and liabilities. Seasons considers these accounting policies to be critical accounting policies. The judgments and assumptions Seasons uses are based on historical experience and other factors, which Seasons believes to be reasonable under the circumstances. Because of the nature of the judgments and assumptions Seasons makes, actual results could differ from these judgments and estimates which could have a material impact on Seasons’ carrying values of assets and liabilities and Seasons’ results of operations.

Seasons believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of Seasons’ consolidated financial statements. Refer to the portion of this discussion that addresses Seasons’ allowance for loan losses for a description of Seasons’ processes and methodology for determining Seasons’ allowance for loan losses.

Liquidity and Capital Resources

Liquidity management involves the ability to match the cash flow requirements of Seasons’ customers. This matching is accomplished by monitoring and managing the balances and maturities of Seasons’ loans and deposits so that Seasons’ cash in vault, cash held in correspondent bank accounts, and federal funds sold are sufficient to meet anticipated demand for immediate funds.

Both Seasons and its regulatory authorities monitor the liquidity of Seasons Bank on a periodic basis. Seasons believes the liquidity of Seasons Bank as of March 31, 2006 is adequate to support the cash flow requirements of its customers. Seasons will continue to monitor and make adjustments as deemed necessary.

Seasons’ primary sources of liquidity are customer deposits, other borrowings, loan repayments and securities available for sale. If additional funding sources are needed, Seasons has access to federal fund lines at correspondent banks of $4.5 million. Additionally, Seasons Bank is a member of the Federal Home Loan Bank of Atlanta, which provides access to FHLB lending sources. Lines of credit with the FHLB totaling $5.2 million were available on March 31, 2006, of which $3.9 million was outstanding.

Requirements by banking regulators include the monitoring of risk-based capital guidelines for banks that are designed to make capital requirements more sensitive to differences in risk profiles and account for off balance sheet items. Seasons exceeded the regulatory minimums on capital requirements and ratios as of March 31, 2006. Seasons’ shareholders’ equity increased during the first quarter of 2006 primarily due to proceeds from the sale of common stock of $713,028 less the stock sale cost of $77,535, net income of $37,890, and unrealized gain on securities available for sale of which $3,073 has been recorded as a component of accumulated other comprehensive loss in stockholders’ equity. Seasons monitors these amounts and ratios on a frequent basis. The minimum capital requirements and the actual capital ratios for Seasons and the Seasons Bank as of March 31, 2006 are as follows:

	Actual
	Seasons Bancshares, Inc.	Seasons Bank	Regulatory Requirements
Leverage capital ratio	10.04%	9.41%	4.00%
Risk-based capital ratios:
Core capital	11.48%	10.76%	4.00%
Total capital	12.72%	12.00%	8.00%

Off-Balance Sheet Arrangements

Through the operations of Seasons Bank, Seasons has made contractual commitments to extend credit in the ordinary course of Seasons’ business activities. These commitments are legally binding agreements to lend money to Seasons’ customers at predetermined interest rates for a specified period of time. At March 31, 2006, Seasons had issued unfunded commitments to extend credit of $10,127,000 through various types of lending arrangements. Seasons evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Seasons upon extension of credit, is based on Seasons’ credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

If needed, Seasons has the ability on a short-term basis to borrow and purchase federal funds from other financial institutions. At March 31, 2006, Seasons had arrangements with three commercial banks for short-term advances of $4,500,000 and a line of credit with FHLB of Atlanta for advances secured by residential 1-4 first mortgages of $5,200,000.

Financial Condition as of March 31, 2006

Seasons’ total assets at March 31, 2006 were approximately $81,364,000 as compared to $75,758,000 as of December 31, 2005 for an increase of $5,606,000, or 7.40%. During the quarter ended March 31, 2006, Seasons Bank’s loans grew to $69,942,000 as compared to $64,494,000 at December 31, 2005 for an increase of $5,448,000. The increase was primarily funded by deposit growth of $5,387,000 and decreased federal funds sold of $337,000.

Seasons expects continued growth in assets and liabilities during the remainder of 2006. Seasons will monitor growth and seek to maintain a proper mix of types, maturities, and interest rates. Seasons believes that its current capital and liquidity levels are adequate to support the current growth of Seasons Bank.

Seasons’ total equity increased by $713,427 during the quarter ended March 31, 2006, due to the net income for the quarter of $37,890, unrealized gain in Seasons’ securities available for sale category of $3,073, proceeds from sale of stock of $713,028 less the stock sale costs of $77,535, and the recording of a credit of $36,971 associated with stock based compensation.

Results of Operations for the Three Months Ended March 31, 2006 and 2005

The results of operations are determined by Seasons’ ability to effectively manage net interest income, control non-interest expenses, generate non-interest income and minimize loan losses. In order for Seasons to become profitable, Seasons must increase the amount of earning assets so that net interest income along with non-interest income will be sufficient to cover normal operating expenses incurred in a banking operation and Seasons Bank’s provision for loan losses.

Seasons’ net income for the three-month period ended March 31, 2006 was $37,890. The net gain for the quarter was primarily due to an increase in interest-earning assets, primarily loans.

Seasons’ net loss for the three-month period ended March 31, 2005 was $89,754. The net loss for the quarter was primarily due to the cost of opening a new branch in the first quarter 2005.

Seasons’ net interest income increased by $324,000 in the first quarter of 2006 as compared to the same period in 2005. The increase in net interest income is attributed to an increase in average outstanding loans. Seasons’ net interest margin was 4.66% for the quarter ended March 31, 2006 as compared to 4.23% for the first quarter of 2005. Seasons’ yield on total earning assets was 8.05% as compared to 6.54% for the first quarter of 2005. Seasons’ cost of funds was 3.54% for the quarter ended March 31, 2006 as compared to 2.45% for the first quarter of 2005.

Seasons’ provision for loan losses was $110,000 and $71,000, respectively, as of March 31, 2006 and 2005. The amounts provided are due to loan growth and to Seasons’ assessment of the inherent risk in the portfolio. Seasons’ management believes that the $970,000 in the allowance for loan losses at March 31, 2006, or approximately 1.41% of total net outstanding loans, is adequate to absorb known risks in the portfolio. No assurance can be given, however, that increased loan volume, and adverse economic conditions or other circumstances will not result in increased losses in Seasons’ loan portfolio.

Information with respect to non-accrual, past due and restructured loans at March 31, 2006 and 2005 is as follows:

	2006	2005
	(Dollars in Thousands)
Non-accrual loans	$684	$4
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	0	42
Restructured loans	0	0
Loans, now current about which there are serious doubts as to the ability of the borrower to comply with loan repayment terms	0	0
Interest income that would have been recorded on non-accrual and restructured loans under original terms	23	0
Interest income that was recorded on non-accrual and restructured loans	0	0

Potential problem loans are defined as loans about which Seasons has serious doubts as to the ability of the borrower to comply with the present loan repayment terms and which may cause the loan to be placed on non-accrual status, to become past due more than ninety days, or to be restructured.

It is Seasons’ policy to discontinue the accrual of interest income when, in Seasons’ opinion, collection of interest becomes doubtful. Seasons will generally discontinue the accrual of interest income when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which Seasons reasonably expects will materially impact future operating results, liquidity or capital resources. Seasons believes that these borrowers will comply with their loan repayment terms.

Information regarding certain loans and allowance for loan loss data at March 31, 2006 and 2005 (Dollars in Thousands) is as follows:

	2006	2005
Average amount of loans outstanding	$68,319	$43,854

Balance of allowance for loan losses at beginning of period	$900	$539

Loans charged off
Commercial and financial	0	13
Real estate mortgage	47	0
Installment	10	2

	57	15

Loans recovered
Commercial and financial	0	0
Real estate mortgage	14	0
Installment	3	0

	17	0

Net charge-offs	40	15

Additions to allowance charged to operating expense during period	110	71

Balance of allowance for loan losses at end of period	$970	$595

Ratio of net loans charged off during the period to average loans outstanding	.06%	.03%

Seasons’ other income was approximately $49,000 and $33,000, respectively, for the three months ended March 31, 2006 and 2005. Other income consists primarily of service charges on deposit accounts that include monthly service charges on transaction accounts, insufficient funds charges, and miscellaneous maintenance fees. The increase in service charge income is directly related to the growth of Seasons’ deposits.

Seasons’ other expenses increased by $173,000 during the three months ended March 31, 2006 compared to the quarter ended March 31, 2005, due primarily to increased salaries and other items related to the growth of Seasons Bank.

Seasons’ salaries and employee benefits increased $105,000 for the three-month period ended March 31, 2006 compared to the same period in 2005 due to staffing requirements needed to manage Seasons Bank’s growth. The number of full-time equivalent employees was 26 at March 31, 2006 as compared to 21 at March 31, 2005. Seasons’ occupancy and equipment and other operating expenses increased $13,000 during the three months ended March 31, 2006 compared to the same period during 2005 due primarily to increased depreciation expense and the overall growth of the branch. Seasons’ other operating expenses increased $55,000 during the three months ended March 31, 2006 compared to the same period during 2005 due primarily to general growth of Seasons.

Seasons will be subject to federal and state income taxes when taxable income is generated. No income taxes have been accrued for the three months ended March 31, 2006 and 2005 because of operating losses incurred to date.

Seasons knows of no trends, demands, commitments, events or uncertainties that should result in, or are reasonably likely to result in, Seasons’ liquidity or capital resources increasing or decreasing in any material way in the foreseeable future, other than as a result of Seasons’ normal operations. Seasons is also not aware of any current recommendations by the regulatory authorities, which, if implemented, would have such an effect.

Financial Condition as of December 31, 2005 and 2004

Overview

Seasons’ total assets at December 31, 2005 were approximately $75,758,000 compared to approximately $54,571,000 as of December 31, 2004. During 2005, Seasons’ loans grew to approximately $64,494,000 compared to approximately $42,296,000 at December 31, 2004, an increase of $22,198,000. This increase was primarily funded by Federal Home Loan Bank advances of $4,400,000, reducing federal funds sold of $630,000, purchasing federal funds and deposit growth of $16,112,000.

Interest-Earning Assets

In banking, the predominant interest-earning assets are loans and securities. The proportion of interest earning assets to total assets measures the effectiveness of management’s efforts to invest available funds into the most profitable interest-earning assets. The following discussion focuses on loans, the related allowance for loan losses, and securities.

Loans

The amount of loans outstanding as of December 31, 2005 and December 31, 2004 are shown in the following table according to the type of loan.

	2005	2004
	(Dollars in Thousands)
Commercial	$4,703	$10,197
Real estate-commercial	29,156	10,927
Real estate-construction	14,999	9,297
Real estate-mortgage	13,293	10,238
Consumer installment loans and other	2,420	1,703

	64,571	42,362
Less deferred loan fees	(77)	(66)
Less allowance for loan losses	(900)	(539)

Net loans	$63,594	$41,757

Seasons had 89.0% of its loan portfolio collateralized by real estate located in its primary market areas of Union County, Fannin County, and surrounding Georgia counties as of December 31, 2005. A breakdown of its real estate loan portfolio is as follows: construction and land development loans, which comprised 23.2% of the loan portfolio, consisted of loans primarily collateralized by one to four family residential properties. Commercial real estate loans comprised 45.2% of the loan portfolio, and other real estate mortgages total 20.6% of the loan portfolio. Seasons generally requires that loans collateralized by real estate not exceed customary collateral values.

The remaining 11.0% of the loan portfolio consisted of commercial, consumer, and other loans. Seasons requires collateral commensurate with the repayment ability and creditworthiness of the borrower.

The specific economic and credit risks associated with Seasons’ loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in the market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in Seasons market area are stable.

Seasons attempts to reduce these economic and credit risks not only by adhering to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower’s financial position. Also, Seasons’ establishes and periodically reviews its lending policies and procedures. Banking regulations limit exposure by prohibiting loan relationships that exceed 25% of Season Bank’s statutory capital and surplus, or $1,705,000 as of December 31, 2005.

Maturities and Sensitivities of Loans to Changes in Interest Rates

Total loans as of December 31, 2005 are shown in the following table according to the following contractual maturity classifications: one year or less, after one year and less than five years, and after five years.

2005
(Dollars in Thousands)
Commercial
One year or less	$3,225
After one year and less than five years	1,388
After five years	90

4,703

Construction
One year or less	14,060
After one year and less than five years	939
After five years	—

14,999

Other
One year or less	34,981
After one year and less than five years	9,382
After five years	506

44,869

$64,571

The following table summarizes loans at December 31, 2005 with the due dates after one year that have predetermined and floating or adjustable interest rates.

2005
(Dollars in Thousands)
Predetermined interest rates	$11,808
Floating or adjustable interest rates	497

$12,305

Allowance for Loan Losses

In making the risk evaluation and establishing an allowance level that Seasons believes is adequate to absorb probable losses in the portfolio, Seasons considers various sources of information. Some of the more important sources include an ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses, which must be charged off, and to assess the risk characteristics of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers and senior management, and also those of bank regulatory agencies that review the loan portfolio as part of the regular bank examination process. Finally, Seasons retains internal and external credit reviews to perform independent reviews of the risk management process, adequacy of loan documentation and the risk ratings and appropriateness of the level of Allowance for Loan Losses. Loans identified as having increased credit risk are classified in accordance with loan policy and appropriate reserves are established for each loan classification category. Due to limited loan loss experience, reserves are established for the remaining unclassified portion of the loan portfolio based on a predetermined factor.

In evaluating the allowance, Seasons considers its historical loan loss experience, the amount of past due and nonperforming loans, current and anticipated economic conditions, lender requirements and other appropriate information.

The provision for loan losses charged to expense was $396,000 and $392,500, respectively, for the years ended December 31, 2005 and 2004. The amounts provided were due primarily to the growth of the portfolio. Based upon Seasons’ evaluation of the loan portfolio, Seasons believes the allowance for loan losses is adequate to absorb possible losses on existing loans that may become uncollectible. Seasons’ evaluation considers the credit quality of its loan portfolio, underlying collateral values, and current economic conditions that may affect the borrowers’ ability to repay. As of December 31, 2005, Seasons had nonperforming loans of $17,000. The allowance for loan losses as a percentage of total loans as of December 31, 2005 and 2004 was 1.40% and 1.27%, respectively.

As of December 31, 2005 and 2004, Seasons had made no allocations of its allowance for loan losses to specific categories of loans. Based on Seasons’ best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in Thousands)
	2005		2004
Commercial	$66	7.28%	$130	24.07%
Real estate—commercial	407	45.15	139	25.79
Real estate—construction	209	23.23	118	21.95
Real estate—mortgage	186	20.59	130	24.17
Consumer installment and other	32	3.75	22	4.02

	$900	100.00%	$539	100.00%

Summary of Loan Loss Experience

The following table summarizes average loan balances for the year determined using the daily average balances during the period of banking operations; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during period to average loans for December 31, 2005 and 2004.

	December 31,
	2005	2004
	(Dollars in Thousands)
Average amount of loans outstanding	$55,543	$32,980

Balance of allowance for loan losses at beginning of period	$539	$271
Loans charged off
Commercial and financial	13	25
Real estate mortgage	—	—
Installment	25	10

	38	35

Loans recovered
Commercial and financial	—	—
Real estate mortgage	—	—
Installment	3	—

	3	—

Net charge-offs	35	35

Additions to allowance charged to operating expense during period	396	303

Balance of allowance for loan losses at end of period	$900	$539

Ratio of net loans charged off during the period to average loans outstanding	.06%	.11%

Securities

The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows for the years ending December 31, 2005 and 2004.

	December 31,
	2005	2004
	(Dollars in Thousands)
Debt securities:
U.S. Agency securities	$4,961	$4,960
Mortgage backed securities	1,215	1,657

	6,176	6,617

Maturities

The amount of debt securities in each category as of December 31, 2005 are shown in the following table according to the following contractual maturity classifications: (1) one year or less, (2) after one and less than five years (3) after five through ten years and (4) greater than ten years.

	Government Agencies		Mortgage-backed Securities
	Amount	Yield (1)	Amount	Yield (1)(2)
	(Dollars in Thousands)
One year or less	$3,964	2.09%	$—	—
After one and less than five years	997	4.77%	275	4.50%
After five and less than ten years	—	—	702	4.50%
Greater than ten years	—	—	238	5.50%

	$4,961	2.62%	$1,215	4.70%

(1)	Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a basis over the life of each security.
(2)	Yields on state and municipal securities are not stated on a tax-equivalent basis.

Interest-Bearing Liabilities

Seasons’ primary source of funds is deposits. Emphasis has been placed upon attracting both commercial and consumer deposits. It is Seasons’ intent to expand its deposit base in order to continue to fund asset growth. The following discussion focuses on Seasons’ deposit base. As of December 31, 2005, Seasons had the ability on a short-term basis to borrow and purchase Federal funds from other financial institutions and borrow from the Federal Home Loan Bank of Atlanta. At December 31, 2005, Seasons had arrangements with three commercial banks for short-term advances of $4,500,000.

Deposits

Average non-interest bearing deposits in 2005 accounted for 7.80% of average total deposits. Seasons does not expect non-interest bearing funds to be a significant source of funds for Seasons based upon the demographics of Seasons’ market area.

Below is a table that summarizes Seasons’ deposit base for the years ended December 31, 2005 and 2004. Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits, for the period of operations is presented below.(1)

	Amount	Percentage Rates Paid	Amount	Percentage Rates Paid
	(Dollars in Thousands)
	2005		2004
Noninterest-bearing demand deposits	$4,373	—%	$2,770	—%
Interest-bearing demand deposits and savings	11,112	2.38%	8,062	1.08%
Time deposits	40,596	3.35%	27,325	2.93%

Total deposits	$56,081		38,157

(1)	Average balances were determined using the daily average balances.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2005 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

2005
(Dollars in Thousands)
Three months or less	$3,810
Over three months and less than six months	4,458
Over six months and less than twelve months	5,806
Over twelve months	4,051

Total	$18,125

Return on Assets and Stockholders’ Equity

The following rate of return information for the years ending December 31, 2005 and 2004 indicated is presented below.

	2005	2004
Return on assets (1)	(.23)%	(1.12)%
Return on equity (2)	(2.43)%	(7.53)%
Dividend payout ratio (3)	—	—
Equity to assets ratio (4)	9.53%	14.83%

(1)	Net loss divided by average total assets.
(2)	Net loss divided by average equity.
(3)	Dividends declared per share of common stock divided by net loss per share.
(4)	Average equity divided by average total assets.

Asset/Liability Management

Seasons’ objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. Seasons management’s overall philosophy is to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

Seasons’ asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to the board of directors on a periodic basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. If assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, Seasons also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) that limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect Seasons’ liquidity position. Seasons currently prices deposits in response to market rates and it is Seasons management’s intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur that would negatively affect Seasons liquidity position.

At December 31, 2005, Seasons cumulative one year interest rate-sensitivity gap ratio was 104%. Seasons’ targeted ratio is 80% to 120% in this time horizon. This indicates that interest-bearing liabilities will reprice during this period at a rate slower than interest-earning assets. It is Seasons’ belief that as long as it pays the prevailing market rate on these type of deposits, liquidity, while not assured, will not be negatively affected.

The following table sets forth the distribution of the repricing of Seasons’ interest-earning assets and interest-bearing liabilities as of December 31, 2005, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin as the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of Seasons customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within this period and at different rates.

	Within Three Months	After Three Months but Within One Year	After One Year but Within Five Years	After Five Years	Total
	(Dollars in Thousands)
Interest-earning assets:
Interest-bearing deposits in banks	$80	$—	$—	$—	$804
Federal funds sold	464	—	—	—	464
Securities	1,495	2,469	1,272	940	6,176
Loans	30,413	19,122	12,220	2,739	64,494

	32,452	21,591	13,492	3,679	71,214

Interest-bearing liabilities:
Interest-bearing demand deposits and savings	17,682	—	—	—	17,682
Certificates, less than $100,000	6,281	9,487	6,417	—	22,185
Certificates, $100,000 and over	3,810	10,365	3,951	—	18,126
Other borrowings	4,400	—	—	—	4,400

	32,173	19,852	10,368	—	62,393

Interest rate sensitivity gap	$279	$1,739	$3,124	$3,679	$8,821

Cumulative interest rate sensitivity gap	$279	$2,018	$5,142	$8,821

Interest rate sensitivity gap ratio	1.01	1.09	1.30	—

Cumulative interest rate sensitivity gap ratio	1.01	1.04	1.08	1.14

Results of Operations for the Years Ended December 31, 2005 and 2004

For the year ended December 31, 2005, Seasons reported a consolidated net loss of $154,000 compared to a net loss of $506,000 for the year ended December 31, 2004. The loss per share was $.17 for the year 2005 compared to a loss per share of $.55 for the year 2004.

Net Interest Income

Seasons’ results of operations are determined by its ability to manage interest income and expense effectively, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond Seasons’ control, Seasons’ ability to generate net interest income is dependent upon its ability to obtain an adequate net interest spread between the rate it pays on interest-bearing liabilities and the rate it earns on interest-earning assets.

The net yield on average interest-earning assets during 2005 was 4.24% as compared to 3.92% for 2004. Average loans were $55.5 million, average securities were $6.4 million, and average federal funds sold were

$172 thousand. Average interest-bearing liabilities were $55.6 million. During 2005, the rate earned on average interest-earning assets was 7.06%, and the rate paid on average interest-bearing liabilities was 3.18%, resulting in a net interest spread of 3.88%. Seasons’ net interest margin has increased primarily due to the increase in the average balance of loans outstanding as well as increases in the prime lending rate. Seasons expects net interest margins to increase during 2006 as it invests its interest earning assets primarily in loans.

For 2004, the rate earned on average interest-earning assets was 6.05%, and the rate paid on average interest-bearing liabilities was 2.50%, resulting in a net interest spread of 3.55%.

The following table sets forth the amount of its interest income and interest expense for each category of average interest-earning assets and average interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets (dollars in thousands).

	Year ending 2005			Year ending 2004
	Average Balances (1)	Income/ Expense	Yields/ Rates	Average Balances (1)	Income/ Expense	Yields/ Rates
Cash and non interest bearing due from banks	$1,063	$—	—%	$1,004	$—	—%
Interest-bearing deposits in banks	100	4	4.47	—	—	—
Federal funds sold	172	6	3.37	1,805	22	1.22
Taxable securities	6,446	172	2.86	7,007	177	2.53
Restricted equity securities	269	9	3.25	—	—	—
Unrealized losses on securities	(85)	—	—	(33)	—	—
Loans (2)(3)	55,543	4,222	7.60	32,980	2,331	7.07
Allowance for loan losses	(689)	—	—	(408)	—	—
Other assets	3,753	—	—	2,976	—	—

Total assets	$66,572			$45,331

Total interest-earning assets	$62,530	$4,413	7.06%	$41,792	$2,530	6.05%

Noninterest-bearing demand	$4,373	—	—%	$2,770	—	—%
Interest-bearing demand and savings	11,112	265	2.38	8,062	87	1.08
Time deposits	40,596	1,362	3.35	27,325	802	2.93

Total deposits	$56,081			$38,157

Federal Home Loan
Bank advances	3,159	112	3.54	125	2	1.48
Federal funds purchased	704	28	3.91	103	2	1.60
Repurchase agreements	21	1	4.58	102	1	1.73
Other liabilities	262	—	—	122	—	—
Stockholders’ equity (4)	6,345		—	6,722		—

Total liabilities and equity	$66,572			$45,331

Total interest-bearing liabilities	$55,592	$1,768	3.18%	$35,717	$894	2.50%

Net interest income		$2,645			$1,636

Net interest spread			3.88%			3.55%

Net yield on average interest-earning assets			4.24%			3.92%

(1)	Average balances and average yields were determined using the daily average balances for each category.
(2)	Average balances of loans include nonaccrual loans.

(3)	Interest and fees on loans includes $498,000 and $275,000 of loan fee income for the years ended December 31, 2005 and 2004, respectively.
(4)	Average unrealized losses on securities available-for-sale are included in stockholders’ equity.

Rate and Volume Analysis of Interest Income and Interest Expense

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Seasons’ interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

	2005 vs. 2004 Changes Due To:
	Rate	Volume	Increase (Decrease)
	(Dollars in Thousands)
Increase (decrease) in:
Interest on loans	$187	$1,704	$1,891
Interest on taxable securities	14	(19)	(5)
Interest on restricted equity securities	—	9	9
Interest on interest-bearing deposits in banks	—	4	4
Interest on federal funds sold	16	(32)	(16)

Total interest income	217	1,666	1,883

Interest on interest-bearing demand and savings deposits	135	43	178
Interest on time deposits	128	432	560
Interest on Federal Home Loan Bank advances	7	103	110
Interest on securities sold under repurchase agreements	—	—	—
Interest on federal funds purchased	21	5	26

Total interest expense	291	583	874

Net interest income	$(74)	$1,083	$1,009

Provision for Loan Losses, Net Charge-offs and Allowance for Loan Losses

Seasons maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based upon management’s estimated range of those losses. Actual losses for these loans may vary significantly from this estimate.

The provision for loan losses is charged to current earnings to bring the allowance for loan losses to a level deemed appropriate by Seasons management. Actual loan losses, net of recoveries, are charged directly to the allowance for loan losses. The amount of the provision for loan losses is based on the growth of the loan portfolio, the amount of net loan losses incurred and management’s estimation of potential future losses based on an evaluation of the risk in the loan portfolio.

Loan charge-offs were $38,000 during 2005 as compared to $35,000 during 2004. The amounts charged off during 2005 totaled $6,000 unsecured and $19,000 secured consumer credits and $13,000 secured commercial credits which were identified by Seasons management as a loss. Management feels the allowance for loan losses remains adequate to absorb future loses which may exist in the loan portfolio.

For a more detailed discussion of changes in the allowance for loan losses, risk elements and general credit quality, see “Allowance for Loan Losses” earlier in this discussion. The future level of the allowance and provision for loan losses will reflect management’s ongoing evaluation of credit risk, based on established internal policies and practices.

Noninterest Income

Seasons’ other income totaled $154,000 in 2005 and $94,000 in 2004. Other income consists primarily of service charges on deposit accounts that include monthly service charges on transaction accounts, insufficient funds charges, and other miscellaneous maintenance fees. Approximately 68% and 76% of total other income is generated from insufficient funds charges for the years ended December 31, 2005 and 2004, respectively.

Noninterest Expense

The main components of Seasons’ noninterest expense are salaries and employee benefits, occupancy and equipment expenses, and other noninterest expense. Total noninterest expenses were approximately $2,557,000 in 2005 and $1,934,000 in 2004, an increase of $623,000.

Seasons’ total salaries and benefits increased by $268,000 to $1,163,000 in 2005 from $895,000 in 2004. The increase in salaries and employee benefits during 2005 resulted primarily from the increase in the number of employees needed for the growth of Seasons Bank. As of December 31, 2005, Seasons had 25 full-time equivalent employees as compared to 19 at December 31, 2004.

Seasons’ Equipment and Occupancy expenses increased $88,000 to $524,000 during 2005 as compared to $436,000 in 2004. These increases were primarily due to increased business activity and also due to the costs of Seasons new branch facility that it occupied in March 2005.

Seasons’ other operating expenses increased by $268,000 in 2005 to $870,000, compared to $602,000 in 2004.

Seasons’ professional expenses increased in 2005 to $171,000 as compared to $91,000 in 2004 due primarily to increased legal expenses for trade mark licensing. Data processing expenses increased in 2005 to $165,000 compared to $129,000 in 2004 due to increases in customer volume. Advertising and business development increased in 2005 to $77,000 compared to $58,000 in 2004 related to general advertising. The remaining other expenses increased due to the overall growth of Seasons and adding a new branch facility.

Income Tax

Seasons has not recorded income taxes due to cumulative operating losses incurred to date. At December 31, 2005, Seasons had available net operating loss carryforwards of approximately $1,775,000 for Federal income tax purposes. If unused, the carryforwards will expire beginning 2023.

Effects of Inflation and Changing Prices

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets that are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. Seasons, through its asset-liability committee, attempts to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of interest rate sensitive assets and liabilities, see “Asset/Liability Management” on page     .

THE MERGER

The following information summarizes information pertaining to the merger. This description, however, is not a complete statement of all provisions of the merger agreement and any related documents in this proxy statement/prospectus. A copy of the merger agreement, including its exhibits, is attached to this document as Appendix A to provide information regarding the terms of the proposed merger. We qualify this discussion in its entirety by reference to the merger agreement, which we incorporate by reference in this proxy statement/prospectus. Except for the merger agreement’s status as the primary contractual document between the parties with respect to the transaction described in it, it is not intended to provide factual information about the parties. The representation and warranties contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosure schedules exchanged by Seasons and Cadence. Accordingly, they should not be relied on by investors as statements of factual information. We urge you to read the full text of the merger agreement carefully.

General

The merger agreement provides for the acquisition of Seasons by Cadence through the merger of Seasons with and into Cadence, with Cadence continuing as the surviving entity. In addition, Seasons Bank, the wholly-owned subsidiary of Seasons, will be merged with and into Cadence Bank, N.A., a wholly-owned subsidiary of Cadence, with Cadence Bank continuing as the surviving entity.

In the merger, each share of Seasons common stock will be converted into the right to receive $18.83 per share or a number of shares of Cadence common stock determined by dividing $18.83 by the average closing market price of Cadence common stock for the full ten trading days ending on the third full trading day preceding the closing of the merger, subject to certain limitations in the merger agreement.

We expect the merger to be consummated during the fourth quarter of 2006.

Background of the Merger

Although Seasons’ board of directors believes that Seasons has enjoyed strong performance since Seasons Bank opened, it believes that a strategic merger with a larger bank with greater stock liquidity would enhance the value of Seasons’ shareholders’ investment in Seasons.

On September 20, 2005, Seasons commenced a secondary offering of its common stock to raise capital necessary to support its growth and to maintain requisite capital ratios. In December 2005, Seasons decided to engage an investment bank to help Seasons raise capital in its secondary offering. On December 9, 2005, William L. Sutton, Seasons’ chief executive officer, met with Brian Dowhower, an investment banker with SunTrust Robinson Humphrey, to discuss the ways in which SunTrust Robinson Humphey could help Seasons meet its goals in raising capital in the secondary offering. During this meeting, Mr. Dowhower asked Mr. Sutton whether Seasons would be interested in a merger transaction and told Mr. Sutton that he knew of a regional bank that might be interested acquiring a Georgia bank. Mr. Sutton informed Mr. Dowhower that he did not believe that Seasons’ board of directors was interested in pursuing a merger, but that he would discuss the matter with members of Seasons’ board. On or about December 27, 2005, Mr. Dowhower called Mr. Sutton and informed him that Cadence would be interested in acquiring Seasons and invited members of Seasons’ management team to meet with members of Cadence’s management in Atlanta to discuss such a transaction.

On January 12, 2006, members of Seasons’ management team, including Robert M. Thomas, Jr., Seasons’ chairman, Timothy A. Nelson, a director of Seasons and Mr. Sutton met with members of Cadence’s management team in Atlanta including Lewis F. Mallory, chairman and chief executive officer and Mark A.

Abernathy, Cadence’s president and chief operating officer. Mr. Dowhower also attended the meeting. At this meeting, Mr. Mallory expressed Cadence’s interest in seeking a strategic combination with Seasons to provide Cadence with a platform for expansion into the Georgia market and indicated that a merger offer would be forthcoming. Seasons’ management team expressed interest in entering into a strategic merger with Cadence.

On January 18, 2006, Mr. Sutton informed Seasons’ board of directors of the ongoing negotiations with Cadence and the board voted to consider a merger offer from Cadence should such an offer arise. Cadence reviewed public information and performed a financial analysis of Seasons prior to determining that it wanted to pursue a possible acquisition. On February 3, 2006, Cadence’s board of directors considered whether to make a formal proposal to acquire Seasons and determined that Cadence would make such an offer subject to additional due diligence. On February 10, 2006, Mr. Mallory and members of Cadence’s management visited Seasons’ main office to conduct due diligence. During the remainder of February, the parties continued negotiations and Cadence made an informal offer to acquire Seasons during the last week of February 2006.

On February 23, 2006, Seasons engaged SunTrust Robinson Humphrey to perform a financial analysis of the proposed transaction and to render a fairness opinion. On March 1, 2006, SunTrust Robinson Humphrey met with the Seasons’ board of directors to explain its preliminary financial analysis of the terms of Cadence’s informal offer. On March 6, 2006, Cadence presented Seasons with a proposed merger agreement. Seasons’ board of directors met on March 17, 2006 to discuss the terms of the proposed merger agreement. Prior to this meeting, Cadence and Seasons, aided by representatives of Adams and Reese LLP and Powell Goldstein LLP, respectively, negotiated the terms of the definitive merger agreement. A team from SunTrust Robinson Humphrey attended Seasons’ board meeting and presented their analysis of the financial terms of proposed merger agreement. Representatives of Powell Goldstein LLP also at the meeting and explained the terms of the merger agreement and the fiduciary obligations of Seasons’ directors to shareholders when considering the merger transaction.

During the meeting, SunTrust Robinson Humphrey delivered an oral opinion to Seasons’ board of directors that the proposed merger consideration was fair, from a financial point of view, to Seasons’ shareholders. After full consideration and discussion of the structure, terms and conditions of the proposed merger, Seasons’ board of directors ratified the proposed transaction as in the best interests of Seasons’ shareholders and authorized Mr. Sutton to execute the agreement and take such further action as necessary to consummate the merger agreement, subject to regulatory and shareholder approval and pending receipt of a written fairness opinion from SunTrust Robinson Humphrey. SunTrust Robinson Humphrey issued its written fairness opinion on March 21, 2006 and the parties executed the merger agreement later that day. Cadence announced the execution of the merger agreement in a press release dated March 21, 2006.

Reasons for the Merger

Seasons’ Reasons for the Merger

Seasons’ board of directors has unanimously approved the merger agreement and believes that the proposed merger is in the best interests of Seasons. Accordingly, the Seasons board of directors unanimously recommends the Seasons shareholders vote “FOR” the approval and adoption of the merger agreement.

Seasons’ board of directors has determined that the merger is fair to, and in the best interests of, Seasons and Seasons’ shareholders. In recommending that shareholders of Seasons approve the merger, Seasons’ board of directors, with the assistance of its outside financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to recommend the merger. The terms of the merger, including the aggregate merger consideration to be received for the shares of Seasons common stock, resulted from arm’s-length negotiations between representatives of Seasons and Cadence. In approving the merger agreement,

Seasons’ board of directors consulted with Seasons’ special legal counsel, Powell Goldstein LLP, as to its legal duties and the terms of the merger agreement and ancillary documents. In arriving at its determination that the merger agreement is in the best interest of Seasons and its shareholders, Seasons’ board of directors also considered the following material factors:

•	Seasons’ board of directors believes that its primary responsibility is to increase shareholder value;

•	The value of the consideration to be received by the Seasons’ shareholders relative to the book value and earnings per share of Seasons common stock;

•	Certain information concerning the financial condition, results of operations and business prospects of Cadence;

•	The financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the merger with Cadence;

•	The alternatives to the merger, including remaining an independent institution;

•	The competitive and regulatory environment for financial institutions generally;

•	The fact that the merger will enable Seasons shareholders to exchange their shares of Seasons common stock, in a partially tax-free transaction, for cash and shares of common stock of a larger company, the stock of which is more widely held and more liquid than that of Seasons;

•	The opinion of SunTrust Robinson Humphrey, that the consideration to be received by Seasons’ shareholders as a result of the merger is fair from a financial point of view;

•	The complementary aspects of Seasons’ and Cadence’s businesses, including customer focus, geographic coverage and business orientation;

•	The potential expense-saving opportunities, and the fact that former Seasons’ shareholders may participate in the benefits of such opportunities, as well as in the benefit of any potential incremental revenue enhancement opportunities, on a going forward basis as Cadence shareholders; and

•	Seasons’ Board of Directors’ belief that a combination with Cadence will allow Seasons shareholders to elect to participate in a combined company that will have better future prospects than we were likely to achieve on a stand-alone basis or through a combination with other potential merger partners, with greater market penetration and more diversified customer bases and revenue sources.

The discussion and factors considered by Seasons’ board of directors listed above were not exhaustive, but includes all material factors considered. Seasons’ board of directors did not assign any specific or relative weights to any of the foregoing factors. Rather, Seasons’ board of directors based its recommendation on the totality of the information presented to it. In addition, individual members of the board may have given differing weight or priority to different factors.

Recommendation of Seasons’ Board of Directors

Seasons’ board of directors believes that the terms of the merger are in the best interest of Seasons and its shareholders and has approved the merger agreement. Seasons’ board of directors unanimously recommends that the shareholders of Seasons approve the merger agreement.

Opinion of SunTrust Robinson Humphrey

Seasons has engaged SunTrust Robinson Humphrey as its financial advisor in connection with the merger. At the March 17, 2006 meeting of the Seasons board of directors, SunTrust Robinson Humphrey reviewed its financial analysis of the merger with the board and delivered its oral opinion, which was subsequently confirmed in writing, that, as of the date of such opinion and based upon and subject to certain matters stated therein, the merger consideration was fair to the holders of Seasons common stock from a financial point of view.

The full text of the opinion of SunTrust Robinson Humphrey, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C and is incorporated by reference in this proxy statement/prospectus. The summary of the SunTrust Robinson Humphrey opinion described below is qualified in its entirety by reference to the full text of the SunTrust Robinson Humphrey opinion. Seasons shareholders are urged to read the opinion carefully and in its entirety.

SunTrust Robinson Humphrey’s opinion is directed to the board of directors of Seasons and relates only to the fairness from a financial point of view of the consideration to the holders of Seasons common stock. SunTrust Robinson Humphrey’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Seasons shareholders special meeting. It addresses the aggregate consideration to be received by the holders of Seasons common stock as a whole, without regard to size of holdings by individual shareholders, and does not address the particular situations of specific shareholders.

Material and Information Considered with Respect to the Merger

In arriving at its opinion, SunTrust Robinson Humphrey among other things:

•	reviewed the March 21, 2006 draft of the merger agreement;

•	reviewed certain publicly available business and historical financial information and other data relating to the business and financial prospects of Seasons and Cadence, including certain publicly available consensus financial forecasts and estimates relating to Seasons and Cadence that were reviewed and discussed with the management of Seasons and Cadence;

•	reviewed internal financial and operating information with respect to the business, operations and prospects of Seasons furnished to SunTrust Robinson Humphrey by Seasons;

•	reviewed the reported prices and trading activity of Cadence’s common stock, and compared those prices and activity with other publicly-traded companies that SunTrust Robinson Humphrey deemed relevant;

•	compared the historical financial results, present financial condition and stock market data of Cadence with those of publicly traded companies that SunTrust Robinson Humphrey deemed relevant;

•	reviewed certain pro forma effects of the merger on Cadence’s financial statements and potential benefits of the merger and discussed these items with the management of Seasons and Cadence;

•	compared the financial terms of the merger with the publicly available financial terms of certain other recent transactions that SunTrust Robinson Humphrey deemed relevant;

•	conducted discussions with members of the management of Seasons and Cadence concerning their respective businesses, operations, assets, present condition and future prospects; and

•	undertook such other studies, analyses and investigations, and considered such information, as SunTrust Robinson Humphrey deemed appropriate.

SunTrust Robinson Humphrey assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information discussed with or reviewed by it in arriving at its opinion. With respect to the financial forecasts, estimates, pro forma effects and estimates of synergies and other potential benefits of the merger provided to or discussed with it, SunTrust Robinson Humphrey assumed, at the direction of the management of Seasons and without independent verification or investigation, that they have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of Seasons and Cadence and are otherwise reasonable. SunTrust Robinson Humphrey also assumed with the approval of Seasons that the future financial results referred to in its opinion that were provided to it by Seasons and Cadence will be achieved, and that the synergies and other potential benefits of the merger will be realized, at the times and in the amounts estimated by the management of Seasons and Cadence.

In arriving at its opinion, SunTrust Robinson Humphrey did not conduct a physical inspection of the properties and facilities of Seasons. SunTrust Robinson Humphrey did not review individual credit files nor did it make any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of Seasons or Cadence or any of their respective subsidiaries, and SunTrust Robinson Humphrey was not furnished with any such evaluation or appraisal. SunTrust Robinson Humphrey is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to such portfolios and, accordingly, SunTrust Robinson Humphrey assumed that Seasons’ and Cadence’s allowances for losses are in the aggregate adequate to cover those losses.

The SunTrust Robinson Humphrey opinion is necessarily based upon market, economic and other conditions as they existed on and could be evaluated as of, the date of its opinion. SunTrust Robinson Humphrey’s opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Seasons or Season’ underlying business decision to effect the merger. SunTrust Robinson Humphrey was not asked to, nor did it, offer any opinion as to any terms or conditions of the merger agreement or the form of the merger. SunTrust Robinson Humphrey was not asked to solicit, nor did it solicit, any indications of interest from any third party with respect to the purchase of all or a part of Seasons’ business. The financial markets in general and the market for the common stock of Cadence, in particular, are subject to volatility, and SunTrust Robinson Humphrey’s opinion did not address potential developments in the financial markets or what the value of Cadence common stock will be when issued pursuant to the merger agreement or the prices at which it will trade or otherwise be transferable at any time.

For purposes of its opinion, SunTrust Robinson Humphrey assumed that:

•	the merger agreement does not differ in any respect from the draft it examined and that Cadence and Seasons will comply in all material respects with the terms of the merger agreement and the transaction will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement;

•	the merger will be treated as a tax-free reorganization for federal income tax purposes; and

•	all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Seasons or Cadence or on the expected benefits of the merger.

SunTrust Robinson Humphrey relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. Subsequent developments may affect SunTrust Robinson Humphrey’s opinion and SunTrust Robinson Humphrey does not have any obligation to update or revise its opinion.

In preparing its opinion, SunTrust Robinson Humphrey performed a variety of financial and comparative analyses, a summary of which is described below. The summary is not a complete description of the analyses underlying SunTrust Robinson Humphrey’s opinion or the presentation made to Seasons’ board of directors, but summarizes the material analyses performed and presented in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, SunTrust Robinson Humphrey believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, or focusing on information in tabular format, could create a misleading or incomplete view of the processes underlying such analyses and SunTrust Robinson Humphrey’s opinion.

In performing its analyses, SunTrust Robinson Humphrey made numerous assumptions with respect to Seasons, Cadence, industry performance and general business, economic, market and financial conditions, many of which are beyond the control of Seasons and Cadence. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

SunTrust Robinson Humphrey’s opinion and analyses were only one of many factors considered by the Seasons board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Seasons board of directors or management of Seasons with respect to the merger or the consideration to be received by Seasons in the merger. The merger consideration was determined on the basis of negotiations between Seasons and Cadence. In arriving at its opinion, SunTrust Robinson Humphrey did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative) supported or failed to support its opinion. Rather, SunTrust Robinson Humphrey arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analysis it performed in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration from a financial point of view. Seasons’ decision to enter into the merger was made solely by the Seasons board of directors and not as a result of a recommendation by SunTrust Robinson Humphrey.

The following is a summary of the material financial and comparative analyses presented by SunTrust Robinson Humphrey in connection with its opinion to the Seasons board of directors. The summary includes information presented in a tabular format. In order to understand fully the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal

SunTrust Robinson Humphrey reviewed the financial terms of the proposed transaction. Based upon the total consideration equal to $9,900,000 in cash and 508,190 shares of Cadence common stock and upon 1,032,890 shares of Seasons common stock outstanding as of March 17, 2006 and 298,002 options and warrants outstanding with a weighted average strike price of $10.17 per option and warrant and the 10-day average for the closing stock price of Cadence common stock of $23.81 as of March 14, 2006, SunTrust Robinson Humphrey calculated a per share transaction value of $18.83 (excluding merger expenses and capitalized transaction costs).

Analysis of Seasons

Analysis of Selected Publicly-Traded Reference Companies

SunTrust Robinson Humphrey reviewed and compared publicly available financial data, market information and trading multiples for Seasons with other selected publicly-traded reference companies that SunTrust Robinson Humphrey deemed relevant to Seasons These companies selected consisted of banks located in the state of Georgia with less than $1 billion in total assets.

Companies Included:

Appalachian Bancshares, Inc.

CCF Holding Company

Community Capital Bancshares, Inc.

Crescent Banking Company

Habersham Bancorp

Savannah Bancorp, Inc.

Southwest Georgia Financial Corporation

Summit Bank Corporation

WGNB Corp.

For the selected publicly-traded reference companies, SunTrust Robinson Humphrey analyzed, among other things, stock price as a multiple of latest twelve months earnings per share, projected calendar year 2006 and 2007 earnings per share, book value, tangible book value; assets as a percentage of total market capitalization; and franchise premium. All multiples were based on closing stock prices as of March 14, 2006. Projected earnings per share for the reference companies were based on First Call consensus estimates. First Call is an information provider that publishes a compilation of estimates of projected financial performance for publicly-traded companies produced by equity research analysts at leading investment banking firms. The following tables set forth the average and median multiples indicated by this analysis compared to multiples based upon the merger consideration.

	Reference Companies Average		Reference Companies Median		Merger
Market Price to:
LTM EPS	17.37	x	17.87	x	NM	x
Calendar 2006E EPS	18.30		15.76		31.58
Calendar 2007E EPS	15.72		13.99		17.16
Book Value	2.01		2.03		2.80
Tangible Book Value	2.09		2.12		2.80
Assets/Market Capitalization	18.00%		15.93%		28.77%
Franchise Premium	14.89%		10.98%		26.72%

SunTrust Robinson Humphrey noted that none of the companies used in the market analysis of selected publicly-traded companies was identical to Seasons and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly-traded companies.

Analysis of Selected Merger and Acquisition Transactions

SunTrust Robinson Humphrey reviewed and analyzed the financial terms, to the extent publicly available and deemed relevant by SunTrust Robinson Humphrey, in 15 selected completed and pending mergers and acquisitions involving banks in the state of Georgia that were announced between January 1, 2002 and March 14, 2006, excluding those located in the Atlanta Metropolitan Statistical Area.

Acquiror	Target
Liberty Shares, Incorporated	Peoples Banking Corporation
Security Bank Corporation	Rivoli Bancorp, Inc.
ABC Bancorp	First National Banc, Inc.
Omni Financial Services	Georgia Community Bancshares, Inc.
Capitol Bancorp Ltd.	Peoples State Bank
Habersham Bancorp	Liberty Bank & Trust
Capital City Bank Group, Inc.	Farmers & Merchants Bank
Upson Bankshares, Incorporated	First Polk Bankshares, Inc.
Southwest Georgia Financial Corporation	First Bank Holding Company
GB&T Bancshares, Inc.	Southern Heritage Bancorp, Inc.
Liberty Shares, Incorporated	Cumberland National Bank
GB&T Bancshares, Inc.	Baldwin Bancshares, Inc.
United Community Banks Inc.	First Georgia Holding Inc.
SNB Bancshares Inc.	Bank of Gray
First Security Group Inc.	Premier National Bank

For the selected transactions, SunTrust Robinson Humphrey analyzed, among other things, acquisition price as a multiple of latest twelve months earnings per share, book value, tangible book value, total assets and franchise premium. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. The following tables set forth the average and median multiples indicated by this analysis compared to multiples based upon the merger consideration.

	Reference Transactions Average		Reference Transactions Median		Merger
Market Price to:
LTM EPS	24.01	x	26.28	x	NM	x
Book Value	1.91		1.82		2.80
Tangible Book Value	1.96		1.91		2.80
Total Assets	16.23%		17.67%		28.77%
Premium / Deposits	12.38%		12.79%		26.72%

SunTrust Robinson Humphrey noted that no transaction considered in the analysis of selected merger and acquisition transactions is identical to the merger and may differ significantly from the merger based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

Dividend Discount Analysis

SunTrust Robinson Humphrey performed a dividend discount analysis based upon projections provided by Seasons’ management for the fiscal years ending December 31, 2006 through 2011 to estimate the net present equity value per share of Seasons SunTrust Robinson Humphrey discounted five years of estimated cash flows for Seasons, assuming a dividend rate sufficient to maintain a tangible equity capital ratio (defined as tangible equity divided by tangible assets) of 6.00% and using a range of discount rates from 11.34% to 13.34%. In order to derive the terminal value of Seasons’ earnings stream beyond 2010, SunTrust Robinson Humphrey assumed terminal value multiples of fiscal year 2011 earnings ranging from 14.0x to 16.0x. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Seasons common stock. This analysis yielded a range of stand-alone values for Seasons common stock of between $14.56 and $17.38 per share, with an average value of $15.92 per share.

Analysis of Cadence

Analysis of Selected Publicly-Traded Reference Companies

SunTrust Robinson Humphrey reviewed and compared publicly available financial data, market information and trading multiples for Cadence with other selected publicly-traded reference companies that SunTrust Robinson Humphrey deemed relevant to Cadence. These companies are:

Companies Included:

Alabama National BanCorporation

BancTrust Financial Group, Inc.

Bank of the Ozarks, Inc.

First M & F Corporation

Hancock Holding Company

IBERIABANK Corporation

Renasant Corporation

Simmons First National Corporation

For the selected publicly-traded reference companies, SunTrust Robinson Humphrey analyzed, among other things, stock price as a multiple of the latest twelve months earnings per share, projected calendar year 2006 and 2007 earnings per share, book value, tangible book value and assets as a percentage of total market capitalization. All multiples were based on closing stock prices as of March 14, 2006. Projected earnings per share for the reference companies were based on First Call consensus estimates. The following table sets forth the average and median multiples indicated by the market analysis of selected publicly-traded reference companies:

	NBC Capital Corporation		Reference Companies
			Average		Median
Market Price to:
LTM EPS	13.90	x	18.55	x	16.77	x
Calendar 2006E EPS	13.98		15.50		15.65
Calendar 2007E EPS	12.76		13.69		13.51
Book Value	1.63		2.18		1.90
Tangible Book Value	2.47		2.90		2.79
Assets/Market Capitalization	13.36		18.88		18.16

SunTrust Robinson Humphrey noted that none of the companies used in the market analysis of selected publicly-traded companies was identical to Cadence and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly-traded companies.

Dividend Discount Analysis

SunTrust Robinson Humphrey performed a dividend discount analysis based upon projections provided by First Call for the fiscal year ending December 31, 2006 and based upon net income growth and tangible asset growth of 8% for the fiscal years ending December 31, 2007, 2008, 2009, 2010 and 2011 to estimate the net present equity value per share of Cadence. Net income growth for the years ending December 31, 2007, 2008, 2009, 2010 and 2011 was based upon consensus five year projected growth estimates for Cadence provided by First Call. SunTrust Robinson Humphrey discounted five years of estimated cash flows for Cadence, assuming a dividend payout rate of 60% on net income and using a range of discount rates from 10.28% to 11.28%. In order to derive the terminal value of Cadence’s earnings stream beyond 2010, SunTrust Robinson Humphrey assumed terminal value multiples of fiscal year 2011 earnings ranging from 14.0x to 16.0x. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Cadence common stock. This analysis yielded a range of stand-alone values for Cadence common stock of between $24.09 and $28.24 per share, with an average value of $26.12 per share. SunTrust Robinson Humphrey noted as part of its analysis that Cadence’s closing stock price on March 14, 2006 was $23.35.

Other Factors and Analyses

SunTrust Robinson Humphrey took into consideration various other factors and analyses, including: historical market prices and trading volumes for Cadence’s common stock; movements in the common stock of selected publicly-traded companies; movements in the S&P Bank Index; and analyses of the costs of equity of each of Seasons and Cadence.

Information Regarding SunTrust Robinson Humphrey

The Seasons board of directors selected SunTrust Robinson Humphrey to act as its financial advisor and render a fairness opinion regarding the merger because SunTrust Robinson Humphrey is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with Seasons, its business and its industry. SunTrust Robinson Humphrey is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Pursuant to a letter agreement dated February 22, 2006, Seasons paid SunTrust Robinson Humphrey a fee of $25,000 upon the signing of the merger agreement. In addition, Seasons has agreed to pay SunTrust Robinson Humphrey a financial advisory fee at closing of the merger equal to 1.65% of the aggregate consideration to be received pursuant to the merger. Based on the current market price of Cadence’s common stock as of the date of this document, the additional fee payable to SunTrust Robinson Humphrey under the preceding formula would be $363,000. In addition, Seasons has agreed to reimburse SunTrust Robinson Humphrey for its reasonable out-of-pocket expenses and to indemnify SunTrust Robinson Humphrey and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws. In the ordinary course of its business, SunTrust Robinson Humphrey and its affiliates may actively trade in the debt and equity securities of Cadence for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, SunTrust Robinson Humphrey and its affiliates (including SunTrust Banks, Inc.) have other financing and business relationships with Seasons and Cadence in the ordinary course of business. SunTrust Robinson Humphrey and its affiliates (including SunTrust Banks, Inc.) have provided certain investment banking and lending services to Cadence from time to time, including having acted as an underwriter in connection with its public offering of common stock on May 4, 2006.

Cadence’s Reasons For The Merger

Cadence’s acquisition strategy consists of identifying financial institutions with business philosophies similar to those of Cadence that operate in markets that are geographically compatible with Cadence’s operations and which can be acquired at an acceptable cost.

In connection with its approval of the merger with Seasons, Cadence’s board of directors reviewed the terms of the merger agreement and its potential impact on Cadence. In reaching its decision to approve the merger agreement, Cadence’s board of directors, with the assistance of management and Cadence’s advisors, considered the following factors:

•	The merger with Seasons represents an attractive opportunity for Cadence to expand the geographic market area currently served by Cadence Bank into the State of Georgia.

•	Seasons’ focus on customer service with local decision-making ability and a clear focus on the community are consistent with Cadence’s business approach.

•	Its understanding of the business, operations, financial condition, earnings and prospects of Cadence and Seasons.

•	Its understanding of the historical and current pro forma financial performance and condition, business operations, capital levels and asset quality of Seasons.

•	A comparison of similar transactions, including a comparison of the price paid to the prices paid in comparable financial institution mergers, expressed, among other things, as multiples of book value.

•	Its perceived opportunities to increase the combined company’s commercial lending and reduce operating expenses.

•	The structure of the merger consideration and the financial and other terms of the merger, including the exchange ratio and the cash consideration component.

•	Its understanding of the likelihood that the regulatory approvals needed to complete the merger would be obtained.

•	Its review of the terms of the merger agreement with Cadence’s legal advisors.

This discussion of factors considered by Cadence’s board of directors does not purport to be complete, and is qualified in its entirety by reference to the merger agreement. In approving the merger agreement and related transactions, Cadence’s board did not identify any factor or group of factors as more significant than any other in the decision making process. Cadence’s board of directors based its decision on the totality of information.

Cadence’s board of directors also considered potential risks associated with the merger, including (1) the challenges of integrating Seasons’ businesses, operations and workforce with those of Cadence, (2) the conversion of Seasons’ systems into Cadence’s systems, (3) the need to obtain Seasons shareholder approval and regulatory approval in order to complete the merger, (4) the risks associated with achieving anticipated cost savings, potential revenue enhancements and other potential financial benefits as well as with maintaining reorganization, integration and restructuring expenses at anticipated levels, and (5) the risk that the final purchase price allocation based on the fair value of acquired assets at acquisition date and related adjustments to yield and/or amortization schedules of acquired assets and liabilities may be materially different than those assumed.

What You Will Receive

If the merger is completed, each share of Seasons common stock that you hold at the time of the merger will automatically be converted into the right to receive cash or shares of Cadence common stock. You will be mailed a form of election no later than 15 days before the completion of the merger in order to make your election. Subject to the restrictions described below, you may elect to receive, in exchange for each of your shares of Seasons common stock, either:

•	$18.83 in cash; or

•	Cadence common stock equal to the number of Seasons shares you hold multiplied by the ratio of $18.83 divided by the average closing market price of Cadence common stock for the full ten trading days ending on the third full trading day preceding the closing of the merger, subject to certain restrictions.

You may choose to exchange all of your shares for cash, all of your shares for Cadence common stock, or some of your shares for cash and the rest of your shares for Cadence common stock.

Under the terms of the merger agreement, the aggregate consideration to be paid by Cadence to Seasons shareholders will be $22 million, subject to the limitation that $9,900,000 will be in the form of cash consideration (including cash paid to holders of options to acquire Seasons common stock). In the event that the holders of the outstanding shares of Seasons common stock elect to receive cash or stock that would exceed these limitations, the number of shares that you elected to exchange for cash or stock, as appropriate, will be adjusted ratably.

Additionally, the amount of Cadence common stock you will receive in exchange for your shares of Seasons common stock will be based on the average closing market price of Cadence common stock for the full ten trading days ending on the third full trading day preceding the closing of the merger. However, the merger agreement also provides that the average closing market price of Cadence common stock for the full ten trading days preceding the closing cannot be less than $20.05 or greater than $27.13 per share. Therefore, if the average market closing price of Cadence common stock for the full ten trading days ending on the third full trading day preceding the closing date of the merger is less than $20.05, the consideration received by Seasons shareholders who receive Cadence common stock in exchange for their shares of Seasons common stock would be less than $18.83 per share of Seasons common stock. If, however, the average closing market price of Cadence common stock for the full ten trading days ending on the third full trading day prior to the closing of the merger is greater than $27.13 per share, the consideration received by Seasons shareholders who receive Cadence common stock in exchange for their shares of Seasons common stock would be greater than $18.83 per share.

If you make no election, you will be deemed to have elected stock consideration.

You may receive significantly more or less cash or more or fewer shares of Cadence common stock than you elect. For more information about the allocation rules and the potential effects of the allocation procedures described above, see the sections entitled “The Merger—Election and Exchange Procedures” and “The Merger—Allocation of Cadence Common Stock and Cash,” on pages and , respectively.

Election and Exchange Procedures

Subject to the allocation process described in the next section, each Seasons shareholder may elect to receive with respect to his or her shares of Seasons common stock, all Cadence common stock, all cash or a combination thereof.

Stock Election Shares. Seasons shareholders who elect to receive Cadence common stock for some or all of their shares will receive the per share stock consideration for that portion of the shareholder’s shares of Seasons common stock equal to the shareholder’s stock election, subject to the allocation process described below. In our discussion below, we refer to shares held by shareholders who have made stock elections as “stock election shares.”

Cash Election Shares. Seasons shareholders who elect to receive cash for some or all of their shares will receive $18.83 in cash per share for that portion of the shareholder’s shares of Seasons common stock equal to the shareholder’s cash election, subject to the allocation process described below. In our discussion below, we refer to shares held by Seasons shareholders who have made cash elections as “cash election shares.”

No-Election Shares. Shares held by Seasons shareholders (i) who indicate that they have no preference as to whether they receive Cadence common stock or cash, (ii) who do not make a valid election, or (iii) who fail to properly perfect dissenter’s rights will be deemed to be “no election shares.” See “Allocation of Cadence Common Stock and Cash” below.

A fixed proportion of Cadence common stock and cash will be collectively paid to Seasons shareholders, as described above. Accordingly, there is no assurance that a Seasons shareholder will receive the form of consideration that the shareholder elects with respect to any or all of his or her shares of Seasons common stock. If the elections of Seasons shareholders would exceed the specified limits, then the procedures for allocating Cadence common stock and cash to be received by Seasons shareholders will be followed by Cadence’s exchange agent. See “Allocation of Cadence Common Stock and Cash” below.

Election Form. Each record holder of shares of Seasons common stock shall submit an election form specifying the number of shares of Seasons common stock that such record holder desires to be stock election shares and the number of shares of Seasons common stock that such record holder desires to be cash election shares. Any such record holder who fails properly to submit an election form on or before the election deadline, which is 5:00 p.m., Central time, on October 18, 2006, in accordance with the procedures set forth below, or who has acquired shares of Seasons common stock after the close of business on the fifth day prior to the election deadline, shall be deemed to have made an election for stock election shares. Any dissenter’s shares shall be deemed to be cash election shares, and, with respect to such shares, the holders thereof shall not receive consideration comprised of Cadence common stock. Any election to receive Cadence common stock or cash shall have been properly made only if the exchange agent shall have actually received a properly completed election form by the election deadline.

After the special meeting and no later than 15 business days prior to the anticipated completion of the merger, Cadence’s exchange agent shall mail the election form to each holder of record of Seasons common stock as of three days prior to the mailing of the election form providing for such holders to make the cash election and/or the stock election. Any election other than a deemed stock election shall be validly made only if the exchange agent shall have received by the election deadline, an election form properly completed and executed (with the signature or signatures thereon guaranteed to the extent required by the election form) by such holder accompanied by such holder’s Seasons stock certificates, or by an appropriate guarantee of delivery of such certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company in the United States as set forth in such election form. Any holder of Seasons common stock who has made an election by submitting an election form to the exchange agent may at any time prior to the election deadline change such holder’s election by submitting a revised election form, properly completed and signed, that is received by the exchange agent prior to the election deadline. Any holder of Seasons common stock may at any time prior the election deadline revoke such holder’s election and withdraw such holder’s Seasons certificates deposited with the exchange agent by written notice to the exchange agent received by the close of business on the day prior to the election deadline.

If you became a holder of Seasons common stock between the date that is three days prior to the mailing of the election form and the close of business on the fifth business day prior to the election deadline, the exchange agent shall mail to each such record holder of Seasons Common Stock another election form. If you become a holder of record of Seasons common stock after the close of business on the fifth business day prior to the closing of the merger, you will be deemed to have elected to receive Cadence common stock.

Certificates representing shares of Cadence common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of a Cadence shareholder from the effective date. Until the certificates representing Seasons common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive the cash or stock consideration or dividends or distributions on the Cadence common stock into which such shares have been converted. When the certificates are surrendered to Cadence’s exchange agent, any unpaid dividends or other distributions will be paid without interest. Cadence has the right to withhold dividends or any other distributions on its shares until the Seasons stock certificates are surrendered for exchange.

Following the effective date of the merger, each Seasons stock certificate is evidence solely of the right to receive the merger consideration. In no event will either Cadence or Seasons be liable to any former Seasons shareholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

Cadence will not issue any fractions of a share of common stock. Rather, Cadence will pay cash for any fractional share interest that any Seasons shareholder would otherwise be entitled to receive in the merger. For each fractional share that would otherwise be issued, Cadence will pay by check an amount equal to the fractional share interest to which the holder would otherwise be entitled multiplied by the average closing market price for Cadence common stock for the ten full trading days ending on the third full trading day preceding the closing of the merger. Shares of Seasons common stock issued and held by Seasons as treasury shares as of the effective date of the merger, if any, will be canceled.

Any options to purchase Seasons common stock, vested or unvested, will be paid the difference between $18.83 and the exercise price. For purposes of determining the aggregate merger consideration paid to shareholders of Seasons common stock, any cash paid to holders of options or warrants to acquire Seasons common stock will be included as cash consideration and calculated as part of the $9,900,000 limitation on cash consideration.

Allocation of Cadence Common Stock and Cash

Notwithstanding the election of Seasons shareholders to receive cash, Cadence common stock or a combination of stock and cash in the merger, the aggregate purchase price to be paid by Cadence to shareholders and holders of options to acquire Seasons’ common stock shall be $22 million, of which $9,900,000 shall be in the form of cash consideration.

Over-election of the Cash Consideration. If the aggregate number of cash election shares multiplied by $18.83, and when added to the amount to be paid to holders of options to acquire shares of Seasons common stock, exceeds $9,900,000, then:

•	All stock election shares shall be converted into the right to receive Cadence common stock;

•	The exchange agent will select from among the holders of cash election shares, on a pro rata basis, a sufficient number of such shares that shall be deemed to be stock election shares (“Stock Designated Shares”) such that the number of cash election shares (less the Stock Designated Shares), when multiplied by $18.83, and added to the aggregate amount to be paid to holders of options to acquire Seasons common stock, is approximately equal $9,900,000.

•	All such Stock Designated Shares shall be converted into the right to receive Cadence common stock.

•	All cash election shares not deemed Stock Designated Shares shall be converted to the right to receive cash consideration in the amount of $18.83 per share.

Under-election of the cash consideration. If the aggregate number of cash election shares, multiplied by $18.83, and when added to the aggregate amount to be paid to holders of options to acquire shares of Seasons common stock, is less than $9,900,000, then:

•	All cash election shares shall be converted into the right to receive cash consideration in the amount of $18.83 per share.

•	The exchange agent will select from among the holders of stock election shares, on a pro rata basis, a sufficient number of such shares, which shall be deemed to be cash election shares (“Cash Designated Shares”) such that the number of Cash Designated Shares will, when added to the number of cash election shares, multiplied by $18.83, and added to the aggregate amount to be paid to holders of options to acquire Seasons shares, results in cash consideration approximately equal to $9,900,000.

•	All such Cash Designated Shares shall be converted into the right to receive $18.83 per share.

•	All stock election shares not deemed to be Cash Designated Shares shall be converted into the right to receive Cadence common stock.

No Election Shares. Shares held by Seasons shareholders (i) who indicate that they have no preference as to whether they receive Cadence common stock or cash or (ii) who do not make a valid election will be deemed to be stock election shares.

Effective Date

The merger transaction will take effect when all conditions, including obtaining shareholder and regulatory approval, have been satisfied or waived, or as soon as practicable thereafter as Cadence and Seasons may mutually select. Regulatory approval cannot be waived. We presently expect closing on the merger to occur during the fourth quarter of 2006. See “The Merger—Conditions to the Merger” and “The Merger—Regulatory Approvals,” beginning on pages      and     , respectively.

Statutory Provisions For Dissenter’s Rights of Shareholders

The following discussion does not purport to be a complete description of the law relating the right of shareholders to appraisal available under Georgia law and is qualified in its entirety by reference to the full text of Sections 1301-1332 of the Georgia Business Corporation Code.

A copy of the dissenter’s rights provided in Sections 1301-1332 of the Georgia Business Corporation Code is attached as Appendix B to this proxy statement/prospectus. If you desire to exercise dissenter’s rights, you should review carefully Sections 1301-1332 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Any holder of record of Seasons common stock who objects to the merger, and who fully complies with all of the provisions of Sections 1301-1332 of the Georgia Business Corporation Code (but not otherwise), will be entitled to seek appraisal for, and obtain payment of, the fair value of shares of Seasons common stock if the merger is consummated.

A shareholder of record may assert dissenter’s rights as to fewer than all of the Seasons shares registered in his or her name only if he or she objects with respect to all shares beneficially owned by any one person and notifies Seasons in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a shareholder asserting partial dissenter’s rights will be determined as if the shares as to which he or she objects, and his or her other shares were registered in the names of different shareholders.

A shareholder of Seasons who objects to the merger and desires to receive payment of the “fair value” of his or her Seasons common stock:

•	must deliver to Seasons, before the vote is taken at the special meeting, written notice of the shareholder’s intent to demand payment for his or her shares if the merger is effectuated;

•	must not vote his or her shares in favor of the merger; AND

•	must demand payment and deposit his or her certificate(s) in accordance with the terms of the dissenter’s notice sent to the shareholder by Seasons following approval and adoption of the merger agreement.

A vote against the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Shareholders asserting dissenter’s rights must separately comply with all three conditions.

All written notices should be sent to:	Seasons Bancshares, Inc. 336 Blue Ridge Street Blairsville, Georgia 30512 Attention: Nita Elliot

If the merger agreement is approved and adopted by Seasons’ shareholders, Seasons will mail, no later than 10 days thereafter, by certified mail to each shareholder who has properly demanded payment for his or her shares and not voted in favor of the merger, a written dissenter’s notice, addressed to the shareholder at such address as the shareholder has furnished Seasons in writing or, if none, at the shareholder’s address as it appears on the records of Seasons. After receiving the dissenter’s notice, any dissenter must file with Seasons a written demand for payment before the deadline set by the dissenter’s notice, which shall be no fewer than 30 days nor more than 60 days after the date the dissenter’s notice was delivered by Seasons.

If all three conditions above are satisfied in full, Seasons is required to make a written offer within 10 days of the later of the receipt of the demand for payment or the date the merger is effected, to each shareholder asserting dissenter’s rights to purchase all of such shareholder’s shares of Seasons stock at a specific price. If Seasons and any shareholder asserting dissenter’s rights are unable to agree on the fair value of the shares within 60 days, then Seasons will commence a proceeding in a court of competent jurisdiction in the county where the registered office of Seasons is located to determine the rights of the shareholders asserting dissenter’s rights and the fair value of his or her shares. If Seasons does not commence the proceeding within the 60-day period, then Seasons must pay any shareholder asserting dissenter’s rights the amount demanded.

In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against Seasons, except that the court may assess these costs against all or some of the shareholders asserting dissenter’s rights in amounts the court finds equitable to the extent the court finds such shareholders acted arbitrarily or not in good faith in demanding payment under the appraisal provisions.

Upon compliance with the statutory procedures, shareholders asserting dissenter’s rights will not have any rights as shareholders of Seasons or of Cadence, including, among other things, the right to receive dividends and the right to vote on matters submitted for shareholder consideration.

Seasons shareholders should note that cash paid to shareholders asserting dissenter’s rights in satisfaction of the fair value of their shares will be recognized as gain or loss for federal income tax purposes.

Failure by a Seasons shareholder to follow the steps required by the Georgia Business Corporation Code for perfecting dissenter’s rights will result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold Seasons common stock and are considering objecting to the approval and adoption of the merger agreement and exercising your dissenter’s rights under the Georgia Business Corporation Code, you should consult your legal advisors.

Representations and Warranties

The merger agreement contains representations and warranties relating to, among other things:

•	Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

•	Consistency of financial statements with accounting principles generally accepted in the United States.

•	Absence of material adverse changes, since September 30, 2005, in the assets, financial condition, results of operations, or prospects of Seasons and Cadence.

•	Absence of undisclosed material pending or threatened litigation.

•	Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

•	Quality of title to assets and properties.

•	Maintenance of adequate insurance.

•	Required board and shareholder approval.

•	Absence of material environmental violations, actions or liabilities.

•	Accuracy of information supplied by Cadence and Seasons for inclusion in this proxy statement/prospectus, filed under the Securities Act of 1933, in connection with the issuance of Cadence common stock in the merger.

•	Validity and binding nature of loans reflected as assets in the financial statements of Seasons.

•	Validity and legality of interest rate risk management instruments.

Conduct of Business Pending the Merger

In the merger agreement, Seasons agrees to use its best efforts to preserve its business organizations intact, to maintain its advantageous business relationships with customers, vendors and others with whom it does business and retain the services of key officers and employees, and to not take any action that would reasonably be expected to adversely affect or delay any necessary governmental approvals to consummate the merger.

In addition, Seasons has agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required or permitted by the merger agreement or consented to by Cadence. Seasons also agreed in the merger agreement that, among other things, it will not, without the prior written consent of Cadence:

•	Declare, set aside or pay any dividend or other distribution in respect of its capital stock.

•	Modify or amend any material contracts.

•	Increase the compensation or benefits of any employee or amend, establish or adopt any new employee benefit plan, except as may be required or in the ordinary course of business.

•	Make certain capital expenditure in excess of $10,000 per project or related series of projects or $25,000 in the aggregate.

•	Apply for or open a new branch office or loan production or servicing facility.

•	Make any new loan or credit facility commitment to any borrower in excess of $500,000 in the aggregate or compromise, extend, renew or modify any such loan or commitment in excess of $500,000.

•	Engage or participate in any material transaction or incur or sustain any material obligation, other than in the ordinary course of business consistent with past practice.

•	Settle any claim, action or proceeding involving monetary damages in excess of $10,000.

•	Change its articles of incorporation or bylaws.

•	Materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported.

Cadence and Seasons jointly agreed, among other things:

•	To prepare all applications, registration statements and other documents necessary to obtain all required regulatory approvals.

•	Subject to the terms of the merger agreement, to take all actions necessary to complete the transactions contemplated by the merger agreement.

No Solicitation of Other Transactions

Seasons has agreed that it will not, and will not allow others under its control to, directly or indirectly:

•	Solicit or facilitate any inquiries, approve or recommend any proposal, or enter into any agreement related to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seasons or its subsidiaries, or any purchase or sale of 5% or more of Seasons’ consolidated assets or acquisition of voting power of 5% or more of the total voting power of Seasons or of its subsidiaries; or

•	Have discussions with or provide confidential information or data to or negotiate with any third party concerning an acquisition proposal described above.

Notwithstanding the foregoing, in the event that, prior to the date of the special meeting, Seasons receives an unsolicited bona fide acquisition proposal and its board of directors concludes in good faith that such proposal constitutes, or is reasonably likely to result in a superior proposal, Seasons may, to the extent that its board of directors concludes in good faith based on the written opinion of its outside legal counsel attesting that the foregoing restriction constitutes a breach of the board of director’s obligations to its shareholders and that failure to take such actions would result in a violation of its fiduciary duties, approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the merger agreement) a superior proposal, or enter into an agreement with respect to a superior proposal.

Seasons has agreed to notify Cadence promptly if any acquisition proposal or inquiry described above is received by Seasons from any third party.

For a discussion of circumstances under which certain actions relating to a possible acquisition involving Seasons could result in Seasons being required to pay to Cadence a termination fee of $1 million, see “The Merger—Termination Fee,” beginning on page     .

Dividends

The merger agreement generally prohibits Seasons from paying any cash dividend or making any other distribution with respect to its capital stock, except that Seasons may cause Seasons Bank to pay dividends so long as such dividends are only paid to Seasons and that no such dividend shall cause Seasons Bank to cease to qualify as well capitalized.

Cadence expects that after completion of the merger, subject to approval and declaration by its board, it will continue to declare regular quarterly cash dividends on the shares of its common stock consistent with past practices.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to various conditions, which include, among other provisions, the following:

•	Seasons shall have obtained shareholder approval and adoption of the merger agreement.

•	The shares of Cadence common stock to be issued to the holders of Seasons Common Stock upon consummation of the merger shall have been authorized for listing on the American Stock Exchange, subject to official notice of issuance.

•	All necessary governmental approvals for the merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired, and no such approval or consent shall have imposed any condition or requirement, which Cadence determines would cause a material adverse effect as to Cadence or otherwise reduce the contemplated benefits of the merger to Cadence. See “The Merger—Regulatory Approvals,” at page .

•	The Form S-4, which includes this proxy statement/prospectus shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

•	There shall not be any order, decree, or injunction in effect preventing the completion of the merger.

•	Seasons and Cadence shall have received legal opinions from Powell Goldstein LLP and Adams and Reese LLP, respectively, that, among other things, the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986. See “The Merger—Federal Income Tax Consequences,” at page .

•	The representations and warranties are accurate, as of March 21, 2006 and the closing of the merger, in all material respects, except as to any representation or warranty that specifically relates to an earlier date and except as otherwise contemplated by the reorganization agreement.

•	Each party has performed in all material respects all obligations required to be performed under the merger agreement and each party shall have received from the other party a certificate attesting to the foregoing, signed by the CEO and CFO of that party.

Except for the requirements of Seasons shareholder approval, regulatory approvals, the listing of Cadence common stock on the American Stock Exchange, the effectiveness of the Form S-4, the opinion of SunTrust Robinson Humphrey, and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, Cadence or Seasons may waive each of the conditions described above in the manner and to the extent described in “The Merger—Amendment; Waiver,” at page     .

Subsidiary Bank Merger

As contemplated by the merger agreement, Seasons Bank and Cadence Bank have entered into a bank plan of merger. The bank plan of merger provides that, subject to receipt of all necessary regulatory approvals, simultaneously with the merger, Seasons Bank will merge with and into Cadence Bank, with Cadence Bank as the surviving bank. All shares of Seasons Bank will be canceled and will cease to exist and no consideration will be paid for these shares. Cadence and Seasons expect to complete the merger of Cadence Bank and Seasons Bank concurrently with the completion of the merger.

Regulatory Approvals

Completion of the merger and reorganization transactions is subject to the prior receipt of all consents or approvals of, and the provision of all notices to federal and state authorities required to complete the merger of Seasons with Cadence, and the expiration of all applicable waiting periods.

Cadence and Seasons have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger. These approvals include, among others, approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Office of the Comptroller of the Currency. The merger cannot proceed in the absence of these required regulatory approvals.

Federal Reserve Board. The merger of two bank holding companies requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act, or receipt from the Federal Reserve Board of a waiver of this approval. Pursuant to federal law, we have requested that the Federal Reserve Board waive any approval and defer to the approval of the Office of the Comptroller of the Currency.

Office of the Comptroller of the Currency. The merger of two banks in which the surviving bank is a national bank requires the approval of the Office of the Comptroller of the Currency. In certain situations, if the Federal Reserve Board waives its approval, the Office of the Comptroller of the Currency may also review and approve the merger of two bank holding companies. Cadence has requested that the Federal Reserve Board waive its approval. Therefore, if the Federal Reserve Board waives jurisdiction, the Office of the Comptroller of the Currency will review the merger, including both the merger of Seasons into Cadence and Seasons Bank into Cadence Bank. The Office of the Comptroller of the Currency generally will not approve any merger:

•	That would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States; or

•	That could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade, unless the Office of the Comptroller of the Currency finds that the public interest in meeting the convenience and needs of the communities served outweighs the anti-competitive effects of the proposed transaction.

The Office of the Comptroller of the Currency is also required to consider the financial and managerial resources and future prospects of Cadence, Seasons and their subsidiary banks and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Office of the Comptroller of the Currency also must take into account the record of performance of Cadence and Seasons in meeting the credit needs of their communities, including low and moderate-income neighborhoods. In addition, the Comptroller must take into account the effectiveness of Cadence and Seasons in combating money laundering activities.

Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing. Any merger approved by the Office of the Comptroller of the Currency generally may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the Office of the Comptroller of the Currency and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

Applications. Cadence and Seasons have filed the necessary application with the Federal Reserve Board and the OCC, requesting approval of the merger, including the bank merger. The application describes the terms of the merger, the parties involved, and the activities to be conducted by the combined companies as a result of the merger, and contain certain related financial and managerial information. Copies of the application will be provided to the U.S. Department of Justice and other governmental agencies.

Amendment; Waiver

Cadence has reserved the right to revise the structure of the merger. Any such change, however, will not alter the merger consideration, adversely affect the tax consequences of the merger to Seasons shareholders or materially impede the consummation of the merger.

Additionally, subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the matters presented in connection with the merger by the shareholders of Seasons; provided, however, that after any Seasons shareholder approval, no amendment shall be made which by law requires further approval by Seasons shareholders without such further approval.

At any time prior to the consummation of the merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement and (c) waive compliance with any of the agreements or conditions contained in the merger agreement, except those that cannot be waived.

Termination

The merger agreement may be terminated by either Cadence or Seasons at any time prior to the closing of the merger:

•	By mutual consent, if the board of directors of each of Cadence and Seasons so determines.

•	If (i) the parties fail to obtain regulatory approval and such denial has become final and nonappealable or (ii) any governmental authority of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the merger.

•	If the merger is not consummated by December 31, 2006, unless the failure to complete the merger is because of the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party.

•	If the conditions precedent to the merger are not satisfied.

•	If Seasons’ shareholder approval of the merger agreement is not obtained.

Cadence may terminate the merger agreement at any time prior to the closing of the merger if:

•	Seasons materially breaches any of the unwaived covenants or agreements made by the Seasons or any of the representations or warranties, and in either case, such breach is not cured within 30 days following written notice to the Seasons, or which breach, by its nature, cannot be cured prior to the closing of the merger.

•	The board of directors of Seasons changes its recommendation to the shareholders of Seasons (or shall have resolved to do so);

•	Subject to the exception discussed in the section “The Merger—No Solicitation of Other Transactions,” Seasons approves or recommends, or proposes publicly to approve or recommend, any acquisition proposal or approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal or propose or agree to do any of the foregoing.

•	A tender offer or exchange offer for 5% or more of the outstanding shares of Seasons common stock is commenced (other than by Cadence or a Subsidiary thereof), and the board of directors of Seasons recommends that the shareholders of Seasons tender their shares in the tender or exchange offer or otherwise fails to recommend that the shareholders reject the tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act;

Seasons may terminate the merger agreement at any time prior to the closing of the merger if:

•	Prior to the date of the Seasons special meeting, Seasons receives an unsolicited bona fide acquisition proposal and Seasons’ board of directors concludes in good faith that such proposal constitutes or is reasonably likely to result in a superior proposal, Seasons may, to the extent that its board of directors concludes in good faith based on the written opinion of its outside legal counsel attesting that the foregoing restriction constitutes a breach of the board of director’s obligations to its shareholders and that failure to take such actions would result in a violation of its fiduciary duties, approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the merger agreement) a superior proposal, or enter into an agreement with respect to a superior proposal.

•	Through a resolution adopted by a majority of the entire Seasons’ board of directors, if both of (a) the average trading price of Cadence common stock for the full ten trading days ending on the third full trading day preceding the closing of the merger is less than $18.87, and (b) the quotient obtained by dividing the average closing market price of Cadence common stock for the full ten trading days preceding the closing of the merger by $23.59 shall be less than the quotient obtained by dividing the index price on the closing date by the index price on the execution date and subtracting .20 from such quotient. The “index price” on a given date means the closing price of the NASDAQ Bank Index as reported by Bloomberg LP (symbol: CBNK). If Seasons elects to exercise this termination right, Seasons must give prompt written notice to Cadence at any time during the five business day period commencing on the business day preceding the day before the proposed closing provided that such election to terminate may be withdrawn at any time within the aforementioned five business day period. During the five business day period following the day on which Cadence receives such notice, Cadence shall have the option of adjusting the merger consideration within certain parameters described in the merger agreement.

Termination Fee

Seasons will pay Cadence a termination fee of $1 million if:

•	Cadence terminates the merger agreement because of the commencement of a tender offer or exchange offer for 5% or more of the outstanding shares of Seasons common stock and the board of directors of Seasons recommends that the Seasons shareholders tender their shares or fails to recommend that the shareholders reject such tender of exchange offer within the ten business day period specified in Rule 14(e)-2(a) under the Securities Exchange Act.

•	Cadence terminates the merger agreement because the board of directors of Seasons failed to unanimously recommend adoption of the merger agreement or breached the terms of the merger agreement relating to the solicitation of other transactions and the breach has a material adverse effect on Cadence. See “The Merger—No Solicitation of Other Transactions” on page .

•	Seasons terminates the merger agreement because Seasons has entered into a definitive agreement for the acquisition or merger of Seasons with another entity, subject to the terms of the merger agreement.

Expenses

Cadence and Seasons will pay their respective expenses and costs incurred in connection with the merger, including fees and expenses of legal counsel, accountants, and financial consultants.

Management and Operations After the Merger

The board of directors and management of Cadence will remain the same both before and after the merger.

Employment; Severance

As of or as soon as practicable following the closing of the merger, the employees of Seasons and Seasons Bank will become employees of Cadence or one of its subsidiaries and will be eligible to participate in Cadence employee benefit plans in which similarly situated employees of Cadence or its subsidiaries participate.

Any employee of Seasons or Seasons Bank as of March 21, 2006 (other than those employees covered by either a written employment or severance agreement) whose employment is discontinued by Cadence or one of its subsidiaries within one year after the closing of the merger (unless termination of such employment is for cause) shall be entitled to a severance payment from Cadence or its subsidiary equal in amount to two weeks’ base pay for each full year the employee was employed by Seasons or Seasons Bank or any successor or predecessor thereto, subject to a minimum of four weeks’ severance and a maximum of 16 weeks’ severance. Any severance paid will be in lieu of, and not in addition to, any amounts that may have otherwise been payable pursuant to Seasons’ written severance policy.

Upon completion of the merger, Nita Elliot, Chief Financial Officer of Seasons, and David K. George, President of Seasons, will have employment agreements with Cadence Bank, a subsidiary of Cadence, as the successor entity to Seasons Bank.

Employee Benefit Plans

The merger agreement provides that each Seasons employee who becomes an employee of Cadence or Cadence at the effective date of the merger will be entitled to full credit for each year of service with Seasons for purposes of determining eligibility for participation and vesting, but not for benefit accrual, in the Cadence or Cadence employee benefit plans, programs and policies. After the effective date of the merger, Cadence may, at its discretion, maintain, discontinue or amend any Seasons benefit plan, subject to the plan’s provisions and applicable law.

Immediately prior to the closing of the merger, the Seasons Simple IRA Plan shall be terminated and the Seasons employees who are then participating in the Seasons Simple IRA plan shall be eligible to become participants in the Cadence 401(k) Plan.

Options

Seasons, from time to time, issued options to purchase Seasons common stock. Pursuant to the terms of the merger agreement, all options, vested or unvested, shall be entitled to receive cash in the amount of $18.83 less the exercise price.

Interests of Management and Others in the Merger

Share Ownership

As of                     , 2006, the record date for the special meeting of Seasons shareholders, the directors and executive officers of Seasons may be deemed to be the beneficial owners of 263,742 shares, representing 25.5% of the outstanding shares of Seasons common stock.

As of                     , 2006, the directors and executive officers held 298,002 options and warrants to acquire Seasons common stock. Pursuant to the terms of the merger agreement, these officers and directors are entitled to receive $18.83 less the exercise price of the options and warrants.

Indemnification and Insurance

Cadence has agreed to indemnify the directors and officers of Seasons or Seasons Bank against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities arising out of actions or omissions occurring prior to the merger’s effective date or the merger agreement to the fullest extent permitted under Seasons’ articles of incorporation, bylaws and applicable law.

Cadence has also agreed to use its best effort to cause the officers and directors of Seasons or Seasons Bank immediately prior to the effective date of the merger to be covered for a period of two years from the closing of the merger by the directors’ and officers’ liability insurance policy or policies maintained by Cadence. The insurance coverage is to provide at least the same level of coverage available under Seasons’ current directors’ and officers’ liability insurance policy. Cadence is not obligated to make annual premium payments (for the portion related to Seasons’ directors and officers) that exceed 200% of the initial annual premiums maintained by Seasons prior to the merger. If the amount of the annual premium payments exceeds this amount, Cadence shall use reasonable efforts to obtain the most advantageous policy available up to this maximum amount.

Accounting Treatment

Cadence will account for the merger under the purchase method of accounting. Cadence will record, at fair value, the acquired tangible and identifiable intangible assets and assumed liabilities of Seasons. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Cadence will record the excess as “goodwill.” Under generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. Cadence will include in its results of operations the results of Seasons’ operations only after completion of the merger.

Federal Income Tax Consequences

In the opinion of Adams and Reese LLP, Cadence’s legal counsel, and Powell Goldstein LLP, Seasons’ legal counsel, the following discussion addresses the material United States federal income tax consequences of the merger to a Seasons shareholder who holds shares of Seasons common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended, which is referred to in this document as the “Code.” Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to Seasons shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Seasons shareholders subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Seasons shareholders who hold their shares of Seasons common stock as part of a hedge, straddle or conversion transaction, Seasons shareholders who acquired their shares as compensation, and Seasons shareholders who are not “United States persons” as defined in section 7701(a)(30) of the Code). In addition, this discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

Seasons shareholders are urged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger to them.

The closing of the merger is conditioned upon the receipt by Cadence and Seasons of the opinions of Adams and Reese LLP, counsel to Cadence, and Powell Goldstein LLP, counsel to Seasons, dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Seasons and Cadence) which are consistent with the state of facts existing as of the effective date of the merger, the merger constitutes a reorganization under Section 368(a) of the Code.

The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither Seasons nor Cadence intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which the opinion is based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, the discussion below reflects the conclusions of Adams and Reese LLP and Powell Goldstein LLP, in their respective opinions as to the material United States federal income tax consequences of the merger to Seasons shareholders.

A shareholder who receives in the merger only shares of Cadence common stock in exchange for shares of Seasons common stock generally will not recognize gain or loss, except with respect to any cash received in lieu of a fractional share interest in Cadence common stock.

A shareholder who receives in the merger solely cash in exchange for shares of Seasons common stock will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and the tax basis in the shares of Seasons common stock exchanged.

A shareholder who receives in the merger a combination of cash and shares of Cadence common stock in exchange for shares of Seasons common stock generally will recognize gain as capital gain or ordinary income (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Cadence common stock received pursuant to the merger over such shareholder’s adjusted tax basis in the shares of Seasons common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any recognized gain generally will be long-term capital gain if the Seasons shareholder’s holding period with respect to the Seasons common stock surrendered is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the cash received will be treated as a dividend to the extent of the Seasons shareholder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “The Merger—Possible treatment of cash as a dividend,” below.

The aggregate tax basis of Cadence common stock received by a Seasons shareholder pursuant to the merger (including any fractional share deemed received and redeemed) will be equal to the aggregate adjusted tax basis of the shares of Seasons common stock surrendered, reduced by the amount of cash, if any, received by the Seasons shareholder pursuant to the merger (other than cash received in lieu of a fractional share of Cadence common stock), and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by the Seasons shareholder on the exchange. The holding period of the Cadence common stock will include the holding period of the shares of Seasons common stock surrendered. If a Seasons shareholder has differing bases or holding periods in respect of his or her shares of Seasons common stock, such shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Cadence common stock received in the exchange.

Possible treatment of cash as a dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or as distribution of a dividend depends upon whether and to what extent the exchange reduces the Seasons shareholder’s deemed percentage stock ownership of Cadence. For purposes of this determination, Seasons shareholders will be treated as if they first exchanged all of their shares of Seasons common stock solely for Cadence common stock and then Cadence immediately redeemed (the “deemed redemption”) a portion of the Cadence common stock in exchange for the cash actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if (1) the deemed redemption is “substantially disproportionate” with respect to the Seasons shareholder (and the shareholder actually or constructively owns after the deemed redemption less than 50% of voting power of the outstanding Cadence common stock) or (2) the deemed redemption is “not essentially equivalent to a dividend.” Gain recognized will also be capital gain to the extent the recognized gain exceeds the shareholder’s ratable share of Seasons accumulated earnings and profits.

The deemed redemption generally will be “substantially disproportionate” with respect to a Seasons shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a Seasons shareholder will depend upon the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must generally result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of Cadence. In general, the determination requires a comparison of (1) the percentage of the outstanding stock of Cadence that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Cadence that is actually and constructively owned by the shareholder immediately after the deemed redemption. In applying the above tests, a Seasons shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons and certain entities in addition to the stock actually owned by the shareholder. As these rules are complex and dependent upon a Seasons shareholder’s specific circumstances, each shareholder that may be subject to these rules should consult his or her tax advisor. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” even if the shareholder has only a relatively minor reduction in such shareholder’s percentage stock ownership under the above analysis. Currently, the maximum rate of federal income tax imposed on long-term capital gains and dividend income is the same, 15%.

Cash received in lieu of a fractional share. Cash received by a Seasons shareholder in lieu of a fractional share of Cadence common stock generally will be treated as received in redemption of the fractional share, and gain generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of Seasons common stock surrendered that is allocable to the fractional share. The gain generally will be long-term capital gain if the holding period for the shares of Seasons common stock is more than one year.

Backup Withholding. To the extent that a Seasons shareholder receives cash in exchange for surrendering shares of Seasons common stock, the shareholder may be subject to backup withholding at a rate of 28% if the shareholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns, or (3) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s United States federal income tax liability provided that the shareholder furnishes the required information to the IRS.

The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, a Seasons shareholder’s individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to a Seasons shareholder will depend upon the facts of his or her particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular tax consequences to you of the merger, as well as to any later sale of shares of Cadence common stock received by you in the merger.

Resale of Cadence Common Stock

You may freely transfer the Cadence common stock issued in the merger under the Securities Act, unless you are deemed to be:

•	An “affiliate” of Seasons for purposes of Rule 145 of the Securities Act; or

•	An “affiliate” of Cadence for purposes of Rule 144 under the Securities Act.

Affiliates will include persons (generally executive officers, directors and 10% or more shareholders) who control, are controlled by, or are under common control with (1) Cadence or Seasons at the time of the Seasons special meeting, or (2) Cadence, at or after the effective date of the merger.

Rule 144 and 145 will restrict the sale of shares of Cadence common stock received in the merger by affiliates and certain of their family members and related interests.

Seasons affiliates:

•	Generally, during the year following the effective date of the merger, those persons who are affiliates of Seasons at the time of the Seasons special meeting, provided they are not affiliates of Cadence at or following the effective date of the merger, may publicly resell any shares of Cadence common stock received by them in the merger, subject to certain limitations and requirements. These include the amount of Cadence common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about Cadence.

•	After the one-year period, these affiliates may resell their shares without the restrictions, so long as there is adequate current public information with respect to Cadence as required by Rule 144.

This proxy statement/prospectus does not cover any resales of shares of Cadence common stock received by persons who may be deemed to be affiliates of Cadence or Seasons. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the applicable rules and regulations.

Each Seasons director, as an affiliate of Seasons, has agreed with Cadence not to transfer any shares of Cadence common stock received in the merger except in compliance with the Securities Act.

Material Contracts

On April 20, 2006, Seasons Bank issued a certificate of deposit to Cadence Bank for $4.0 million at Seasons Bank’s posted rate of interest of 5.0%, and which matures on October 20, 2006. Other than this transaction, there have been no material contacts or other transactions between Seasons and Cadence since the merger agreement, nor have there been any material contracts, arrangements, relationships or transactions between Seasons and Cadence during the past five years, other than in connection with the merger agreement as described in this document.

No Fractional Shares

No fractional shares of Cadence common stock shall be issued in the merger. Instead of fractional shares and subject to certain restrictions, Seasons shareholders will receive an amount of cash based on the average closing price of Cadence common stock for the ten full trading days ending on the third full trading day prior to the date the merger is completed.

DESCRIPTION OF CADENCE FINANCIAL CORPORATION CAPITAL STOCK

In this section, we describe the material features and rights of Cadence’s capital stock. This summary does not purport to be complete and is qualified in its entirety by reference to applicable Mississippi law, Cadence’s articles of incorporation, and Cadence’s bylaws, as described below. See “Where You Can Find More Information” beginning on page    .

General

Cadence is currently authorized to issue 50,000,000 shares of common stock having a par value of $1.00 per share. Each share of Cadence common stock has the same relative rights as, and is identical in all respects to, each other share of Cadence common stock.

As of June 30, 2006, there were 10,946,724 shares of Cadence common stock outstanding, and 1,111,250 shares of Cadence common stock reserved for issuance pursuant to various employee incentive, compensation and option plans. After giving effect to the merger with Seasons and the merger with SunCoast, on a pro forma basis, approximately 12,406,375 million shares of Cadence common stock will be outstanding.

Common Stock

Distributions. Subject to certain regulatory restrictions, Cadence can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. Cadence is a holding company, and Cadence’s primary source for the payment of dividends is dividends from its subsidiaries. The payment of dividends by Cadence is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Cadence are entitled to receive and share equally in dividends declared by the board of directors of Cadence out of funds legally available therefor.

Voting Rights. The holders of common stock of Cadence possess exclusive voting rights in Cadence. They elect the Cadence board of directors and act on such other matters as are required to be presented to them under Mississippi law, the rules promulgated by the American Stock Exchange or Cadence’s articles of incorporation and bylaws or as are otherwise presented to them by the board of directors. Each holder of Cadence common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Certain matters require a 75% shareholder vote.

Liquidation. In the event of any liquidation, dissolution or winding up of Cadence Bank, Cadence, as holder of Cadence Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Cadence Bank (including all deposit accounts and accrued interest thereon), all assets of Cadence Bank available for distribution. In the event of liquidation, dissolution or winding up of Cadence, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Cadence available for distribution.

Preemptive Rights. Holders of Cadence common stock do not have preemptive rights with respect to any shares that may be issued. The Cadence common stock is not subject to redemption.

Anti-takeover Provisions. See “Certain Anti-takeover Provisions” for a description of anti-takeover provisions in Cadence’s articles of incorporation and bylaws.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

Cadence and Seasons are incorporated under the laws of the States of Mississippi and Georgia, respectively. As a result of the merger, Seasons shareholders will become shareholders of Cadence. Thus, following the merger, the rights of Seasons shareholders who become Cadence shareholders in the merger will be governed by the laws of the State of Mississippi, as opposed to Georgia, and will also then be governed by Cadence’s articles of incorporation and the bylaws. The Cadence articles of incorporation and bylaws will be unaltered by the merger. As more fully described below, Cadence and Seasons’ respective articles of incorporation and bylaws are substantially similar in many material respects.

Authorized Capital

Cadence. The authorized capital stock of Cadence consists of:

•	50,000,000 shares of common stock, par value $1.00 per share.

Seasons. The authorized capital stock of Seasons consists of:

•	10,000,000 shares of Seasons common stock, par value $1.00 per share; and

•	2,000,000 shares of Seasons preferred stock, no par value.

Number and Election of Directors

Cadence. The board of directors of Cadence currently has 19 members. Cadence’s articles of incorporation provide that the Cadence board of directors will consist of no more than 25 directors. The board of directors may be expanded by Cadence with the affirmative vote of the holders of 75% of the outstanding common stock of Cadence. The number of directors within the stated limitation is fixed from time to time by the board of directors by a resolution duly adopted by the board. The board of directors of Cadence before the merger will be the board of directors of Cadence after the merger.

Cadence’s articles of incorporation provide that the members of the Cadence board of directors each serve one-year terms and are elected annually by the Cadence shareholders.

Seasons. The board of directors of Seasons currently has 12 members. The Seasons bylaws provide that the Seasons board of directors will consist of not less than 5 nor more than 25 members to be fixed from time to time by the shareholders by the affirmative vote of two-thirds of the issued and outstanding shares of Seasons entitled to vote, or by the board of directors by the affirmative vote of two-thirds of all directors then in office.

The Seasons bylaws provide for three classes of directors, Class I, Class II and Class III. Each director in Class I is elected to an initial term of 1 year, each director in Class II is elected to an initial term of 2 years, and each director in Class 3 is elected to an initial term of 3 years. Upon the expiration of the initial term for each class of director, the directors of each class are elected to serve three-year terms.

Voting Rights

In the case of Seasons, the affirmative vote of two-thirds of the Seasons directors and the affirmative vote of a majority of the issued and outstanding shares of Seasons or the affirmative vote of a majority of the directors of Seasons and the affirmative vote of two-thirds of the issued and outstanding shares of Seasons is required to approve certain business transactions, including a merger. In the case of Cadence, the affirmative vote of 75% of the then outstanding shares of common stock entitled to vote is required for certain business combinations, certain liquidations or dissolutions, and certain reclassifications of securities. The vote of Cadence shareholders is not necessary to approve this merger transaction.

Under Mississippi and Georgia law, shareholders do not have cumulative voting rights in the election of directors unless the articles of incorporation so provide. Neither Cadence’s nor Seasons’ articles of incorporation provides for cumulative voting.

In the case of both Cadence and Seasons, the presence in person or by proxy of shares representing a majority of shares entitled to vote at the meeting is considered a quorum.

Vacancies and Removal

In the case of both Cadence and Seasons, vacancies and newly created directorships are filled by a majority vote of the directors then in office. In the case of Cadence, the person who fills any vacancy holds office for the unexpired term of the director which that person succeeds, and, for Seasons, the term of a director elected by the board of directors lasts until the next annual shareholders meeting.

Cadence’s articles of incorporation provide that a director may be removed from office for cause by the affirmative vote of a majority of the entire board of directors or by the affirmative vote of the shareholders of Cadence representing the majority of the shares of outstanding Cadence common stock.

Seasons’ bylaws provide that a director may be removed with cause upon the affirmative vote of holders of a majority of the issued and outstanding shares of the corporation or by the affirmative vote of at least two-thirds of the Seasons directors, excluding the director removed. A director may be removed without cause only upon the affirmative vote of at least two-thirds of the issued and outstanding shares of Seasons.

Indemnification of Directors and Officers

Under Georgia law, Seasons is required to indemnify a director, and may indemnify a officer, who was wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party because he or she was a director or officer of Seasons against reasonable expenses incurred by the director or officer in connection with the proceeding. Georgia law also contains detailed and comprehensive provisions regarding when Seasons is permitted, although not required, to indemnify its officers and directors against expenses, judgments, fines and other expenses in connection with litigation. Additionally, Seasons bylaws mandate that Seasons advance reasonable expenses to a director or officer who is a party to a proceeding if the director or officer fulfills certain requirements under the bylaws.

Under Mississippi law, Cadence must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director or officer of Cadence against reasonable expenses incurred by him in connection with the proceeding. Mississippi law also contains detailed and comprehensive provisions regarding when Cadence is permitted, although not required, to indemnify its officers and directors against expenses, judgments, fines and other expenses in connection with litigation.

In the case of both Cadence and Seasons, the articles of incorporation and bylaws provide that Cadence and Seasons will indemnify their directors, officers, employees, and agents to the fullest extent authorized by Mississippi and Georgia law, respectively, against all expense, liability and loss reasonably incurred or suffered. Both Cadence’s and Seasons’ articles of incorporation and bylaws further permit Cadence and Seasons to maintain insurance on behalf of any director, officer, employee, or agent of Cadence or Seasons.

Ability to Call Special Meetings and Act by Written Consent

For Cadence, except as otherwise required by law, special meetings of shareholders may be called by a majority vote of the board of directors or by the holders of 20% of the outstanding common stock of Cadence.

Under the bylaws of Seasons, special meetings of shareholders may be called by the board of directors, by Seasons’ president, or by Seasons at the request of any one or more shareholders owning an aggregate of not less than 25% of the outstanding Seasons capital stock.

Under the articles of incorporation and bylaws of Cadence and Seasons, the board or directors may take any action without a meeting if the action is taken by all members of the board and is evidenced by a written consent signed by each director.

Under Georgia law, when read in conjunction with the Seasons’ articles of incorporation, the shareholders of Seasons may take action without a meeting if the action is taken by all the shareholders entitled to vote on the action and such action is evidenced by one or more signed written consents.

Under Mississippi law, the shareholders of Cadence may take action without a meeting if the action is taken by all shareholders eligible to vote and is evidenced by a signed written consent of all the shareholders.

Preemptive Rights

Neither Cadence’s nor Seasons’ articles of incorporation provides for preemptive rights for its shareholders.

CERTAIN ANTI-TAKEOVER PROVISIONS

General

Provisions of Cadence’s articles of incorporation and bylaws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of Cadence without negotiation with the Cadence board of directors. The effect of these provisions is discussed briefly below. All of the provisions discussed below are currently contained in Cadence’s articles of incorporation and bylaws. Seasons’ articles of incorporation and bylaws also contain similar provisions, although Seasons’ articles of incorporation also provide for the issuance of preferred stock, which may have an anti-takeover effect.

Classification of Board of Directors; No Cumulative Voting

Cadence’s articles of incorporation and bylaws provide that the board of directors of Cadence is to be re-elected annually. Cadence’s articles of incorporation also do not and will not, after the merger, authorize cumulative voting for the election of directors of Cadence. The absence of cumulative voting makes it more difficult for a person owning a minority interest to exercise control over the board of directors.

Size of Board; Vacancies; Removal of Directors

The provisions of Cadence’s articles of incorporation and bylaws giving the Cadence board of directors the power to determine the exact number of directors and to fill any vacancies or newly created positions, and allowing removal of directors only for cause upon a majority vote of shareholders, are intended to insure that the classified board provisions discussed above are not circumvented by the removal of incumbent directors.

Amendment of Certificate of Incorporation and Bylaws

The requirements in Cadence’s articles of incorporation for a 75% shareholder vote for the amendment of certain provisions of Cadence’s articles of incorporation are intended to prevent a shareholder who controls a majority of the Cadence common stock from avoiding the requirements of important provisions of Cadence’s articles of incorporation simply by amending or repealing them. Thus, the holders of a minority of the shares of Cadence’s common stock could block the future repeal or modification of Cadence’s articles of incorporation, even if that action were deemed beneficial by the holders of more than a majority, but less than 75%, of the Cadence common stock.

Business Combination Statutes and Provisions

Pursuant to the Mississippi Business Corporation Act (“MBCA”), in the case of a merger or share exchange, with some exceptions, Cadence’s Board of Directors must submit the plan of merger or share exchange to the shareholders for approval, and the approval of the plan of merger or share exchange generally requires the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the shares entitled to vote on the plan exists.

The MBCA also provides that a sale, lease, exchange or other disposition of assets, subject to certain exceptions, requires approval of Cadence’s shareholders if Cadence would leave the corporation without a significant continuing business activity. If Cadence retains a business activity that represented at least 25% of total assets at the end of the most recently completed fiscal year, and 25% of either income from continuing operations for that fiscal year, in each case of Cadence and its subsidiaries on a consolidated basis, Cadence will conclusively be deemed to have retained a “significant continuing business activity.” The board of directors of Cadence must submit the proposed disposition to the shareholders for their approval and the approval of a disposition by the shareholders shall require the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the shares entitled to vote on the disposition exists.

The MBCA also provides that a Cadence director, in determining what he reasonably believes to be in the best interests of Cadence, shall consider the interests of Cadence’s shareholders and, in his discretion, may consider the interests of Cadence’s employees, suppliers, creditors and customers, the economy of the state and nation, community and societal considerations and the long-term as well as short-term interests of Cadence and its shareholders, including the possibility that such interests may be best served by the continued independence of Cadence.

The articles of incorporation of Cadence also provide for certain super-majority requirements to approve a merger of Cadence. Under the articles of incorporation, the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding common stock of Cadence is required to authorize (a) a merger or consolidation of Cadence with, or (b) a sale, exchange or lease of twenty-five percent (25%) or more of the assets of Cadence to, any person or entity unless approval of such proposed transaction is recommended by at least a majority of the entire board of directors of Cadence.

Additionally, Cadence’s articles of incorporation provide that the affirmative vote of the shareholders of not less than seventy-five percent (75%) of the common stock and the affirmative vote of the shareholders of not less than sixty-seven percent (67%) of the outstanding shares of Cadence common stock held by the shareholders other than by a controlling party (as hereafter defined) shall be required for the approval or authorization of any merger, consolidation, reverse stock split, sale, exchange or lease of twenty-five percent (25%) or more of the assets of Cadence or its common stock. “Controlling Party” is defined by the articles of incorporation as any shareholder or other person who owns or controls twenty percent (20%) or more of Cadence’s common stock at the time of the proposed transaction. However, this supermajority requirement shall not apply to any transaction that has been approved by a majority of the Continuing Directors. The term “Continuing Director” is defined as any incumbent director who is not a controlling party or in any manner affiliated or associated with or a representative of a Controlling Party and such person’s nomination for election was recommended or approved by the Nominating and Corporate Governance Committee of Cadence and a majority of the incumbent directors at the time of such nomination.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Cadence and Seasons may have appeared had the businesses actually been combined as of the date indicated. The unaudited pro forma combined balance sheets at December 31, 2005 and March 31, 2006 gives effect to Cadence’s recent offering of 2.76 million shares of common stock and the mergers of SunCoast and Seasons, and assumes these transactions were completed on that date. The unaudited pro forma combined income statements for the year ended December 31, 2005 and the period ended March 31, 2006 gives effect to Cadence’s recent offering of 2.76 million shares of common stock and the mergers of SunCoast and Seasons as if the transactions had been completed on January 1, 2005 and January 1, 2006, respectively. The unaudited pro forma combined financial information shows the impact of the merger on Cadence’s and Seasons’ combined financial position and results of operations under the purchase method of accounting with Cadence treated as the acquiror. Under this method of accounting, Cadence will be required to record the assets and liabilities of Seasons at their estimated fair market values as of the date the merger is completed.

The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Cadence that are incorporated into this document by reference and of Seasons that are included as a part of this document. See “Where You Can Find More Information” on page      and “Index to Seasons’ Financial Statements” beginning on page F-1.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates.

CADENCE FINANCIAL CORPORATION

PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2005

	Cadence Financial Corp. (8)	Offering Adjustments (1)(9)	Pro Forma Post Offering	SunCoast (10)	SunCoast Adjustments		Seasons	Seasons Adjustments		Combined (13)
	(In thousands, except per share data)
ASSETS:
Cash and Cash Equivalents	$43,122	$50,291	$93,413	$4,623	$(16,528	)(11)	$1,729	$(9,900	)(11)	$73,337

Available-For-Sale Securities	418,685	—	418,685	9,603	—		6,176	—		434,464
Held-To-Maturity Securities and other	23,755	—	23,755	620	—		334	—		24,709

Total Securities	442,440	—	442,440	10,223	—		6,510	—		459,173

Loans	860,644	—	860,644	114,171	(113	)(12)	64,494	—		1,039,196
Less: Reserve For Loan Losses	(9,312)	—	(9,312)	(1,194)	—		(900)	—		(11,406)

Net Loans	851,332	—	851,332	112,977	(113)		63,594	—		1,027,790

Bank Premises and Equipment (Net)	19,243	—	19,243	3,067	—		3,314	—		25,624

Goodwill	36,556	—	36,556	—	20,600	(6)	—	14,727	(6)	71,883

Core Deposit Premium	3,098	—	3,098	—	1,488	(6)	—	714	(6)	5,300

Other Assets	50,326	—	50,326	1,034	—		611	—		51,971

TOTAL ASSETS	$1,446,117	$50,291	$1,496,408	$131,924	$5,447		$75,758	$5,541		$1,715,078

LIABILITIES AND SHAREHOLDERS’ EQUITY

Non-Interest Bearing Deposits	$167,023	$—	$167,023	$11,880	$—		$5,899	$—		$184,802
Interest-Bearing Deposits	954,661	—	954,661	104,955	—		57,993	—		1,117,609

Total Deposits	1,121,684	—	1,121,684	116,835	—		63,892	—		1,302,411
Other Borrowed Funds	193,507	—	193,507	—	—		4,400	—		197,907
Other Liabilities	13,942	—	13,942	388	1,143		325	582		16,380

TOTAL LIABILITIES	$1,329,133	$—	$1,329,133	$117,223	$1,143		$68,617	$582		$1,516,698

Preferred Stock	—	—	—	5	(5)		—	—		—

Common Equity	9,616	1,331	10,947	11	(11)		973	(973)
					892	(5)		568	(5)	12,407
Surplus and Undivided Profits	143,265	21,223	164,488	14,870	(14,870)		6,252	(6,252)
					18,113			11,532		194,133
Accumulated Other Comprehensive Income	(8,160)	—	(8,160)	(185)	185		(84)	84		(8,160)
Treasury Stock at Cost	(27,737)	27,737	—	—	—		—	—		—

TOTAL SHAREHOLDERS’ EQUITY	116,984	50,291	167,275	14,701	4,304	(7)	7,141	4,959	(7)	198,380

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,446,117	$50,291	$1,496,408	$131,924	$5,447		$75,758	$5,541		$1,715,078

YEAR END NUMBER OF SHARES O/S	8,174	10,934	—	11,826	—		11,502			12,394

BOOK VALUE PER SHARE	$14.31	$4.60	$15.30	$1.24	$0.36		$0.62	$0.43		$16.01

CADENCE FINANCIAL CORPORATION

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2005

	Cadence Capital Corp. (8)	Offering Adjustments (1)(9)	Cadence Post Offering	SunCoast (10)	SunCoast Adjustments		Seasons	Seasons Adjustments		Combined (13)
	(In thousands, except per share data)
INTEREST INCOME:
Interest and fees on loans	$53,035	$—	$53,035	$6,414	$29	(2)	$4,222	$—	(2)	$63,700
Interest and dividends on securities	19,480	—	19,480	376	46	(2)	181	21	(2)	20,104
Other	669	—	669	246	—		10	—		925

Total interest income	73,184	—	73,184	7,036	75		4,413			84,729

INTEREST EXPENSE:
Interest on deposits	20,327	—	20,327	2,736	—		1,627	—		24,690
Interest on borrowed funds	7,643	—	7,643	5	—		140	—		7,788

Total interest expense	27,970	—	27,970	2,741	—		1,767	—		32,478

Net interest income	45,214	—	45,214	4,295	75		2,646	21		52,251
Provision for loan losses	2,128	—	2,128	330	—		396	—		2,854

Net interest income after provision for loan losses	43,086	—	43,086	3,965	75		2,250	21		49,397
OTHER INCOME:
Service charges on deposit accounts	7,952	—	7,952	37	—		141	—		8,130
Insurance commission, fees and premiums	4,578	—	4,578	—	—		—	—		4,578
Other income	7,405	—	7,405	70	—		12	—		7,487

Total other income	19,935	—	19,935	107	—		153	—		20,195
OTHER EXPENSES:
Salaries and employee benefits	24,934	—	24,934	1,433	—		1,163	—		27,530
Net premises and fixed asset expense	6,172	—	6,172	427	—		524	—		7,123
Other expenses	13,639	—	13,639	735	319	(3)	870	153	(3)	15,716

Total other expenses	44,745	—	44,745	2,595	319		2,557	153		50,369
Income before income taxes	18,276	—	18,276	1,477	(244)		(154)	(132)		19,223
Income Taxes	4,522	—	4,522	561	(93	)(4)	(59)	(50	)(4)	4,881

Net Income	$13,754	$—	$13,754	$916	$(151)		$(95)	$(82)		$14,342

Earning per share:
Basic:	$1.68	$—	$1.26	$0.08	$(0.01)		$(0.01)	$(0.01)		$1.16
Diluted:	1.68	—	1.26	0.08	(0.01)		(0.01)	(0.01)		1.16

Average Common Shares—Basic	8,166	2,760	10,926	—	892			568		12,386

Average Common Shares—Diluted	8,182	2,760	10,942	—	892			568		12,402

(1)	Represents the net proceeds from the sale of 2,760,000 shares in the recent offering, after deducting underwriting discounts and other estimated offering expenses. Adjustments to record interest income to be earned on net proceeds of the closing will be recorded as incurred and are not reflected in the calculations of pro forma income.
(2)	To reflect the accretion of fair market value adjustment to the target’s loan and securities portfolios.
(3)	To record amortization expense associated with the recognition of the core deposit intangible. The amortization expense is recognized on an accelerated basis over an estimated useful life of 7 years.
(4)	Reflects the tax impacts associated with the accretion of fair market value adjustments referred to in footnote 2 and amortization expense referred to in footnote 3 assuming a 38.25% tax rate.
(5)	Reflects the shares issued as consideration to target shareholders.
(6)	To record the estimated core deposit intangible and goodwill.
(7)	Reflects the issuance of common equity consideration to target shareholders.

(8)	Reflects 8,173,711 shares outstanding as of December 31, 2005.
(9)	As adjusted, 10,934,000 shares outstanding after the completion of this offering.
(10)	As adjusted, represents 11,826,000 shares outstanding upon the completion of Cadence’s recent offering, and the completion of the acquisition of SunCoast.
(11)	Reflects estimated fair value adjustments net of cash paid.
(12)	Adjustments to reduce loans to estimated fair value.
(13)	As adjusted, represents 12,394,000 shares outstanding upon the completion of Cadence’s recent offering and the completion of the acquisitions of SunCoast and Seasons.

CADENCE FINANCIAL CORPORATION

PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

MARCH 31, 2006

	Cadence Financial Corp. (8)	Offering Adjustments (1)(9)	Pro Forma Post Offering	SunCoast (10)	SunCoast Adjustments		Seasons	Seasons Adjustments		Combined (13)
	(In thousands, except per share data)
ASSETS:
Cash and Cash Equivalents	$57,786	$50,291	$108,077	$2,965	$(16,528	)(11)	$1,519	$(9,900	)(11)	$86,133
Available-For-Sale Securities	427,730	—	427,730	9,226	—		6,608	—		443,564
Held-To-Maturity Securities and other	23,758	—	23,758	682	—		354	—		24,794

Total Securities	451,488	—	451,488	9,908	—		6,962	—		468,358
Loans	862,239	—	862,239	118,376	(113	)(12)	69,942	—		1,050,444
Less: Reserve For Loan Losses	(9,501)	—	(9,501)	(1,272)	—		(970)			(11,743)

Net Loans	852,738	—	852,738	117,104	(113)		68,972			1,038,701
Bank Premises and Equipment (Net)	20,867	—	20,867	3,811	—		3,315	—		27,993
Goodwill	36,566	—	36,566	—	20,495	(6)	—	14,014	(6)	71,075
Core Deposit Premium	2,792	—	2,792	—	1,488	(6)	—	714	(6)	4,994
Other Assets	51,931	—	51,931	1,262	—		596	—		53,789

TOTAL ASSETS	$1,474,168	$50,291	$1,524,459	$135,050	$5,342		$81,364	$4,828		$1,751,043

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-Interest Bearing Deposits	$159,783	$—	$159,783	$10,367	$—		$6,652	$—		$176,802
Interest-Bearing Deposits	984,548	—	984,548	108,316	—		62,627	—		1,155,491

Total Deposits	1,144,331	—	1,144,331	118,683	—		69,279	—		1,332,293
Other Borrowed Funds	196,911	—	196,911	1,046	—		3,900			201,857
Other Liabilities	14,689	—	14,689	515	1,143		330	583		17,260

TOTAL LIABILITIES	1,355,931	—	1,355,931	120,244	1,143		73,509	583		1,551,410

Preferred Stock				5	(5)		—	—		—
Common Equity	9,616	1,331	10,947	11	(11)		1,033	(1,033)		12,407
					892	(5)		568	(5)
Surplus and Undivided Profits	144,412	21,496	165,908	15,000	(15,000)		6,903	(6,903)		195,553
					18,113			11,532
Accumulated Other Comprehensive Income	(8,327)	—	(8,327)	(210)	210		(81)	(81)		(8,327)
Treasury Stock at Cost	(27,464)	27,464	—	—	—		—	—		—

TOTAL SHAREHOLDERS’ EQUITY	118,237	50,291	168,528	14,806	4,199	(7)	7,855	4,245	(7)	199,633

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,474,168	$50,291	$1,524,459	$135,050	$5,342		$81,364	$4,828		$1,751,043

QUARTER END NUMBER OF SHARES O/S	8,187	10,947	—	11,839	—		11,515	—		12,407
BOOK VALUE PER SHARE	$14.44	$4.59	$15.39	$1.25	$0.35		$0.68	$0.37		$16.09

CADENCE FINANCIAL CORPORATION

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME

MARCH 31, 2006

	Cadence Capital Corp. (8)	Offering Adjustments (1)(9)	Cadence Post Offering	SunCoast (10)	SunCoast Adjustments		Seasons	Seasons Adjustments		Combined (13)
	(In thousands, except per share data)
INTEREST INCOME:
Interest and fees on loans	$15,423	$—	$15,423	$1,995	$7	(2)	$1,414	$—		$18,839
Interest and dividends on securities	5,019	—	5,019	108	12	(2)	57	5	(2)	5,201
Other	169	—	169	30	—		10	—		209

Total interest income	20,611	—	20,611	2,133	19		1,481	5		24,249
INTEREST EXPENSE:
Interest on deposit	6,613	—	6,613	945	—		593	—		8,151
Interest on borrowed funds	2,256	—	2,256	7	—		33	—		2,296

Total interest expense	8,869	—	8,869	952	—		626	5		10,447

Net interest income	11,742	—	11,742	1,181	19		855	—		13,802
Provision for loan losses	401	—	401	78	—		110	—		589

Net interest income after provision for loan losses	11,341	—	11,341	1,103	19		745	5		13,213
OTHER INCOME:
Service charges on deposit accounts	1,985	—	1,985	8	—		49	—		2,042
Insurance commission, fees and premiums	1,125	—	1,125	—	—		—	—		1,125
Other income	1,635	—	1,635	22	—		—	—		1,657

Total other income	4,745	—	4,745	30	—		49	—		4,824
OTHER EXPENSES:
Salaries and employee benefits	6,792	—	6,792	443	—		388	—		7,623
Net premises and fixed asset expense	1,576	—	1,576	132	—		132	—		1,840
Other expenses	3,266	—	3,266	235	80	(3)	236	38	(1)	3,855

Total other expenses	11,634	—	11,634	810	80		756	38		13,318
Income before income taxes	4,452	—	4,452	323	(61)		38	(33)		4,719
Income Taxes	1,202	—	1,202	123	(24	)(4)	15	(13	)(4)	1,303

Net Income	3,250	—	3,250	200	(37)		23	(20)		3,416

Earning per share:
Basic:	$0.40	$—	$0.30	$0.02	$—		$—	$—		$0.28
Diluted:	0.40	—	0.30	0.02	—		—	—		0.28
Average Common Shares—Basic	8,186	2,760	10,946	—	892			568		12,406
Average Common Shares—Diluted	8,199	2,760	10,959	—	892			568		12,419

(1)	Represents the net proceeds from the sale of 2,760,000 shares in the recent offering, after deducting underwriting discounts and other estimated offering expenses. Adjustments to record interest income to be earned on net proceeds of the offering will be recorded as incurred and are not reflected in the calculations of pro forma income.

(2)	To reflect the accretion of fair market value adjustments to the target’s loan and securities portfolios.
(3)	To record amortization expense associated with the recognition of the core deposit intangible. The amortization expense is recognized on an accelerated basis over an estimated useful life of 7 years.
(4)	Reflects the tax impacts associated with the accretion of fair market value adjustments referred to in footnote 2 and amortization expense referred to in footnote 3 assuming a 38.25% tax rate.
(5)	Reflects the shares issued as consideration to target shareholders.
(6)	To record the estimated core deposit intangible and goodwill.
(7)	Reflects the issuance of common equity consideration to target shareholders.
(8)	Reflects 8,186,724 shares outstanding as of March 31, 2006.
(9)	As adjusted, 10,947,000 shares outstanding after the completion of this offering.
(10)	As adjusted, represents 11,839,000 shares outstanding upon the completion of Cadence’s recent offering, and the completion of the acquisition of SunCoast.
(11)	Reflects estimated fair value adjustments net of cash paid.
(12)	Adjustments to reduce loans to estimated fair value.
(13)	As adjusted, represents 12,407,000 shares outstanding upon completion of Cadence’s recent offering and the completion of the acquisition of SunCoast and Seasons.

Notes to Unaudited Pro Forma Combined Financial Information

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined financial information relating to the mergers with Seasons and SunCoast is presented as of and for the year ended December 31, 2005 and the three months ended March 31, 2006. However, in the presentation provided herein, no significant reclassifications were made.

The pro forma adjustments consist entirely of the expected purchase price adjustments necessary to combine Cadence, SunCoast and Seasons. Under the terms of the merger agreement with Seasons, Seasons shareholders may elect to receive, for each share of Seasons common stock owned, either Cadence common stock equal to $18.83 divided by the average closing price of Cadence common stock for the full ten trading days ending on the third full trading day preceding the closing of the merger or $18.83. The Seasons shareholders may elect to receive all cash, all Cadence common stock, or a combination of cash and Cadence common stock. However, the elections are subject to the requirement that the total merger consideration paid by Cadence to the shareholders of Seasons and holders of options to acquire shares of Seasons common stock shall be $22 million, of which $9,900,000 will be in the form of cash consideration.

Under the terms of the merger agreement with SunCoast, SunCoast shareholders may elect to receive, for each share of SunCoast common stock owned, either Cadence common stock equal to $20.50 divided by the average closing price for the full ten trading days preceding the closing of the SunCoast merger, subject to the limitation that the shareholders of SunCoast shall collectively receive in the aggregate 55% Cadence common stock and 45% cash.

Consideration has been given to providing an estimate of the anticipated transaction costs to be incurred in connection with the mergers. Such costs are expected to approximate $1.5 million on a pre-tax basis and have been reflected in the pro forma adjustments to the unaudited pro forma combined balance sheet. Under current accounting rules, certain other costs will not be accruable at the closing of the merger and will be recognized in periods both before and after the date of the merger. The detailed plans for all of the restructuring initiatives have not been fully formulated and, as such, no consideration was given to recognition of these expenses in the unaudited pro forma combined balance sheet or in the unaudited pro forma combined income statement.

The total estimated purchase price for the purpose of this pro forma financial information is $22 million for the Seasons merger and $35.4 million for the SunCoast merger.

The mergers will be accounted for using the purchase method of accounting for business combinations, which requires that the assets and liabilities of Seasons and SunCoast be adjusted to fair value as of the date of the respective merger. The unaudited pro forma combined financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of Seasons and SunCoast at their respective fair values and represents management’s best estimates based upon the information available at this time. These pro forma adjustments are expected to be revised as additional information becomes available and additional detailed analysis is performed. Furthermore, the final allocations of the purchase prices will be determined after the mergers are completed and after completion of a final analysis to determine the fair values of Seasons’ tangible and identifiable intangible assets and liabilities as of the closing date of the merger. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and income statement. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the mergers actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

EXPERTS

The consolidated financial statements of Cadence appearing in Cadence’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by T. E. Lott & Company, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Mauldin & Jenkins, LLC, independent registered public accounting firm, has audited Seasons’ consolidated financial statements as of December 31, 2005 and 2004, and for the years then ended, appearing elsewhere in this proxy statement/prospectus, as set forth in their report, appearing elsewhere herein. Such consolidated financial statements are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of shares of Cadence common stock to be issued in the merger will be passed upon for Cadence by Adams and Reese LLP. Adams and Reese LLP and Powell Goldstein LLP will deliver their opinions to Cadence and Seasons, respectively, as to certain federal income tax consequences of the merger. See “The Merger—Federal Income Tax Consequences” beginning on page     .

SHAREHOLDER PROPOSALS FOR NEXT YEAR

If the merger is not consummated, proposals of Seasons shareholders intended to be presented at Seasons’ 2007 annual meeting of shareholders must be received by Seasons, at 336 Blue Ridge Street, Blairsville, Georgia, no later than November 14, 2006, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2007 annual meeting.

OTHER MATTERS

As of the date of this proxy statement/prospectus, Seasons knows of no matters that will be presented for consideration at the special meeting of shareholders other than as described in this proxy statement/prospectus. Seasons’ shareholders may, however, be asked to vote on a proposal to adjourn or postpone the special meeting. Seasons could use any adjournment or postponement for the purpose, among others, of allowing more time to solicit votes to approve and adopt the merger agreement. If any other matters properly come before the special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters.

WHERE YOU CAN FIND MORE INFORMATION

Both Cadence and Seasons are subject to the informational requirements of the Exchange Act, and file reports and other information about the respective companies, including annual, quarterly and current reports, and proxy statements with the SEC. You may read and copy any document filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. In addition, Cadence and Seasons maintain websites at http://cadencebanking.com and http://www.seasonsbank.com. Cadence makes available free of charge on its website its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after it electronically files such material with, or furnish it to, the SEC. The information contained on the above-referenced websites does not constitute part of this proxy statement/prospectus.

Cadence filed a registration statement on Form S-4 on July 17, 2006 to register with the SEC its shares of common stock to be issued to Seasons shareholders in this merger. This document is part of that registration statement and constitutes a prospectus of Cadence in addition to being a proxy statement of Seasons for the special meeting. As permitted by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You can obtain a copy of the full registration statement from the SEC as described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference contains important information about Cadence’s finances, and is considered to be part of this prospectus, and later information that Cadence files with the SEC will automatically update and supersede this information. Absent unusual circumstances, Cadence will have no obligation to amend this prospectus, other than filing subsequent information with the SEC. The information included elsewhere in this prospectus and the following information incorporated by reference is considered to be a part of this prospectus:

(1) Cadence’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 14, 2006;

(2) Cadence’s Current Reports on Form 8-K filed with the SEC on March 17, 2006, March 22, 2006, April 13, 2006, May 5, 2006, May 15, 2006, and June 21, 2006;

(3) Cadence’s Quarterly Report on Form 10-Q for the period ended March 31, 2006, filed with the SEC on May 9, 2006;

(4) The description of Cadence’s common stock, par value $1.00 per share, contained in Form 8-A (Commission File No. 001-15773) filed with the SEC on March 29, 2000, including all amendments and reports filed for purposes of updating such description;

(5) Cadence’s registration statement on Form S-3, as amended, filed with the SEC on April 20, 2006; and

(6) Cadence’s proxy statement filed with the SEC on April 28, 2006 for the Cadence 2006 Annual Meeting of Shareholders to be held on June 20, 2006.

We are also incorporating by reference into this prospectus any filings made by Cadence with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-

effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Notwithstanding the foregoing, the information furnished under Items 2.01 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement/prospectus or the accompanying registration statement.

You should rely only on the information incorporated by reference or provided in this proxy statement/prospectus. We have not authorized anyone else to provide you with different information. We will provide to each person, including any beneficial owner, to whom this proxy statement/prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this proxy statement/prospectus but not delivered with this proxy statement/prospectus. To receive a free copy of any of the documents incorporated by reference in this proxy statement/prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to Richard T. Haston, 301 East Main Street, Starkville, MS 39759, (662) 343-1341. The information relating to Cadence and Seasons contained in this proxy statement/prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

SEASONS BANCSHARES, INC. AND SUBSIDIARY

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Seasons Bancshares, Inc. and Subsidiary

Blairsville, Georgia

We have audited the accompanying consolidated balance sheets of Seasons Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seasons Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia

February 9, 2006

SEASONS BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

	2005	2004
Assets
Cash and due from banks	$1,185,008	$1,656,205
Interest-bearing deposits in banks	80,139	—
Federal funds sold	464,000	1,094,000
Securities available for sale, at fair value	6,176,439	6,616,962
Restricted equity securities, at cost	334,200	75,700
Loans	64,493,962	42,296,073
Less allowance for loan losses	900,123	538,665

Loans, net	63,593,839	41,757,408

Premises and equipment	3,313,720	3,047,361
Other assets	610,529	323,210

Total assets	$75,757,874	$54,570,846

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$5,898,811	$2,968,091
Interest-bearing	57,992,799	44,811,875

Total deposits	63,891,610	47,779,966
Other borrowings	4,400,000	—
Other liabilities	325,653	181,356

Total liabilities	68,617,263	47,961,322

Commitments and contingencies (Note 9)

Stockholders’ equity:
Preferred stock, no par value, 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value, 10,000,000 shares authorized; 973,471 and 913,834 shares issued and outstanding	973,471	913,834
Capital surplus	8,709,565	8,053,558
Accumulated deficit	(2,458,324)	(2,304,600)
Accumulated other comprehensive loss	(84,101)	(53,268)

Total stockholders’ equity	7,140,611	6,609,524

Total liabilities and stockholders’ equity	$75,757,874	$54,570,846

See Notes to Consolidated Financial Statements.

SEASONS BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Interest income:
Loans, including fees	$4,221,947	$2,331,236
Taxable securities	181,179	177,111
Federal funds sold	5,782	21,965
Interest-bearing deposits in banks	4,459	—

Total interest income	4,413,367	2,530,312

Interest expense:
Deposits	1,626,792	888,806
Other borrowings	140,321	5,249

Total interest expense	1,767,113	894,055

Net interest income	2,646,254	1,636,257
Provision for loan losses	396,000	302,500

Net interest income after provision for loan losses	2,250,254	1,333,757

Other income:
Service charges on deposit accounts	141,392	76,683
Other operating income	12,124	17,767

Total other income	153,516	94,450

Other expenses:
Salaries and employee benefits	1,163,408	895,499
Equipment and occupancy expenses	523,969	436,542
Other operating expenses	870,117	602,007

Total other expenses	2,557,494	1,934,048

Net loss	$(153,724)	$(505,841)

Basic and diluted losses per share	$(0.17)	$(0.55)

See Notes to Consolidated Financial Statements.

SEASONS BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Net loss	$(153,724)	$(505,841)

Other comprehensive loss:

Unrealized holding losses on securities available for sale arising during period	(30,833)	(46,451)

Comprehensive loss	$(184,557)	$(552,292)

See Notes to Consolidated Financial Statements.

SEASONS BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2005 AND 2004

	Common Stock		Capital Surplus	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Par Value
Balance, December 31, 2003	913,834	$913,834	$8,053,558	$(1,798,759)	$(6,817)	$7,161,816
Net loss	—	—	—	(505,841)	—	(505,841)
Other comprehensive loss	—	—	—	—	(46,451)	(46,451)

Balance, December 31, 2004	913,834	913,834	8,053,558	(2,304,600)	(53,268)	6,609,524
Net loss	—	—	—	(153,724)	—	(153,724)
Sale of common stock	59,637	59,637	656,007	—	—	715,644
Other comprehensive loss	—	—	—	—	(30,833)	(30,833)

Balance, December 31, 2005	973,471	$973,471	$8,709,565	$(2,458,324)	$(84,101)	$7,140,611

See Notes to Consolidated Financial Statements.

SEASONS BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
OPERATING ACTIVITIES
Net loss	$(153,724)	$(505,841)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	200,214	138,289
Provision for loan losses	396,000	302,500
Increase in interest receivable	(206,122)	(129,893)
Increase in interest payable	127,266	17,523
Net other operating activities	(64,166)	(6,459)

Net cash provided by (used in) operating activities	299,468	(183,881)

INVESTING ACTIVITIES
Purchases of securities available for sale	(1,000,000)	(1,396,271)
Net increase in interest-bearing deposits in banks	(80,139)	—
Proceeds from maturities of securities available for sale	1,409,690	2,477,529
Net decrease in federal funds sold	630,000	6,222,000
Purchases of restricted equity securities	(258,500)	(75,700)
Net increase in loans	(22,232,431)	(22,761,071)
Net purchase of premises and equipment	(466,573)	(1,003,987)

Net cash used in investing activities	(21,997,953)	(16,537,500)

FINANCING ACTIVITIES
Net increase in deposits	16,111,644	17,274,261
Proceeds from sale of common stock	715,644	—
Net increase in other borrowings	4,400,000	—

Net cash provided by financing activities	21,227,288	17,274,261

Net increase (decrease) in cash and due from banks	(471,197)	552,880
Cash and due from banks at beginning of year	1,656,205	1,103,325

Cash and due from banks at end of year	$1,185,008	$1,656,205

SUPPLEMENTAL DISCLOSURE
Cash paid during the year for:
Interest	$1,639,847	$876,532

NONCASH TRANSACTIONS
Other real estate acquired in settlement of loans	$—	$(107,190)
Sales of other real estate financed by Seasons Bank	$—	$107,190

See Notes to Consolidated Financial Statements.

SEASONS BANCSHARES, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Seasons Bancshares, Inc. (the “Company”) is a bank holding company whose business is conducted by its wholly-owned subsidiary, Seasons Bank (the “Bank”). The Bank is a commercial bank located in Blairsville, Union County, Georgia with a branch located in Blue Ridge, Fannin County, Georgia. The Bank provides a full range of banking services in its primary market area of Union County, Fannin County, and the surrounding counties. The Bank commenced its banking operations on January 27, 2003.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits, and other borrowings are reported net.

Securities

All securities are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive loss.

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold are included in operations on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in operations as realized losses.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the

SEASONS BANCSHARES, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near- term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans

Loans are reported at their outstanding principal balances less deferred loan fees and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Nonrefundable loan fees, net of direct loan origination costs, are deferred with the net amount recognized into interest income over the life of the loans using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

SEASONS BANCSHARES, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives for premises and equipment are generally as follows:

Land improvements	15 years
Buildings	39-40 years
Furniture and equipment	3-7 years

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur in the near term.

Losses Per Share

Basic and diluted losses per share are computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 2005 and 2004 were 916,448 and 913,834, respectively. There were no dilutive common stock equivalents as of December 31, 2005 and 2004. Common stock equivalents consist of stock options and stock warrants.

Stock-Based Compensation

At December 31, 2005, the Company has two stock-based compensation plans, which are described more fully in Note 7. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology of Opinion No. 25. No stock-based compensation cost is reflected in net loss, as all options and warrants granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant.

SEASONS BANCSHARES, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table illustrates the effect on net loss and losses per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123 to stock-based employee compensation.

	Years Ended December 31,
	2005	2004
Net loss, as reported	$(153,724)	$(505,841)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(296,022)	(332,120)

Pro forma net loss	$(449,746)	$(837,961)

Losses per share:
Basic—as reported	$(0.17)	$(0.55)

Basic—pro forma	$(0.49)	$(0.92)

Diluted—as reported	$(0.17)	$(0.55)

Diluted—pro forma	$(0.49)	$(0.92)

Comprehensive Loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net loss. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net loss, are components of comprehensive loss.

Recent Accounting Standards

In December 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)” or the “Statement”). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) is a replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance (APB 25).

The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

The Company will be required to apply FAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be January 1, 2006.

FAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the nonvested portion of

SEASONS BANCSHARES, INC.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not re-measure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date. An entity will have the further option to either apply the Statement to only the quarters in the period of adoption and subsequent periods, or apply the Statement to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123.

The Company has not yet completed its study of the transition methods or made any decisions about how it will adopt FAS 123(R). The impact of this Statement on the Company in fiscal 2006 and beyond will depend upon various factors, among them being our future compensation strategy. The pro forma compensation costs presented in the table above and in prior filings for the Company have been calculated using a Black-Scholes option pricing model and may not be indicative of amounts which should be expected in future years. No decisions have been made as to which option-pricing model is most appropriate for the Company for future awards.

NOTE	2. SECURITIES

The amortized cost and fair value of securities available for sale are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2005:
U.S. Government and agency securities	$4,999,961	$—	$(39,180)	$4,960,781
Mortgage-backed securities	1,260,579	—	(44,921)	1,215,658

Total debt securities	$6,260,540	$—	$(84,101)	$6,176,439

December 31, 2004:
U.S. Government and agency securities	$5,003,617	$—	$(43,133)	$4,960,484
Mortgage-backed securities	1,666,613	5,343	(15,478)	1,656,478

Total debt securities	$6,670,230	$5,343	$(58,611)	$6,616,962

The amortized cost and fair value of debt securities as of December 31, 2005 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Amortized Cost	Fair Value
Less than one year	$3,999,961	$3,963,906
Due from one to five years	1,000,000	996,875
Mortgage-backed securities	1,260,579	1,215,658

	$6,260,540	$6,176,439

Securities with a carrying value of approximately $2,086,000 and $ - at December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

There were no sales of securities for December 31, 2005 and 2004.

SEASONS BANCSHARES, INC.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of investment securities is based on quoted market values and is significantly affected by the interest rate environment.

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position.

	Less Then Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2005:
U.S. Government and agencies	$(3,125)	$496,875	$(36,055)	$3,963,906
Mortgage-backed securities	(2,066)	238,430	(42,855)	977,228

Total temporarily impaired debt securities	$(5,191)	$735,305	$(78,910)	$4,941,134

December 31, 2004:
U.S. Government and agencies	$(43,133)	$4,960,484	$—	$—
Mortgage-backed securities	(12,051)	910,222	(3,427)	430,912

Total temporarily impaired debt securities	$(55,184)	$5,870,706	$(3,427)	$430,912

As management has the ability to hold debt securities until maturity, or the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

NOTE 3.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2005	2004
Commercial	$4,703,000	$10,197,000
Real estate—commercial	29,156,000	10,927,000
Real estate—construction	14,999,000	9,297,000
Real estate—mortgage	13,293,000	10,238,000
Consumer installment and other	2,420,458	1,703,532

	64,571,458	42,362,532
Deferred loan fees	(77,496)	(66,459)
Allowance for loan losses	(900,123)	(538,665)

Loans, net	$63,593,839	$41,757,408

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in the allowance for loan losses are as follows:

	December 31,
	2005	2004
Balance, beginning of year	$538,665	$271,000
Provision for loan losses	396,000	302,500
Loans charged off	(37,646)	(34,835)
Recoveries of loans previously charged off	3,104	—

Balance, end of year	$900,123	$538,665

The following is a summary of information pertaining to impaired and nonaccrual loans:

	December 31,
	2005	2004
Impaired loans without a valuation allowance	$17,133	$22,119
Impaired loans with a valuation allowance	—	—

Total impaired loans	$17,133	$22,119

Valuation allowance related to impaired loans	$—	$—
Total nonaccrual loans	$17,133	$22,119
Total loans past due ninety days or more and still accruing	$195,808	$20,050

	For the Year Ended December 31,
	2005	2004
Average investment in impaired loans	$32,780	$54,416

Interest income recognized on impaired loans	$—	$—

Interest income recognized on a cash basis on impaired loans	$—	$—

No additional funds are committed to be advanced in connection with impaired loans.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2005 are as follows:

Balance, beginning of year	$3,659,236
Advances	1,444,026
Repayments	(2,213,221)

Balance, end of year	$2,890,041

SEASONS BANCSHARES, INC.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 4.	PREMISES AND EQUIPMENT

Premises and equipment is summarized as follows:

	December 31,
	2005	2004
Land improvements	$631,412	$527,290
Buildings	2,108,866	1,966,073
Furniture and equipment	912,687	657,113
Construction in process	—	50,497

	3,652,965	3,200,973
Accumulated depreciation	(339,245)	(153,612)

	$3,313,720	$3,047,361

Leases

The Company leases the land for its main office banking facility under a noncancelable operating lease agreement. The term of the ground lease is 30 years. The base rental amount is $3,670 per month and will increase annually based on the consumer price index. The Company is responsible for all utilities, property taxes and routine maintenance.

The Company also leases various items of equipment under noncancelable operating leases with initial lease terms of 36 months with one 24-month renewal option.

Rental expense under all operating leases amounted to $141,353 and $139,301 for the years ended December 31, 2005 and 2004, respectively.

Future minimum lease payments on noncancelable operating leases are summarized as follows:

2006	$139,172
2007	137,522
2008	90,781
2009	44,040
2010	44,040
Thereafter	965,210

$1,420,765

NOTE 5.	DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2005 and 2004 was $18,125,000 and $20,089,000, respectively. The scheduled maturities of time deposits at December 31, 2005 are as follows:

2006	$29,945,245
2007	9,410,602
2008	848,050
2009	52,648
2010	56,833

$40,313,378

SEASONS BANCSHARES, INC.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company had brokered time deposits at December 31, 2005 and 2004 of $3,039,000 and $1,788,000, respectively.

At December 31, 2005 and 2004, overdraft demand deposits reclassified to loans totaled $29,461 and $7,946, respectively.

NOTE 6.	OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2005	2004
Federal Home Loan Bank advance with interest due monthly at a daily variable interest rate (4.44% at December 31, 2005). Principal is due at maturity on August 23, 2006.	$4,400,000	$

The advances from the Federal Home Loan Bank are secured by certain qualifying one-to-four family mortgages of approximately $6,970,000.

NOTE 7.	EMPLOYEE AND DIRECTOR BENEFITS

Stock Options

The Company adopted a stock option plan during 2003 which grants key employees options to purchase shares of common stock of the Company. Option prices and terms are determined by a committee appointed by the Board of Directors. The plan provides for a total of 137,075 options to purchase common shares of the Company. Other pertinent information related to the options for the years ended December 31, 2005 and 2004 is as follows:

	2005		2004
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Options outstanding, beginning of year	55,846	$10.00	55,846	$10.00
Granted	38,000	11.32	—	—
Exercised	—	—	—	—
Forfeited	(20,000)	10.00	—	—

Options outstanding, end of year	73,846	$10.68	55,846	$10.00

Exercisable, end of year	27,230	$10.00	18,615	$10.00

Weighted-average fair value of options granted during the year		$3.83		$—
Weighted-average remaining contractual life in years		8.4		8.5

SEASONS BANCSHARES, INC.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Warrants

In recognition of the efforts and financial risks undertaken by the Company’s organizers, the Company granted each organizer an opportunity to purchase a number of shares of the Company’s common stock. The warrants vest over a three year period from the date the Company first issued its common stock and are exercisable in whole or in part during the ten year period following that date, at an exercise price equal to $10 per share. The warrants are nontransferable, but shares issued pursuant to the exercise of warrants will be transferable, subject to compliance with applicable securities laws. The Company first issued its common stock on January 6, 2003. Other pertinent information related to the warrants for the years ended December 31, 2005 and 2004 is as follows:

	2005		2004
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Warrants outstanding, beginning of year	220,156	$10.00	220,156	$10.00
Granted	—	—	—	—
Exercised	—	—	—	—

Warrants outstanding, end of year	220,156	$10.00	220,156	$10.00

Exercisable, end of year	146,767	$10.00	73,385	$10.00

Weighted-average fair value of warrants granted during the year		$—		$—
Weighted-average remaining contractual life in years		7.0		8.0

Information pertaining to options and warrants outstanding at December 31, 2005 is as follows:

	Options and Warrants Outstanding			Options and Warrants Exercsisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$10.00- $ 12.00	294,002	7.3 years	$10.17	173,997	$10.00

The fair value of each stock option and stock warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 2005 and 2004:

	2005	2004
Dividend yield	N/A	N/A
Expected life	10 years	N/A
Expected volatility	N/A	N/A
Risk-free interest rate	4.24%	N/A

Profit Sharing Plan

The Company sponsors a Simple IRA Profit Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. Contributions charged to expense were $21,667 and $16,680 for the years ended December 31, 2005 and 2004, respectively.

SEASONS BANCSHARES, INC.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8.	INCOME TAXES

Income taxes consists of the following:

	Years Ended December 31,
	2005	2004
Current	$52,128	$(215,580)
Deferred	(109,736)	21,581
Change in valuation allowance	57,608	193,999

Income taxes	$—	$—

The Company’s income tax differs from the amounts computed by applying the federal income tax statutory rates to loss before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2005	2004
Income tax (benefit) at federal statutory rate	$(52,266)	$(171,986)
State tax (benefit)	(5,703)	(22,509)
Other	361	496
Change in valuation allowance	57,608	193,999

Income taxes	$—	$—

The components of deferred income taxes are as follows:

	December 31,
	2005	2004
Deferred income tax assets:
Loan loss reserves	$268,477	$126,548
Preopening and organization expenses	50,335	94,721
Net operating loss carryforward	669,679	721,806
Securities available for sale	31,958	20,242
Deferred fees	29,244	25,079
Contributions	3,858	2,380

	1,053,551	990,776
Valuation allowance	(963,994)	(894,670)

	89,557	96,106

Deferred income tax liabilities:
Depreciation	89,557	96,106

	89,557	96,106

Net deferred income taxes	$—	$—

At December 31, 2005, the Company has available net operating loss carryforwards of approximately $1,775,000 for federal income tax purposes. If unused, the carryforwards will expire beginning in 2023.

SEASONS BANCSHARES, INC.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 9.	COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2005	2004
Commitments to extend credit	$7,517,000	$5,984,000
Performance letters of credit	111,000	55,000

	$7,628,000	$6,039,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

At December 31, 2005 and 2004, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2005 and 2004.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTE 10.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential and consumer loans to customers in Union County, Fannin County, and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas. Eighty-nine percent of the Company’s loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Company’s market area.

SEASONS BANCSHARES, INC.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the lesser of statutory capital or net assets as defined, or approximately $1,705,000.

NOTE 11.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2005, no dividends could be declared without regulatory approval.

The Bank is also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2005, the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2005:
Total Capital to Risk Weighted Assets	$7,804	11.96%	$5,220	8%	$6,525	10%
Tier I Capital to Risk Weighted Assets	$6,904	10.58%	$2,610	4%	$3,915	6%
Tier I Capital to Average Assets	$6,904	9.12%	$3,027	4%	$3,784	5%

December 31, 2004:
Total Capital to Risk Weighted Assets	$7,047	16.13%	$3,496	8%	$4,370	10%
Tier I Capital to Risk Weighted Assets	$6,508	14.89%	$1,748	4%	$2,622	6%
Tier I Capital to Average Assets	$6,508	12.05%	$2,161	4%	$2,701	5%

NOTE 12	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Statement No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments.

Cash, Due From Banks, Interest-Bearing Deposits in Banks, and Federal Funds Sold: The carrying amounts of cash, due from banks, interest-bearing deposits in banks, and federal funds sold approximate fair value.

Securities: Fair values for securities are based on quoted market prices. The carrying amount of equity securities with no determinable fair value approximates fair value.

Loans: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

Deposits: The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Other Borrowings: The carrying amount of variable rate borrowings approximate fair value.

Accrued Interest: The carrying amounts of accrued interest approximate their fair values.

Off-Balance Sheet Instruments: Fair values of the Company’s off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company’s other off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	December 31,
	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, interest-bearing deposits in banks, and federal funds sold	$1,729,147	$1,729,147	$2,750,205	$2,750,205
Securities available for sale	6,176,439	6,176,439	6,616,962	6,616,962
Restricted equity securities	334,200	334,200	75,700	75,700
Loans, net	63,593,839	64,338,208	41,757,408	42,144,941
Accrued interest receivable	477,599	477,599	271,477	271,477

Financial liabilities:
Deposits	63,891,610	63,473,736	47,779,966	48,073,811
Other borrowings	4,400,000	4,400,000	—	—
Accrued interest payable	217,356	217,356	90,090	90,090

SEASONS BANCSHARES, INC.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 13.	SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2005	2004
Other expenses:
Advertising, promotion and business development	$76,748	$58,149
Printing and office supplies	72,321	57,228
Data processing	164,864	129,106
Legal and professional	171,421	91,494
Telephone	44,223	33,088
Other consulting services	63,402	29,389
Visa debit and credit card fees	48,756	71,202

NOTE 14.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets of Seasons Bancshares, Inc. as of December 31, 2005 and 2004 and the condensed statements of operations and cash flows for the years then ended.

CONDENSED BALANCE SHEETS

	2005	2004
Assets
Cash	$254,189	$155,046
Investment in subsidiary	6,820,143	6,454,478
Miscellaneous assets	66,279	—

Total assets	$7,140,611	$6,609,524

Stockholders’ equity	$7,140,611	$6,609,524

CONDENSED STATEMENTS OF OPERATIONS

	2005	2004
Expenses, other	$50,222	$42,311

Loss before losses of subsidiary	(50,222)	(42,311)

Equity in undistributed losses of subsidiary	(103,502)	(463,530)

Net loss	$(153,724)	$(505,841)

SEASONS BANCSHARES, INC.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2005	2004
OPERATING ACTIVITIES
Net loss	$(153,724)	$(505,841)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in undistributed losses of subsidiary	103,502	463,530
Net other operating activities	(66,279)	—

Net cash used in operating activities	(116,501)	(42,311)

INVESTING ACTIVITIES
Investment in common stock of subsidiary	(500,000)	(500,000)

Net cash used in investing activities	(500,000)	(500,000)

FINANCING ACTIVITIES
Proceeds from sale of common stock	715,644	—

Net cash provided by financing activities	715,644	—

Net increase (decrease) in cash	99,143	(542,311)
Cash at beginning of year	155,046	697,357

Cash at end of year	$254,189	$155,046

NOTE 15.	STOCK OFFERING

The Company is currently offering to sell approximately 328,000 shares of its common stock at a price of $12.00 per share. As of December 31, 2005, 28,842 shares had been sold, the funds of which are being held in escrow. Because the Company had not accepted the subscriptions underlying the funds, the Company did not have rights to the escrowed funds. Accordingly, the shares/funds are not presented in the consolidated financial statements.

SEASONS BANCSHARES, INC.

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CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2006 AND DECEMBER 31, 2005

(Unaudited)

	2006	2005
Assets
Cash and due from banks	$1,350,587	$1,185,008
Interest-bearing deposits in banks	40,599	80,139
Federal funds sold	127,000	464,000
Securities available-for-sale, at fair value	6,608,436	6,176,439
Restricted equity securities, at cost	353,900	334,200
Loans, net of unearned loan fees	69,942,123	64,493,962
Less allowance for loan losses	969,743	900,123

Loans, net	68,972,380	63,593,839

Premises and equipment	3,315,241	3,313,720
Other assets	595,558	610,529

Total assets	$81,363,701	$75,757,874

Liabilities and Stockholder’s Equity
Deposits
Noninterest-bearing	$6,652,470	$5,898,811
Interest-bearing	62,626,770	57,992,799

Total deposits	69,279,240	63,891,610
Other borrowings	3,900,000	4,400,000
Other liabilities	330,423	325,653

Total liabilities	73,509,663	68,617,263

Commitments and contingencies
Stockholder’s equity
Preferred stock, no par value; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value; 10,000,000 shares authorized; 1,032,890 and 973,471 shares issued and outstanding	1,032,890	973,471
Capital surplus	9,322,610	8,709,565
Accumulated deficit	(2,420,434)	(2,458,324)
Accumulated other comprehensive loss	(81,028)	(84,101)

Total stockholder’s equity	7,854,038	7,140,611

Total liabilities and stockholder’s equity	$81,363,701	$75,757,874

See Notes to Condensed Consolidated Financial Statements.

SEASONS BANCSHARES, INC.

AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(Unaudited)

	2006	2005
Interest income
Loans	$1,414,127	$773,751
Taxable securities	57,311	43,755
Federal funds sold	7,257	1,952
Interest on deposits in other banks	2,261	942

Total interest income	1,480,956	820,400

Interest expense
Deposits	593,024	287,028
Other borrowings	33,134	2,952

Total interest expense	626,158	289,980

Net interest income	854,798	530,420
Provision for loan losses	110,000	71,000

Net interest income after provision for loan losses	744,798	459,420

Other income
Service charges, fees and other income	48,647	32,889

Total other income	48,647	32,889

Other expenses
Salaries and employee benefits	387,954	282,418
Occupancy and equipment expenses	132,063	119,098
Other operating expenses	235,538	180,547

Total other expenses	755,555	582,063

Net income (loss) before income taxes	37,890	(89,754)
Income taxes	—	—

Net income (loss)	37,890	(89,754)

Other comprehensive income (loss):
Unrealized gains (losses) on securities available-for-sale arising during period	3,073	(49,259)

Comprehensive income (loss)	$40,963	$(139,013)

Basic and diluted earnings (losses) per share	$0.04	$(0.10)

Cash dividends per share	$—	$—

See Notes to Condensed Consolidated Financial Statements.

SEASONS BANCSHARES, INC.

AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(Unaudited)

	2006	2005
OPERATING ACTIVITIES
Net income (loss)	$37,890	$(89,754)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	54,096	44,480
Provision for loan losses	110,000	71,000
Increase in interest receivable	(40,697)	(38,747)
Increase in interest payable	5,158	645
Stock compensation expense	36,971	—
Other operating activities	55,281	(63,109)

Net cash provided by (used in) operating activities	258,699	(75,485)

INVESTING ACTIVITIES
Net decrease in federal funds sold	337,000	840,000
Net (increase) decrease in interest-bearing deposits in banks	39,540	(31,011)
Purchases of securities available-for-sale	(2,000,000)	—
Proceeds from maturities of securities available-for-sale	1,571,075	92,263
Net increase in loans	(5,488,541)	(5,395,537)
Net increase in restricted equity securities	(19,700)	(267,500)
Purchase of premises, equipment and computer software	(55,617)	(221,427)

Net cash used in investing activities	(5,616,243)	(4,983,212)

FINANCING ACTIVITIES
Net increase in deposits	5,387,630	(1,098,808)
Net proceeds from other borrowings	(500,000)	5,200,000
Net proceeds from sale of stock	635,493	—

Net cash provided by financing activities	5,523,123	4,101,192

Net increase (decrease) in cash and due from banks	165,579	(957,505)
Cash and due from banks, beginning of period	1,185,008	1,656,205

Cash and due from banks, end of period	$1,350,587	$698,700

SUPPLEMENTAL DISCLOSURES
Cash paid during period for:
Interest	$621,000	$289,335
Income taxes	$—	$—

See Notes to Condensed Consolidated Financial Statements.

SEASONS BANCSHARES, INC.

AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION

Seasons Bancshares, Inc. (the “Company”) was incorporated on October 1, 2001, to operate as a bank holding company. The Company owns 100% of the issued and outstanding capital stock of Seasons Bank (the “Bank”), a bank organized under the laws of the State of Georgia to conduct a general banking business in Blairsville, Union County, Georgia. The Bank commenced operations on January 27, 2003.

In March 2005, the Company opened a branch in Blue Ridge, Georgia that provides a full range of banking services in its primary market area of Fannin County and the surrounding counties.

The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

The results of operations for the three-month period ended March 31, 2006 are not necessarily indicative of the results to be expected for the full year.

NOTE 2.	STOCK COMPENSATION PLANS

At March 31, 2006, the Company has two stock-based employee/director compensation plans which are more fully described in Note 7 of the consolidated financial statements in the Annual Report on Form 10-KSB for the year ended December 31, 2005. Prior to January 1, 2006, the Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation. No stock-based employee/director compensation cost was recognized in the Statement of Operations for the year ended December 31, 2005, nor in the three-month period ended March 31, 2005, as all options and warrants granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that transition method, compensation cost recognized in the first quarter of 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Results for prior periods have not been restated.

As a result of adopting Statement 123(R) on January 1, 2006, the Company’s income before income taxes and net income for the quarter ended March 31, 2006, are $36,971 lower than if it had continued to account for share-based compensation under Opinion 25. Basic and diluted earnings per share for the quarter ended March 31, 2006 would have been $.07, if the Company had not adopted Statement 123(R), compared to reported basic and diluted earnings per share of $0.04.

Prior to the adoption of Statement 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options and warrants as operating cash flows in the Statement of Cash Flows. Statement 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options and warrants (excess tax benefits) to be classified as financing cash flows. The Company had no cash flows resulting from excess tax benefits.

SEASONS BANCSHARES, INC.

AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

At March 31, 2006, there was $117,394 of unrecognized compensation cost related to stock-based payments, which is expected to be recognized over a weighted-average period of 2.4 years.

The following table illustrates the effect on net loss and losses per share if the Company had applied the fair value recognition provisions of Statement 123 to options and warrants granted under the Company’s stock option and warrant plans for the three months ended March 31, 2005.

Three Months Ended March 31, 2005
Net loss, as reported	$(89,754)
Add: Stock-based employee compensation expense included in reported net loss	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(75,414)

Pro forma net loss	$(165,168)

Losses per share:
Basic—as reported	$(0.10)

Basic—pro forma	$(0.18)

Diluted—as reported	$(0.10)

Diluted—pro forma	$(0.18)

The following table represents stock activity for the fixed stock option and warrant plans for the three months ended March 31, 2006:

	Three Months Ended March 31, 2006
	Number	Weighted- Average Exercise Price	Weighted- average Remaining Contractual Life
Under option, beginning of period	294,002	$10.17
Granted	—	—
Exercised	—	—
Forfeited	—	—

Under option, end of period	294,002	$10.17	7.17 years

Exercisable at end of period	258,335	$10.00	6.88 years

Shares available for future stock option grants to employees under existing plans was 63,229 at March 31, 2006. At March 31, 2006, the aggregate intrinsic value of options and warrants outstanding was $538,004, and the aggregate intrinsic value of options and warrants exercisable was $516,670. Total intrinsic value of options and warrants exercised was $-0- for the three months ended March 31, 2006.

SEASONS BANCSHARES, INC.

AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The following table represents the status of the nonvested options for the fixed stock option and warrant plans for the three months ended March 31, 2006:

	Three Months Ended March 31, 2006
	Number	Weighted- average Grant-Date Fair Value
Nonvested, beginning of period	120,005	$3.70
Granted	—	—
Vested	84,338	3.61
Forfeited	—	—

Nonvested, end of period	35,667	$3.91

A further summary of the options and warrants outstanding at March 31, 2006 follows:

	Options and Warrants Outstanding			Options and Warrants Exercisable
Range of Exercise Prices	Number	Weighted-average Contractual Life in Years	Weighted-Average Exercise Price	Number	Weighted-Average Exercise Price
$10.00 – $12.00	294,002	7.17 years	$10.17	258,335	$10.00

NOTE 3.	EARNINGS (LOSSES) PER SHARE

Basic earnings (losses) per share are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted losses per share are computed by dividing net income (loss) by the sum of the weighted average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options and stock warrants.

Presented below is a summary of the components used to calculate basic and diluted earnings (losses) per common share:

	Three Months Ended March 31,
	2006	2005
Basic Earnings (Losses) Per Share:
Weighted average common shares outstanding	1,022,519	913,834

Net income (loss)	$37,890	$(89,754)

Basic earnings (losses) per share	$.04	$(.10)

Diluted Earnings (Losses) Per Share:
Weighted average common shares outstanding	1,022,519	913,834
Net effect of the assumed exercise of stock options and warrants based on the treasury stock using average market prices for the period	33,510	—

Total weighted average common shares and common stock equivalents outstanding	1,056,029	913,834

Net income (loss)	$37,890	$(89,754)

Diluted earnings (losses) per share	$.04	$(.10)

SEASONS BANCSHARES, INC.

AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

NOTE 4.	BUSINESS COMBINATION

On March 21, 2006, the Company entered into a definitive agreement and plan of merger with NBC Capital Corporation (“NBC”), a Mississippi corporation. The respective Boards of Directors of each of NBC and Seasons Bancshares, Inc. have determined that it is in the best interests of their respective companies and stockholders to consummate a business combination transaction in which Seasons Bancshares, Inc. will merge with and into NBC and simultaneously Seasons Bank will merge with and into Cadence Bank, N.A., a national bank and wholly-owned subsidiary of NBC.

The merger is expected to close during the fourth quarter of 2006.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

NBC CAPITAL CORPORATION

AND

SEASONS BANCSHARES, INC.

DATED AS OF MARCH 21, 2006

ARTICLE I The Merger		A-1
1.1.	The Merger	A-1
1.2.	Effective Time	A-1
1.3.	Effects of the Merger	A-1
1.4.	Closing of the Merger	A-1
1.5.	Articles of Incorporation	A-1
1.6.	Bylaws	A-2
1.7.	Board of Directors	A-2
ARTICLE II Consideration; Exchange Procedures		A-2
2.1.	Cash-out of Seasons Options; Conversion of Seasons Common Stock	A-2
2.2.	Election Procedures	A-3
2.3.	Proration	A-3
2.4.	No Fractional Shares	A-4
2.5.	NBC Common Stock	A-5
2.6.	Options; Warrants	A-5
2.7.	Reservation of Right to Revise Structure	A-5
ARTICLE III Exchange of Stock Certificates for Merger Consideration		A-5
3.1.	NBC to Make Merger Consideration Available	A-5
3.2.	Election Form	A-5
3.3.	Exchange of Shares	A-6
ARTICLE IV Representations and Warranties of Seasons		A-7
4.1.	Corporate Organization	A-7
4.2.	Capitalization	A-8
4.3.	Authority; No Violation	A-9
4.4.	Consents and Approvals	A-10
4.5.	SEC Documents; Other Reports; Internal Controls	A-10
4.6.	Financial Statements; Undisclosed Liabilities	A-11
4.7.	Broker’s Fees	A-11
4.8.	Absence of Certain Changes or Events	A-11
4.9.	Legal Proceedings	A-11
4.10.	Taxes	A-12
4.11.	Employees; Employee Benefit Plans	A-13
4.12.	Board Approval; Stockholder Vote Required	A-14
4.13.	Compliance With Applicable Law	A-14
4.14.	Certain Contracts	A-15
4.15.	Agreements With Regulatory Agencies	A-16
4.16.	Seasons Information	A-16
4.17.	Title to Property	A-16
4.18.	Insurance	A-16
4.19.	Environmental Liability	A-17
4.20.	Opinion Of Financial Advisor	A-17
4.21.	Patents, Trademarks, Etc	A-17
4.22.	Loan Matters	A-17
4.23.	Community Reinvestment Act Compliance	A-18
4.24.	Labor Matters	A-18
4.25.	Interest Rate Risk Management Instruments	A-18
ARTICLE V Representations and Warranties of NBC		A-19
5.1.	Corporate Organization	A-19
5.2.	Capitalization	A-19
5.3.	Authority; No Violation	A-20
5.4.	Consents and Approvals	A-21

i

5.5.	SEC Documents; Other Reports; Internal Controls	A-21
5.6.	Financial Statements; Undisclosed Liabilities	A-22
5.7.	Broker’s Fees	A-22
5.8.	Absence of Certain Changes or Events	A-22
5.9.	Legal Proceedings	A-22
5.10.	Taxes	A-22
5.11.	Employees; Employee Benefit Plans	A-23
5.12.	Board Approval; Stockholder Vote Required	A-24
5.13.	Compliance With Applicable Law	A-24
5.14.	Agreements With Regulatory Agencies	A-24
5.15.	NBC Information	A-25
5.16.	Title to Property	A-25
5.17.	Environmental Liability	A-25
5.18.	Patents, Trademarks, Etc	A-26
5.19.	Loan Matters	A-26
5.21.	Interest Rate Risk Management Instruments	A-26
ARTICLE VI Covenants Relating to Conduct of Business		A-27
6.1.	Conduct of Business Prior to the Effective Time	A-27
6.2.	Seasons Forbearances	A-27
6.3.	NBC Forbearances	A-29
ARTICLE VII Additional Agreements		A-30
7.1.	Regulatory Matters	A-30
7.2.	Access to Information	A-30
7.3.	Stockholder Approval	A-31
7.4.	Acquisition Proposals	A-31
7.5.	Legal Conditions to Merger	A-32
7.6.	Affiliates	A-33
7.7.	Employees; Employee Benefit Plans	A-33
7.8.	Indemnification; Directors’ and Officers’ Insurance	A-34
7.9.	Advise of Changes	A-36
7.10.	Subsequent Interim and Annual Financial Statements	A-36
7.11.	Reorganization; Certain Modifications	A-36
7.12.	Exemption From Liability Under Section 16(b)	A-36
7.13.	Stock Exchange Listing	A-37
7.14.	Board of Directors and Officers of Surviving Company	A-37
ARTICLE VIII Conditions Precedent		A-37
8.1.	Conditions to Each Party’s Obligation to Effect the Merger	A-37
8.2.	Conditions to Obligations of NBC	A-37
8.3.	Conditions To Obligations Of Seasons	A-38
ARTICLE IX Termination and Amendment		A-38
9.1.	Termination	A-38
9.2.	Effect of Termination	A-40
9.3.	Amendment	A-40
9.4.	Extension; Waiver	A-40
ARTICLE X General Provisions		A-40
10.1.	Nonsurvival of Representations, Warranties and Agreements	A-41
10.2.	Expenses	A-41
10.3.	Notices	A-41
10.4.	Interpretation	A-41
10.5.	Counterparts	A-42
10.6.	Entire Agreement	A-42
10.7.	Governing Law	A-42
10.8.	Severability	A-42
10.9.	Publicity	A-42
10.10.	Assignment; Third Party Beneficiaries	A-42

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is executed this 21st day of March 2006 (“Execution Date”) by and between NBC CAPITAL CORPORATION, a Mississippi corporation (“NBC”), and SEASONS BANCSHARES, INC., a Georgia corporation (“Seasons”).

WHEREAS, the respective Boards of Directors of each of NBC and Seasons have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which Seasons would merge with and into NBC (the “Merger”) and simultaneously therewith Seasons Bank, a Georgia state-chartered bank and wholly owned subsidiary of Seasons, would be merged with and into Cadence Bank, N.A. (“Cadence”), a national bank and wholly owned subsidiary of NBC (the “National Bank Merger”); and

WHEREAS, it is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties hereby adopt this Agreement as a plan of reorganization within the meaning of Section 1.368-2(g) of the United States Treasury Regulations.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Georgia Business Corporation Code and the Mississippi Business Corporation Act (the “GBCC” and the “MBCA,” individually; collectively, the “Acts”), at the Effective Time (as hereinafter defined), Seasons shall merge with and into NBC. NBC shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Company”) in the Merger and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Company shall be NBC Capital Corporation. Upon consummation of the Merger, the separate corporate existence of Seasons shall terminate.

1.2. Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”), which shall be filed with the Secretary of State of the State of Georgia and Secretary of State of the State of Mississippi on the Closing Date (as hereinafter defined). The term “Effective Time” shall mean the time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the Acts.

1.4. Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Central time on the date that is the second Business Day (as hereinafter defined) after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree (the “Closing Date”). The Closing shall be held at the offices of Adams and Reese LLP, 111 East Capitol Street, Suite 350, Jackson, Mississippi 39225, unless another place is agreed upon in writing by the parties. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in the City of Starkville, MS are required by law to be closed.

1.5. Articles of Incorporation. At the Effective Time, the articles of incorporation of NBC, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company.

1.6. Bylaws. At the Effective Time, the bylaws of NBC, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company.

1.7. Board of Directors. The directors of NBC immediately prior to the Effective Time shall continue to be the directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

2.1. Cash-out of Seasons Options; Conversion of Seasons Common Stock. The aggregate purchase price shall be $22,000,000 (unless the Exchange Ratio exceeds the maximum adjustment, up or down, under Section 2.1(b)) (the “Aggregate Merger Consideration”). Each holder of a Seasons Option (hereinafter defined) shall receive cash for each share in the amount of the Cash Election Price (hereinafter defined) less the exercise price of such Seasons Option. The holders of such Seasons Common Stock shall receive the remainder of such Aggregate Merger Consideration (after the foregoing payments to the holders of the Seasons Options) on a basis in accordance with Article II. At the Effective Time, by virtue of the Merger:

(a) All shares of common stock, par value $1.00 per share, of Seasons (the “Seasons Common Stock”) that are owned directly by Seasons as treasury stock shall be cancelled and retired and no shares of common stock of NBC, par value $1.00 per share (“NBC Common Stock”), or other consideration shall be delivered in exchange therefor.

(b) Each outstanding share of Seasons Common Stock that under the terms of Section 2.3 is to be converted into the right to receive shares of NBC Common Stock shall, subject to Section 2.4, be converted into and become the right to receive a number of shares of NBC Common Stock equal to the Cash Election Price divided by the Average Market Price of a share of NBC Common Stock rounded to four decimal places (the “Exchange Ratio”). For the purposes of this Agreement, the “Average Market Price” of a share of NBC Common Stock shall mean the average of the closing prices of one share of NBC Common Stock for the 10 full trading days ending on the third full trading day preceding the Closing Date on the American Stock Exchange (“AMEX”) as reported by The Wall Street Journal. For the purposes of this Agreement, the “Execution Date Market Price” of a share of NBC Common Stock shall mean the average of the closing prices of one share of NBC Common Stock for the 10 full trading days ending on the third full trading day preceding the Execution Date on the AMEX as reported by The Wall Street Journal. For purposes of calculating the Exchange Ratio: (i) if the Average Market Price (calculated in accordance with this Section 2.1(b)) is less than $X (which is 85% of the Execution Date Market Price) and the Closing Date occurs on or prior to November 1, 2006, then [$X] shall be used in lieu of the Average Market Price; and (ii) if the Average Market Price (calculated in accordance with this Section 2.1(b)) is more than $Y (which is 115% of the Execution Date Market Price), then [$Y] shall be used in lieu of the Average Market Price.

(c) Each outstanding share of Seasons Common Stock that under the terms of Section 2.3 is to be converted into the right to receive cash shall be converted into the right to receive cash consideration in the amount of $18.83 (the “Cash Election Price”).

(d) Each outstanding share of Seasons Common Stock held by a holder who has perfected such holder’s right to dissent under the GBCC and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of NBC Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted pursuant to the GBCC. Seasons shall give NBC prompt notice upon receipt by Seasons of any such demands for payment of the fair value for shares of Seasons Common Stock and of withdrawals of such demand and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter referred to as a

“Dissenting Shareholder”), and NBC shall have the right to participate in all negotiations and proceedings with respect to any such demands. Seasons shall not, except with the prior written consent of NBC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by a Dissenting Shareholder as may be necessary to perfect appraisal rights under the GBCC. Any payments made in respect to Dissenting Shares shall be made by the Surviving Company.

(e) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to such payment at or prior to the Effective Time, such holder’s shares of Seasons Common Stock shall be converted into a right to receive cash or NBC Common Stock in accordance with the provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to such payment after the Effective Time, each share of Seasons Common Stock of such holder shall be converted on a share-by-share basis into either the right to receive the Cash Election Price or NBC Common Stock as NBC shall determine in its sole discretion.

(f) The Exchange Ratio set forth above shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Seasons Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Seasons’ capitalization.

2.2. Election Procedures.

(a) Each person who, as of three Business Days prior to the date on which the Election Form (as hereinafter defined) is mailed pursuant to Section 3.2 hereof (the “Election Form Record Date”), is a record holder of shares of Seasons Common Stock shall have the right to submit an Election Form specifying the number of shares of Seasons Common Stock that such person desires to have converted into the right to receive NBC Common Stock (a “Stock Election”), and the number of shares of Seasons Common Stock that such person desires to have converted into the right to receive the Cash Election Price (a “Cash Election”). Any such record holder who fails properly to submit an Election Form on or before the Election Deadline (as hereinafter defined) in accordance with the procedures set forth in Section 3.2 or shall have acquired shares of Seasons Common Stock after the Secondary Election Form Record Date (defined below) shall be deemed to have made a Stock Election. Any Dissenting Shares shall be deemed Seasons Cash Election Shares (as hereinafter defined), and with respect to such shares the holders thereof shall in no event receive consideration comprised of NBC Common Stock. Any election to receive NBC Common Stock or cash shall have been properly made only if the Exchange Agent (as hereinafter defined) shall have actually received a properly completed Election Form by the Election Deadline, and, in accordance with Section 3.2, any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent.

(b) The Exchange Agent shall make available an additional Election Form to all persons who become record holders of Seasons Common Stock between the Election Form Record Date and the close of business on the fifth Business Day prior to the Election Deadline (the “Secondary Election Form Record Date”).

2.3. Proration. Holders of Seasons Common Stock may elect to receive shares of NBC Common Stock or cash in exchange for their shares of Seasons Common Stock in accordance with the procedures set forth in Section 2.2, provided that in the aggregate (and including the aggregate Per Share Option Cash Amount payable pursuant to Section 2.6) the cash consideration payable with respect to NBC Common Stock shall not exceed $9,900,000 (the “Cash Consideration Amount”), subject to Section 2.3(d). Within five Business Days after the Election Deadline, the Exchange Agent shall calculate the allocation among holders of Seasons Common Stock of rights to receive NBC Common Stock or cash in the Merger in accordance with the Election Forms as follows (the consideration provided for in this Section 2.3, together with the consideration provided for in Section 2.4, is referred to as the “Merger Consideration” and the consideration that all of the Seasons shareholders are entitled to receive pursuant to Article II (including with respect to Seasons Options) is referred to herein as the Aggregate Merger Consideration):

(a) In the event the aggregate number of shares of Seasons Common Stock in respect of which Cash Elections shall have been made (the “Seasons Cash Election Shares”) in the aggregate and when added to the aggregate Per Share Option Amount (as calculated in accordance with Section 2.6) results in cash consideration that exceeds the Cash Consideration Amount, then:

(i) all shares of Seasons Common Stock in respect of which Stock Elections have been made (“Stock Election Shares”) will be converted into the right to receive NBC Common Stock in accordance with the terms of Section 2.1(b); and

(ii) all shares of Seasons Common Stock in respect of which Cash Elections have been made (“Cash Election Shares”) will be converted in the following manner:

(A)	the Exchange Agent will select from among the holders of Cash Election Shares, on a pro rata basis, a sufficient number of such shares, which shares shall be deemed Stock Election Shares (“Stock Designated Shares”) such that the number of Cash Election Shares, less the Stock Designated Shares, in the aggregate and when added to the aggregate Per Share Option Amount (as calculated in accordance with Section 2.6) results in cash merger consideration that is approximately equal to the Cash Consideration Amount, and all such Stock Designated Shares shall be converted into the right to receive NBC Common Stock in accordance with Section 2.1(b); and

(B)	the Cash Election Shares not so selected as Stock Designated Shares shall be converted into the right to receive cash in accordance with Section 2.1(c).

(b) In the event the aggregate number of shares of Seasons Common Stock in respect of which Cash Elections shall have been made (the “Seasons Cash Election Shares”) in the aggregate and when added to the aggregate Per Share Option Amount (as calculated in accordance with Section 2.6) results in cash consideration that is less than the Cash Consideration Amount, then:

(i) all Cash Election Shares (subject to the provisions of Section 2.1(d) with respect to any Dissenting Shares) will be converted into the right to receive cash in accordance with the terms of Section 2.1(c); and

(ii) all Stock Election Shares will be converted into the right to receive NBC Common Stock and cash in the following manner:

(A)	the Exchange Agent will select from among the holders of Stock Election Shares, on a pro rata basis, a sufficient number of such shares, which shares shall be deemed Cash Election Shares (“Cash Designated Shares”) such that the number of Cash Designated Shares will, when added to the number of Cash Election Shares and the aggregate Per Share Option Amount (as calculated in accordance with Section 2.6) in the aggregate results in cash merger consideration that is approximately equal to the Cash Consideration Amount, and all such Cash Designated Shares shall be converted into the right to receive cash in accordance with Section 2.1(c); and

(B)	the Stock Election Shares not so selected as Cash Designated Shares shall be converted into the right to receive NBC Common Stock in accordance with Section 2.1(b).

(c) In the event neither Section 2.3(a) nor Section 2.3(b) above is applicable, the Cash Election Shares (subject to the provisions of Section 2.1(d)) will be converted into the right to receive cash in accordance with Section 2.1(c) and the Stock Election Shares shall be converted into the right to receive NBC Common Stock in accordance with Section 2.1(b).

2.4. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of NBC Common Stock shall be issued in the Merger. Each holder of Seasons

Common Stock who otherwise would have been entitled to a fraction of a share of NBC Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Seasons Common Stock owned by such holder at the Effective Time) by the Average Market Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.5. NBC Common Stock. At and after the Effective Time, each share of NBC Common Stock outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of NBC and shall not be affected by the Merger.

2.6. Options; Warrants. At the Effective Time, and prior to determining the proration, if any, provided in Section 2.3, each option or warrant granted by Seasons to purchase shares of Seasons Common Stock (each, a “Seasons Option”) which is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall cease to represent a right to acquire shares of Seasons Common Stock and without any further action on the part of any holder thereof, and be converted into cash for each share in the amount of the Cash Election Price less the exercise price of such Seasons Option (the “Per Share Option Cash Amount”). Payment of the aggregate Per Share Option Cash Amount for each holder of a Seasons Option immediately prior to the Effective Time shall be delivered to each holder of such Seasons Option and shall be made by check from NBC upon the later of (i) the Closing or (ii) the delivery by such holder of a cross-receipt and a release, each in a form reasonably acceptable to NBC.

2.7. Reservation of Right to Revise Structure. NBC may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable, including to provide for a merger of Seasons with and into a direct wholly owned corporate subsidiary of NBC or a single member limited liability company wholly owned by NBC; provided, however, that no such change shall (A) alter or change the amount or kind of the Merger Consideration, (B) adversely affect the anticipated tax consequences of the Merger to the holders of Seasons Common Stock as a result of receiving the Merger Consideration, or (C) materially impede or delay consummation of the Merger. In the event NBC elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III

EXCHANGE OF STOCK CERTIFICATES FOR MERGER CONSIDERATION

3.1. NBC to Make Merger Consideration Available. NBC shall appoint an agent, who shall be reasonably acceptable to Seasons (the “Exchange Agent”), for the purpose of exchanging certificates that immediately prior to the Effective Time evidenced shares of Seasons Common Stock (the “Certificates”) for the Merger Consideration. At or promptly after the Effective Time, NBC shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article III, certificates representing the shares of NBC Common Stock and an estimated amount of cash sufficient to make all payments pursuant to Sections 2.3 and 2.4 (such cash and certificates for shares of NBC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The cash deposited with the Exchange Agent pursuant to this Section 3.1 shall be invested by the Exchange Agent as directed by NBC.

3.2. Election Form. No later than fifteen Business Days prior to the expected Effective Time, the Exchange Agent shall mail to each holder of record of Seasons Common Stock on the Election Form Record Date (or, in the case of those persons specified in Section 2.2(b), no later than the fifth Business Day prior to the Election Deadline, the Exchange Agent shall mail to each holder of record of Seasons Common Stock on the Secondary Election Form Record Date) an election form (the “Election Form”) providing for such holders to make the Cash Election and/or the Stock Election; provided, however, that such Election Form need not be mailed prior to the receipt of the Requisite Regulatory Approvals (as hereinafter defined). Any election other than a deemed Stock

Election shall be validly made only if the Exchange Agent shall have received by 5:00 p.m., Central time, on a date (the “Election Deadline”) to be decided by NBC (which date shall not be earlier than fifteen Business Days after the initial mailing of the Election Form and no later than the Effective Time), an Election Form properly completed and executed (with the signature or signatures thereon guaranteed to the extent required by the Election Form) by such holder accompanied by such holder’s Certificates, or by an appropriate guarantee of delivery of such Certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company in the United States as set forth in such Election Form. Any holder of Seasons Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder’s election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Seasons Common Stock may at any time prior the Election Deadline revoke such holder’s election and withdraw such holder’s Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline.

3.3. Exchange of Shares.

(a) As soon as reasonably practicable after the Effective Time, and in no event more than five Business Days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate who has not previously surrendered such Certificate or Certificates with the Election Form a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration therefor. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates or on the Merger Consideration payable upon the surrender of the Certificates.

(b) No dividends or other distributions with a record date after the Effective Time with respect to NBC Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to shares of NBC Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 until such holder shall surrender such Certificate in accordance with this Article III. After the surrender of a Certificate in accordance with this Article III, such holder thereof entitled to receive NBC Common Stock shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of NBC Common Stock represented by such Certificate.

(c) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of Seasons of the shares of Seasons Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Seasons for six months after the Effective Time shall be paid, at the request of NBC, to NBC. Any stockholders of Seasons who have not theretofore complied with this Article III shall thereafter look only to NBC for payment of the Merger Consideration and unpaid dividends and distributions on the NBC Common Stock deliverable in respect of each share of Seasons Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of NBC, Seasons, the Exchange Agent or any other person shall be liable to any former holder of shares of Seasons Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond (in accordance with the standard operating procedure of the Transfer Agent) as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g) NBC or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Seasons Common Stock such amounts as NBC or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of any other U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by NBC or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Seasons Common Stock in respect of whom such deduction and withholding were made by NBC or the Exchange Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SEASONS

As of the date hereof, Seasons has delivered to NBC a schedule (the “Seasons Disclosure Schedule”) setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV or to one or more covenants contained in Article VI; provided, however, that (i) no such item is required to be set forth in the Seasons Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 8.2(a), and (ii) the mere inclusion of an item in the Seasons Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seasons that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect (as hereinafter defined) on Seasons.

Seasons hereby represents and warrants to NBC as follows:

4.1. Corporate Organization.

(a) Seasons is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Seasons has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on Seasons. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Seasons, NBC or the Surviving Company, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or a material adverse effect on such party’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change after the date of this Agreement in laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities or in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements, in any such case applicable to banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, (ii) the announcement of this Agreement or any action of either party or any Subsidiary (defined in Section 4.1(b)) thereof required to be taken by it under this Agreement or with the prior written consent of the other party, (iii) any changes after the date of this Agreement in general economic conditions or interest rates affecting banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, or (iv) expenses and costs incurred in connection with the transactions contemplated hereby (to the extent not materially in excess of the good faith estimate thereof provided by Seasons to NBC prior to the date of this Agreement); provided, however, that a decrease in the trading or market prices of a party’s capital stock shall not be considered, by itself, to constitute a Material Adverse Effect. Seasons is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”). The copies of the articles of incorporation and bylaws of Seasons which have previously been made available to NBC are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) Each Subsidiary of Seasons (i) is duly organized and validly existing as a state chartered bank under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seasons, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such person or a subsidiary of such person is a general partner or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

(c) Except for its ownership of Seasons Bank, Seasons does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)).

4.2. Capitalization.

(a) The authorized capital stock of Seasons consists of 10,000,000 shares of Seasons Common Stock and 2,000,000 shares of Seasons Preferred Stock. As of the date of this Agreement, there were 1,032,890 shares of Seasons Common Stock outstanding, and no shares of Seasons Preferred Stock outstanding and no shares of Seasons Common Stock held in Seasons’ treasury. No other shares of Seasons Common Stock were issued or outstanding. As of the date of this Agreement, no shares of Seasons Common Stock or Seasons Preferred Stock were reserved for issuance, except for an aggregate of 357,231 shares of Seasons Common Stock reserved for issuance upon the exercise of stock options and warrants pursuant to various option award agreements under the Generations Bancshares, Inc. 2001 Stock Incentives Plan and certain warrant agreements of Seasons (collectively, the “Seasons Stock Option Plan”). All of the issued and outstanding shares of Seasons Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above or in Section 4.2(a) of the Seasons Disclosure Schedule, Seasons does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Seasons Common Stock or any other equity securities of Seasons or any securities representing the right to purchase or otherwise receive any shares of Seasons capital stock (including any rights plan or agreement). Section 4.2(a) of the Seasons Disclosure Schedule contains a list setting forth as of the date of this Agreement all outstanding stock options and warrants pursuant to the Seasons Stock Option Plan, the names of the Optionees, holders of warrants, the date each such option or warrant was granted, the number of shares subject to each such option or warrant, the expiration date of each such option or warrant, any vesting schedule with respect to an option or warrant which is not yet fully vested, and the price at which each such option or warrant may be exercised.

(b) Section 4.2(b) of the Seasons Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of Seasons. Except as set forth in Section 4.2(b) of the Seasons Disclosure Schedule, Seasons owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Seasons’ Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Seasons nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Seasons or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

(c) Except as disclosed in Section 4.2(c) of the Seasons Disclosure Schedule and for the ownership of Seasons’ Subsidiaries, neither Seasons nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity, excluding any investments held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in respect of debts previously contracted.

(d) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Seasons’ stockholders may vote (“Voting Debt”) have been issued by Seasons and are outstanding.

4.3. Authority; No Violation.

(a) Seasons has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the Required Seasons Vote (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of Seasons, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Seasons Vote, and no other corporate or stockholder proceedings on the part of Seasons are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seasons and (assuming due authorization, execution and delivery by NBC) constitutes a valid and binding obligation of Seasons, enforceable against Seasons in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 4.3(b) of the Seasons Disclosure Schedule, neither the execution and delivery of this Agreement by Seasons nor the consummation by Seasons of the transactions contemplated hereby, nor compliance by Seasons with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of Seasons or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seasons or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seasons or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seasons or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Seasons.

4.4. Consents and Approvals. Except for (i) the approval of the Merger by the Federal Reserve Board (“FRB”), the Office of Comptroller of Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance (“GDBF”) under the Financial Institutions Code of Georgia, (ii) approval of the quotation of the NBC Common Stock to be issued in the Merger on the AMEX, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of the stockholders of Seasons to be held to vote on the adoption of this Agreement (the “Proxy Statement/Prospectus”) and the filing and declaration of effectiveness of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws, (iv) the filing of the Articles of Merger with the Secretary of State of the State of Georgia and the Secretary of State of the State of Mississippi pursuant to the Acts, (v) the adoption of this Agreement by the Required Seasons Vote, (vi) the consents and approvals set forth in Section 4.4 of the Seasons Disclosure Schedule, (vii) any notices or filings if any under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (viii) the consents and approvals of third parties which are not Governmental Entities (as hereinafter defined), the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Seasons or NBC, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or with any other third party are necessary in connection with (A) the execution and delivery by Seasons of this Agreement and (B) the consummation by Seasons of the Merger and the other transactions contemplated hereby.

4.5. SEC Documents; Other Reports; Internal Controls.

(a) Seasons has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the “Seasons Reports”). Except as set forth in Section 4.5 of the Seasons Disclosure Schedule, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Seasons Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seasons Reports, and none of the Seasons Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Seasons Reports. None of Seasons’ Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Seasons and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Seasons and its Subsidiaries or as set forth in Section 4.5(b) of the Seasons Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of

Seasons, threatened an investigation into the business or operations of Seasons or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 4.5(b) of the Seasons Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, Seasons or any of its Subsidiaries.

(c) The records, systems, controls, data and information of Seasons and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seasons or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Seasons Reports filed with the SEC prior to the date hereof, Seasons and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

4.6. Financial Statements; Undisclosed Liabilities.

(a) Except as set forth in Section 4.6 of the Seasons Disclosure Schedule, the financial statements of Seasons (including any related notes thereto) included in the Seasons Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Seasons and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Seasons and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Seasons included in its Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2005, as filed with the SEC or (ii) liabilities incurred since September 30, 2005 in the ordinary course of business consistent with past practice, neither Seasons nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), other than pursuant to or as contemplated by this Agreement.

4.7. Broker’s Fees. Except as set forth in Section 4.7 of the Seasons Disclosure Schedule, neither Seasons nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with each broker or finder listed in Section 4.7 of the Seasons Disclosure Schedule have previously been furnished to NBC.

4.8. Absence of Certain Changes or Events. Except as publicly disclosed in the Seasons Reports filed with the SEC prior to the date hereof, or as set forth in Section 4.8 of the Seasons Disclosure Schedule, since September 30, 2005, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seasons and (ii) Seasons and its Subsidiaries have not taken any action that would have been prohibited by Section 6.2 if taken after the date of this Agreement.

4.9. Legal Proceedings.

(a) Except as set forth in Section 4.9(a) of the Seasons Disclosure Schedule or as publicly disclosed in the Seasons Reports filed with the SEC prior to the date hereof, neither Seasons nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Seasons, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seasons or any of its Subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Seasons.

(b) There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon Seasons, any of its Subsidiaries or the assets of Seasons or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Seasons or the Surviving Company.

4.10. Taxes.

(a) Except as set forth in Section 4.10(a) of the Seasons Disclosure Schedule: (i) each of Seasons and its Subsidiaries has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (B) paid in full or made adequate provision in the financial statements of Seasons (in accordance with GAAP) for all Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (ii) no material deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of Seasons or any of its Subsidiaries; and (iii) there are no material Liens for Taxes upon the assets of either Seasons or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) Neither Seasons nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Seasons) filing a consolidated tax return or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c) Except as set forth in Section 4.10(c) of the Seasons Disclosure Schedule, none of Seasons or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(d) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Seasons or any of its Subsidiaries.

(e) None of Seasons or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) Except as set forth in Section 4.10(f) of the Seasons Disclosure Schedule, all Taxes required to be withheld, collected or deposited by or with respect to Seasons and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(g) Except as set forth in Section 4.10(g) of the Seasons Disclosure Schedule, neither Seasons nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(h) Except as set forth in Section 4.10(h) of the Seasons Disclosure Schedule, neither Seasons nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(i) Neither Seasons nor any of its Subsidiaries has filed a consent prior to January 1, 2006 to the application of Section 341(f) of the Code.

(j) Seasons is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

(l) For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

4.11. Employees; Employee Benefit Plans.

(a) Section 4.11 of the Seasons Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, restricted stock, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of Seasons or any of its Subsidiaries has any present or future right to benefits and under which Seasons or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Plans”.

(b) With respect to each Plan, Seasons has delivered to NBC a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications by Seasons or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) (i) Each Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the knowledge of Seasons, no event has occurred and no condition exists that would subject Seasons or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) to the knowledge of Seasons, no “reportable event” (as such term is defined in ERISA section 4043), “prohibited transaction” (as such term is defined in ERISA section 406 and Code section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Plan; (v) except as set forth in Section 4.11 of the Seasons Disclosure Schedule, no Plan provides retiree welfare benefits and neither Seasons nor any of its Subsidiaries has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (vi) neither Seasons nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(d) None of the Plans is a multiemployer plan (within the meaning of ERISA section 3(37)), is subject to Title IV of ERISA or is subject to Code section 412, and none of Seasons, its Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e) With respect to any Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Seasons or any of its Subsidiaries, threatened; (ii) no facts or circumstances exist to the knowledge of Seasons or any of its Subsidiaries that could reasonably be expected to give rise to any such actions, suits or claims; and (iii) no administrative investigation, audit or similar proceeding by the Department of Labor, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress.

(f) Except as set forth in Section 4.11(f) of the Seasons Disclosure Schedule, no Plan exists that could result in the payment to any present or former employee, director or independent consultant of Seasons or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Seasons or any of its Subsidiaries as a result of the transaction contemplated by this Agreement. There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or director of Seasons or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(g) Section 4.11(g) of the Seasons Disclosure Schedule sets forth the liability of each participant under each of the deferred compensation plans sponsored or maintained by Seasons or its Subsidiaries.

4.12. Board Approval; Stockholder Vote Required.

(a) On or prior to the date hereof, the Board of Directors of Seasons, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Seasons Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of Seasons and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of Seasons adopt this Agreement and directed that such matter be submitted for consideration by Seasons stockholders at the Seasons Stockholders Meeting. The Seasons Board Approval constitutes approval of this Agreement and the Merger (A) for purposes of the Acts and (B) by at least two-thirds (2/3) of the entire Board of Directors pursuant to the Articles of Incorporation of Seasons. Seasons does not have any shareholder rights plan in effect.

(b) The affirmative vote of the holders of a majority of the outstanding shares of Seasons Common Stock to adopt this Agreement (the “Required Seasons Vote”) is the only vote of the holders of any class or series of Seasons capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

4.13. Compliance With Applicable Law.

(a) Except as disclosed in Section 4.13 of the Seasons Disclosure Schedule, Seasons and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Seasons or any of its Subsidiaries (including the Sarbanes-Oxley Act of 2002 and the USA Patriot Act of 2001), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Seasons, and neither Seasons nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Seasons.

(b) Seasons and each of its Subsidiaries has administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seasons. None of Seasons, any of its Subsidiaries, or, to the knowledge of Seasons, any director, officer or employee of Seasons or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seasons, and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seasons, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.14. Certain Contracts.

(a) Except as publicly disclosed in the Seasons Reports filed prior to the date hereof or as set forth in Section 4.14(a) of the Seasons Disclosure Schedule, neither Seasons nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement or (ii) which limits the freedom of Seasons or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires Seasons or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the Seasons Reports filed prior to the date hereof or set forth in Section 4.14(a) of the Seasons Disclosure Schedule, is referred to herein as a “Seasons Contract”. Seasons has made available all contracts (including all lease, rental or occupancy agreements or other contracts affecting or relating to the ownership or use of any real or personal property; all agreements for the purchase or sale of mortgage servicing rights; all agreements for the purchase or sale of mortgage loans on a wholesale or bulk basis; and all consulting agreements with outside consultants) which involved payments by Seasons or any of its Subsidiaries in fiscal year 2005 of more than $6,000.00 or which could reasonably be expected to involve payments during fiscal year 2006 of more than $6,000.00, other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $5,000.00 and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.2.

(b) Except as set forth in Section 4.14(b) of the Seasons Disclosure Schedule, (i) each Seasons Contract is valid and binding on Seasons or its applicable Subsidiary and in full force and effect, and, to the knowledge of Seasons, is valid and binding on the other parties thereto, (ii) Seasons and each of its Subsidiaries and, to the knowledge of Seasons, each of the other parties thereto, has in all material respects performed all obligations required to be performed by it to date under each Seasons Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Seasons or any of its Subsidiaries or, to the knowledge of Seasons, any other party thereto, under any such Seasons Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Seasons.

(c) Section 4.14(c) of the Seasons Disclosure Schedule lists all employment, change-in-control, severance or similar contracts or arrangements with any present or former employee or director. Seasons has previously provided NBC with a copy of each such contract or arrangement.

4.15. Agreements With Regulatory Agencies. Except as set forth in Section 4.15 of the Seasons Disclosure Schedule, neither Seasons nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the Seasons Disclosure Schedule, a “Seasons Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has Seasons or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting Seasons or any Seasons Subsidiary to enter into or become bound by any Seasons Regulatory Agreement.

4.16. Seasons Information. The information relating to Seasons and its Subsidiaries to be provided by Seasons for inclusion in the Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to NBC or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.17. Title to Property.

(a) Except as disclosed in Section 4.17(a) of the Seasons Disclosure Schedule, Seasons and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Seasons and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seasons.

(b) Seasons and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as publicly disclosed in the Seasons Reports filed prior to the date hereof or as disclosed in Section 4.17(b) of the Seasons Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seasons.

(c) All leases of real property and all other leases material to Seasons and its Subsidiaries under which Seasons or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under any such lease any material existing default by Seasons or such Subsidiary or, to the knowledge of Seasons, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, Seasons or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seasons.

4.18. Insurance. Seasons and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seasons reasonably has determined to be prudent and consistent with industry practice. Section 4.18 of the Seasons Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of Seasons and its Subsidiaries (other than insurance policies under which Seasons or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans or pools of loans). Seasons and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth in Section 4.18 of the Seasons Disclosure Schedule and except for policies insuring against potential liabilities of officers, directors and employees of Seasons and its Subsidiaries, Seasons or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.19. Environmental Liability. Except as set forth in Section 4.19 of the Seasons Disclosure Schedule and to the knowledge of Seasons, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Seasons or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection or under any local, state or federal environmental statute, regulation or ordinance relating to environmental protection, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of Seasons, threatened against Seasons or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Seasons. Except as set forth in Section 4.19 of the Seasons Disclosure Schedule and to the knowledge of Seasons, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Seasons. Except as set forth in Section 4.19 of the Seasons Disclosure Schedule and to the knowledge of Seasons, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under applicable Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Seasons. Except as set forth in Section 4.19 of the Seasons Disclosure Schedule and to the knowledge of Seasons, neither Seasons nor any of its Subsidiaries is a recipient of any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Seasons.

4.20. Opinion Of Financial Advisor. Seasons has received the opinion of SunTrust Robinson Humphrey, dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the stockholders of Seasons in the Merger is fair from a financial point of view to such holders of Seasons Common Stock.

4.21. Patents, Trademarks, Etc. Seasons and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements listed in Section 4.21 of the Seasons Disclosure Schedule, neither Seasons nor any of its Subsidiaries is bound by or is a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Seasons nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

4.22. Loan Matters.

(a) (i) Section 4.22(a) of the Seasons Disclosure Schedule sets forth a list of all extensions of credit (including commitments to extend credit) (“Loans”) by Seasons and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O (“Regulation O”) of the Board of

Governors of the Federal Reserve System (12 C.F.R. Part 215)) of Seasons or any of its Subsidiaries; (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or, except for Loans made by Seasons and its Subsidiaries to its employees in accordance with its policies as disclosed in Section 4.22(a) of the Seasons Disclosure Schedule, on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) except as listed in Section 4.22(a) of the Seasons Disclosure Schedule, all such Loans are and were made in compliance in all material respects with all applicable laws and regulations.

(b) Each outstanding loan (including loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant loan documents, Seasons’ underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

(c) Except as set forth in Section 4.22(c) of the Seasons Disclosure Schedule, none of the agreements pursuant to which Seasons or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Except as set forth in Section 4.22(d) of the Seasons Disclosure Schedule, none of Seasons or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer loans. Seasons has not received any notice, nor does it have any reason to believe, that Fannie Mae or Freddie Mac propose to limit or terminate the underwriting authority of Seasons and its Subsidiaries or to increase the guarantee fees payable to such investor.

(e) Each of Seasons and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, USA Patriot Act of 2001, Bank Secrecy Act, and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer loans.

4.23. Community Reinvestment Act Compliance. Seasons Bank is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, “CRA”) and has received a CRA rating of satisfactory in its most recently completed exam.

4.24. Labor Matters. Neither Seasons nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Seasons or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seasons or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to Seasons’ knowledge, threatened, nor is Seasons aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

4.25. Interest Rate Risk Management Instruments. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Seasons, (i) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Seasons or any of its Subsidiaries or for the account of a customer of Seasons or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Seasons or one of its Subsidiaries and, to the knowledge of Seasons, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) Seasons or its Subsidiaries and, to the knowledge of Seasons, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to Seasons’ knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NBC

As of the date hereof, NBC has delivered to Seasons a schedule (the “NBC Disclosure Schedule”) setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V or to one or more covenants contained in Article VI; provided, however, that (i) no such item is required to be set forth in the NBC Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 8.3(a), and (ii) the mere inclusion of an item in the NBC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by NBC that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect on NBC.

NBC hereby represents and warrants to Seasons as follows:

5.1. Corporate Organization.

(a) NBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. NBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on NBC. NBC is duly registered as a financial holding company under the BHCA. The copies of the certificate of incorporation and bylaws of NBC which have previously been made available to Seasons are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) Each Subsidiary of NBC (i) is duly organized and validly existing as a national bank, corporation, partnership or limited liability company under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NBC and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(c) Except for its ownership of 8,062 shares of common stock of First Commercial Bancshares, Inc., NBC does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)).

5.2. Capitalization.

(a) The authorized capital stock of NBC consists of 50,000,000 shares of NBC Common Stock. As of the date of this Agreement, there were 9,615,806 shares of NBC Common Stock outstanding and 1,429,082 shares of

NBC Common Stock held in NBC’s treasury. As of the date of this Agreement, no shares of NBC Common Stock were reserved for issuance, except for an aggregate of 783,287 shares of NBC Common Stock reserved for issuance upon the exercise of stock options under the (i) 2001 Long-Term Incentive Compensation Plan, (ii) 2003 Long-Term Incentive Compensation Plan and (iii) Enterprise Bancshare, Inc. Incentive Plan of 1997 Stock Option. All of the issued and outstanding shares of NBC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of NBC Common Stock to be issued pursuant to the Merger have been duly authorized and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Section 5.2(b) of the NBC Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of NBC. Except as set forth in Section 5.2(b) of the NBC Disclosure Schedule, NBC owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of NBC’s Subsidiaries, free and clear of any Liens whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. With the exception of the incentive plans listed in Section 5.2, NBC and any Subsidiary thereof have not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of NBC or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

(c) Except as disclosed in Section 5.2(c) of the NBC Disclosure Schedule and for the ownership of NBC’s Subsidiaries, neither NBC nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity excluding any investments held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in respect of debts previously contracted.

5.3. Authority; No Violation.

(a) NBC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of NBC and no other corporate or stockholder proceedings on the part of NBC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NBC and (assuming due authorization, execution and delivery by Seasons) constitutes a valid and binding obligation of NBC, enforceable against NBC in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 5.3(b) of the NBC Disclosure Schedule, neither the execution and delivery of this Agreement by NBC, nor the consummation by NBC of the transactions contemplated hereby, nor compliance by NBC with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of NBC or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NBC or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NBC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NBC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on NBC.

5.4. Consents and Approvals. Except for (i) the approvals of (A) the Merger by the FRB under the BHCA, (B) the National Bank Merger by the OCC and the FDIC and by GDBF under the Financial Institutions Code of Georgia and (ii) approval of the listing of the NBC Common Stock to be issued in the Merger on the American Stock Exchange, (iii) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the S-4, (iv) the filing of the Articles of Merger with the Secretary of State of the State of Georgia and Mississippi pursuant to the Acts, (v) the adoption of this Agreement by the Required Seasons Vote, (vi) the consents and approvals set forth in Section 5.4 of the NBC Disclosure Schedule, (vii) any notices or filings, if any, under the HSR Act, and (viii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on NBC, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by NBC of this Agreement and (B) the consummation by NBC of the Merger and the other transactions contemplated hereby.

5.5. SEC Documents; Other Reports; Internal Controls.

(a) NBC has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the “NBC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the NBC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such NBC Reports, and none of the NBC Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the NBC Reports. None of NBC’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) NBC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of NBC and its Subsidiaries or as set forth in Section 5.5(b) of the NBC Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of NBC, threatened an investigation into the business or operations of NBC or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 5.5(b) of the NBC Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, NBC or any of its Subsidiaries.

(c) The records, systems, controls, data and information of NBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of NBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the NBC Reports filed with the SEC prior to the date hereof, NBC and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

5.6. Financial Statements; Undisclosed Liabilities.

(a) The financial statements of NBC (including any related notes thereto) included in the NBC Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of NBC and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of NBC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of NBC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, as filed with the SEC or (ii) liabilities incurred since September 30, 2005 in the ordinary course of business consistent with past practice, neither NBC nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on NBC.

5.7. Broker’s Fees. Except as set forth in Section 5.7 of the NBC Disclosure Schedule, neither NBC nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

5.8. Absence of Certain Changes or Events. Except as publicly disclosed in the NBC Reports filed prior to the date hereof or as set forth in Section 5.8 of the NBC Disclosure Schedule, since September 30, 2005, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NBC and (ii) NBC and its Subsidiaries have not taken any action that would have been prohibited by Section 6.3 if taken after the date of this Agreement.

5.9. Legal Proceedings.

(a) Neither NBC nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of NBC’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NBC or any of its Subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on NBC.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon NBC, any of its Subsidiaries or the assets of NBC or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on NBC.

5.10. Taxes.

(a) Except as set forth in Section 5.10(a) of the NBC Disclosure Schedule: (x) each of NBC and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of NBC (in accordance with GAAP) for all Taxes, whether or not shown as due on such Tax Returns; (y) no material deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of NBC or any of its Subsidiaries; and (z) there are no material Liens for Taxes upon the assets of either NBC or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) Neither NBC nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is NBC) filing a consolidated tax return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c) Except as set forth in Section 5.10(c) of the NBC Disclosure Schedule, none of NBC or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(d) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to NBC or any of its Subsidiaries.

(e) None of NBC or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) All Taxes required to be withheld, collected or deposited by or with respect to NBC and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(g) Neither NBC nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(h) Neither NBC nor any of its Subsidiaries has filed a consent prior to January 1, 2006 to the application of Section 341(f) of the Code.

5.11. Employees; Employee Benefit Plans.

(a) Section 5.11 of the NBC Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, restricted stock severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of NBC or any of its Subsidiaries has any present or future right to benefits and under which NBC or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “NBC Plans”.

(b) (i) Each NBC Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each NBC Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject NBC or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no “reportable event” (as such term is defined in ERISA section 4043), “prohibited transaction” (as such term is defined in ERISA section 406 and Code section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Plan; (v) except as set forth in Section 5.11 of the NBC Disclosure Schedule, no Plan provides retiree welfare benefits and neither NBC nor any of its Subsidiaries has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (vi) neither NBC nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(c) With respect to any NBC Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of NBC or any of its Subsidiaries, threatened, (ii) no facts or circumstances exist to the knowledge of NBC or any of its Subsidiaries that could reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the PBGC in respect of any NBC Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including any routine requests for information from the PBGC).

5.12. Board Approval; Stockholder Vote Required. The Board of Directors of NBC, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “NBC Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of NBC and its stockholders and declared the Merger to be advisable, and (ii) approved this Agreement and the Merger. The approval of the stockholders of NBC is not required by applicable law, by its articles of incorporation, bylaws or AMEX.

5.13. Compliance With Applicable Law. Except as disclosed in Section 5.13 of the NBC Disclosure Schedule, NBC and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to NBC or any of its Subsidiaries (including the Sarbanes-Oxley Act of 2002 and the USA Patriot Act of 2001), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on NBC, and neither NBC nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on NBC.

5.14. Agreements With Regulatory Agencies. Except as set forth in Section 5.14 of the NBC Disclosure Schedule, neither NBC nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.14 of the NBC Disclosure Schedule, an “NBC Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management or its business, nor has NBC or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any NBC Regulatory Agreement.

5.15. NBC Information. The information relating to NBC and its Subsidiaries to be provided by NBC to be contained in the Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Seasons or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.16. Title to Property.

(a) Except as disclosed in Section 5.16(a) of the NBC Disclosure Schedule, NBC and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of NBC and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NBC.

(b) NBC and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as publicly disclosed in the NBC Reports filed prior to the date hereof or as disclosed in Section 5.16(b) of the NBC Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NBC.

(c) All leases of real property and all other leases material to NBC and its Subsidiaries under which NBC or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by NBC or such Subsidiary or, to the knowledge of NBC, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, NBC or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NBC.

5.17. Environmental Liability. Except as set forth in Section 5.17 of the NBC Disclosure Schedule and to the knowledge of NBC, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on NBC or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws, pending or, to the knowledge of NBC, threatened against NBC or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on NBC. Except as set forth in Section 5.17 of the NBC Disclosure Schedule and to the knowledge of NBC, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on NBC. Except as set forth in Section 5.17 of the NBC Disclosure Schedule and to the knowledge of NBC, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties or (ii) its or any of its Subsidiaries’ participation in the management of any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on NBC. Except as set forth in Section 5.17 of the NBC Disclosure Schedule and to the knowledge of NBC, neither NBC nor any of its Subsidiaries is a recipient of any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on NBC.

5.18. Patents, Trademarks, Etc. NBC and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements listed in Section 5.18 of the NBC Disclosure Schedule, neither NBC nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither NBC nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

5.19. Loan Matters.

(a) Each outstanding loan held by NBC (including loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant loan documents, NBC’s underwriting standards (and, in the case of NBC Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

(b) Except as set forth in Section 5.19(b) of the NBC Disclosure Schedule, none of the agreements pursuant to which NBC or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(c) Each of NBC and its Subsidiaries, as applicable, is approved by and is in good standing: (i) as a supervised mortgagee by HUD to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by Ginnie Mae; (iii) by the VA to originate and service VA loans; (iv) as a seller/servicer by Fannie Mae and Freddie Mac to originate and service conventional residential and multi-family mortgage loans and (v) as a delegated underwriting and servicing lender by Fannie Mae.

(d) Except as set forth in Section 5.19(d) of the NBC Disclosure Schedule, none of NBC or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer loans. NBC has not received any notice, nor does it have any reason to believe, that Fannie Mae or Freddie Mac propose to limit or terminate the underwriting authority of NBC and its Subsidiaries or to increase the guarantee fees payable to such investor.

(e) Each of NBC and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer loans.

5.20. Community Reinvestment Act Compliance. Cadence is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of satisfactory in its most recently completed exams.

5.21. Interest Rate Risk Management Instruments. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on NBC, (i) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of NBC or any of its Subsidiaries or for the account of a customer of NBC or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of NBC or one of its Subsidiaries and, to the knowledge of NBC, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) NBC or its Subsidiaries and, to the knowledge of NBC, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to NBC’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Conduct of Business Prior to the Effective Time. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of NBC, during the period from the date of this Agreement to the Effective Time, Seasons shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

6.2. Seasons Forbearances. Except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.2 of the Seasons Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, Seasons shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of NBC, which shall not be unreasonably withheld or delayed:

(a) (i) adjust, split, combine or reclassify any capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any cash or stock dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights or grant any person any right to acquire any shares of its capital stock, other than dividends paid by any of the Subsidiaries of Seasons so long as such dividends are only paid to Seasons or any of its other wholly owned Subsidiaries; provided that no such dividend shall cause Seasons Bank to cease to qualify as a “well capitalized” institution under 12 C.F.R. Section 565.4); (iii) or issue or commit to issue any additional shares of capital stock (except pursuant to the exercise of stock options or warrants outstanding as of the date hereof and disclosed in Section 4.2(a) of the Seasons Disclosure Schedule), Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock or Voting Debt;

(b) enter into any new material line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect, except as required by law or by policies imposed by a Governmental Entity;

(c) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity (other than a direct wholly owned Subsidiary), except (i) sales of loans in the ordinary course of business consistent with past practice, (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the Seasons

Disclosure Schedule or (iii) pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice;

(d) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets, of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of, which would be material, individually or in the aggregate, to Seasons, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(e) enter into, renew or terminate any contract, lease or agreement, other than loans to their customers in the ordinary course of business consistent with past practice, that calls for aggregate annual payments of $15,000 or more; or make any material change in any of such contracts, leases or agreements, other than renewals of such contracts or leases for a term of one year or less without material changes to the terms thereof;

(f) (i) increase the compensation or fringe benefits of any present or former director, officer or employee of Seasons or its Subsidiaries (except for increases in salary or wages of non-executive officers or employees in the ordinary course of business consistent with past practice), except as may be required pursuant to the terms of any plan or agreement in effect on the date of this Agreement and disclosed in Section 4.11 of the Seasons Disclosure Schedule; (ii) grant any severance or termination pay to any present or former director, officer or employee of Seasons or its Subsidiaries except pursuant to the terms of any Plan or agreement in effect on the date of this Agreement and disclosed in Section 4.11 of the Seasons Disclosure Schedule; (iii) loan or advance any money or other property to any present or former director, officer or employee of Seasons or its Subsidiaries, except for loans made in accordance with Seasons Bank’s loan policy in effect on the date hereof and in compliance with Regulation O; (iv) establish, adopt, enter into or, except as required by applicable law, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; (vi) grant any equity or equity-based awards; or (v) except as required by applicable law, increase the funding obligation or contribution rate of any Plan;

(g) other than expenditures budgeted in the capital expenditure budget and as set forth in Section 6.2(g) of the Seasons Disclosure Schedule, make any capital expenditures in excess of (A) $10,000 per project or related series of projects or (B) $25,000 in the aggregate;

(h) except as set forth in Section 6.2(h) of the Seasons Disclosure Schedule, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or loan production or servicing facility;

(i) except for loans or commitments for loans that have previously been approved by Seasons prior to the date of this Agreement, (A) make or acquire any loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice and with a principal balance of not greater than $500,000 (in each case, or in the aggregate to a borrower and its affiliates in an amount not in excess of $500,000; provided that, such loans are made in accordance with the policies and procedures at Seasons and its Subsidiaries); (B) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any loan or commitment for any loan with a principal balance in excess of $500,000; (C) incur any indebtedness for borrowed money, other than deposit liabilities entered into in the ordinary course of business consistent with past practices; or (D) guarantee or agree to guarantee, or endorse or assume responsibility for, the obligations of any person other than any wholly owned Subsidiary of Seasons (other than the endorsement of checks and other negotiable instruments in the normal process of collection);

(j) except as otherwise expressly permitted elsewhere in this Section 6.2, engage or participate in any material transaction or incur or sustain any material obligation, in each case other than in the ordinary course of business consistent with past practice;

(k) settle any claim, action or proceeding involving monetary damages in excess of $10,000, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(l) except as otherwise described in Section 7.4, amend its articles of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of Seasons), or a letter of intent or agreement in principle with respect thereto;

(m) materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

(n) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) hedging its loan positions or commitments;

(o) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Sections 8.1 or 8.2 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c);

(p) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by Seasons’ independent public accountants;

(q) issue any mortgage-backed securities with respect to any loans or create any special purpose funding or variable interest entity;

(r) make or change any Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of Seasons or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of Seasons or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(s) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

6.3. NBC Forbearances. Except as expressly provided in this Agreement or with the prior written consent of Seasons, during the period from the date of this Agreement to the Effective Time, NBC shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (i) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees, and (ii) take no action which would reasonably be expected to materially adversely affect the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby or delay the receipt of such approvals subsequent to the date set forth in Section 9.1(c).

Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, as set forth in Section 6.3 of the NBC Disclosure Schedule or as required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, NBC shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Seasons, which consent shall not be unreasonably withheld or delayed:

(a) amend its certificate of incorporation, bylaws or similar governing documents, other than to increase the authorized capital stock of NBC or to change the par value of the NBC Common Stock and other than the anticipated name change of NBC and its Subsidiaries;

(b) except in satisfaction of debts previously contracted, make any material acquisition of, or investment in, assets or stock of any other person to the extent that such material acquisition or investment has, or would reasonably be expected to have, a Material Adverse Effect on NBC;

(c) implement or adopt any change in its accounting methods, practices or policies, except as may be required by GAAP or regulatory accounting principles or applicable law, in each case as concurred in by NBC’s independent public accountants;

(d) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or any of the conditions to the Merger set forth in Sections 8.1 and 8.3 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c) or in a material violation of any provision of this Agreement; or

(e) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Regulatory Matters.

(a) NBC and Seasons shall promptly prepare and file with the SEC the Proxy Statement/Prospectus, and NBC shall promptly prepare and file with the SEC the S-4. Each of NBC and Seasons shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and thereafter to mail the Proxy Statement/Prospectus to their respective stockholders.

(b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

(c) NBC and Seasons shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of NBC, Seasons or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Seasons acknowledges and agrees that NBC intends to cause Seasons Bank to be merged with and into Cadence at the Effective Time. Seasons agrees that its obligations pursuant to this Section 7.1 include an obligation to use its reasonable best efforts to take all actions necessary to cause the National Bank Merger to be consummated at such time.

7.2. Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Seasons shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of NBC access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of Seasons and its Subsidiaries, and, during such period, Seasons shall, and shall cause its Subsidiaries to, make available to NBC (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which Seasons is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as NBC may reasonably request. Neither Seasons nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule or regulation applicable to the institution in possession or control of such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) NBC shall hold all information furnished by Seasons or any of its Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated February 10, between NBC and Seasons (the “Confidentiality Agreement”).

(c) No investigation by NBC or its respective Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of Seasons set forth herein.

7.3. Stockholder Approval. Seasons shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Seasons Stockholders Meeting”) for the purpose of obtaining the Required Seasons Vote and, except as provided hereby, shall take all lawful action to solicit the adoption of this Agreement by such stockholders. The Board of Directors of Seasons shall unanimously recommend adoption of this Agreement and the transactions contemplated hereby by the stockholders of Seasons (the “Seasons Recommendation”); provided, however, that the Board of Directors of Seasons may (x) withdraw, modify, qualify in any manner adverse to NBC, condition or refuse to make such recommendation or (y) take any other action or make any other public statement in connection with the Seasons Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in Seasons Recommendation”) if the Board of Directors of Seasons determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would or could reasonably be expected to breach its fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, this Agreement shall be submitted to the stockholders of Seasons at the Seasons Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Seasons of such obligation.

7.4. Acquisition Proposals.

(a) Seasons agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (as hereinafter defined), other than any such transaction permitted by Section 6.2, or any purchase or sale of 5% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 5% or more of its total voting power (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement or an affiliate thereof) being hereinafter referred as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that subject to compliance with Subsection (c) below and after the Board of Directors of Seasons concludes in good faith based on a written opinion of its outside counsel attesting that the foregoing restriction in 7.4(a) constitutes a breach of the Seasons Board of Director’s statutory and common law obligations to its stockholders and that failure to take such actions would result in a violation of its fiduciary duties under applicable law, Seasons may, and may permit is Subsidiaries and its and their representatives to, in response to an unsolicited Acquisition Proposal, furnish or cause to be furnished confidential information or data and participate in negotiations or discussions regarding such Acquisition Proposal; and provided further that, prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with such third party on terms no less favorable to such party than the Confidentiality Agreement. The term “Significant Subsidiary” shall have the meaning ascribed thereto in Rule 1-02 of Regulation S-X.

(b) Except as set forth herein, Seasons agrees that neither it nor any of its officers or directors shall (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (ii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing. Notwithstanding the foregoing, in the event that, prior to the date of its Seasons Stockholders Meeting, if Seasons receives an unsolicited bona fide Acquisition Proposal and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as hereinafter defined), Seasons may, to the extent that its Board of Directors concludes in good faith based on the written opinion its outside legal counsel attesting that the foregoing restriction in 7.4(b) constitutes a breach of the Seasons Board of Director’s statutory and common law obligations to its stockholders and that failure to take such actions would result in a violation of its fiduciary duties under applicable law, approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement) a Superior Proposal, or enter into an agreement with respect to a Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide written proposal to acquire, directly or indirectly, a majority of the total voting power of the capital stock of Seasons or any of its Significant Subsidiaries, or all or substantially all of the assets of Seasons or any of its Significant Subsidiaries, which the Board of Directors of Seasons concludes, in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of Seasons, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed.

(c) Seasons agrees that it will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons with respect to any Acquisition Proposal, except those contemplated by this Agreement. Seasons will (i) promptly (within two Business Days) following the receipt of any Acquisition Proposal, or of any inquiry which could reasonably be expected to lead to an Acquisition Proposal, advise NBC of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep NBC apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis and (ii) in the event of a person making a Superior Proposal, furnish NBC a copy of the relevant proposed transaction agreements with such person making such Superior Proposal and other material documents.

7.5. Legal Conditions to Merger.

(a) Subject to the terms and conditions of this Agreement, each of NBC and Seasons shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Seasons or NBC or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.2(c).

(b) Seasons shall, and cause its Subsidiary to, accrue an adequate level of reserves related to any claims, litigation or other proceedings to the satisfaction of NBC as of the Closing Date.

(c) Subject to the terms and conditions of this Agreement (including the proviso in Section 7.5(a)), each of NBC and Seasons agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which NBC or Seasons is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

7.6. Affiliates. Seasons shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Seasons to deliver to NBC, as soon as practicable after the date of this Agreement, and in any event prior to the date of the Seasons Stockholders Meeting, a written agreement, in form and substance reasonably satisfactory to NBC, relating to required transfer restrictions on the NBC Common Stock received by them in the Merger pursuant to Rule 145.

7.7. Employees; Employee Benefit Plans.

(a) As of or as soon as practicable following the Effective Time, the employees of Seasons and its Subsidiaries (the “Seasons Employees”) shall become employees of NBC or a Subsidiary thereof and shall be eligible to participate in the NBC Plans in which similarly situated employees of NBC or Cadence participate, to the same extent as similarly situated employees of NBC or Cadence (it being understood that inclusion of Seasons Employees in such employee benefit plans may occur at different times with respect to different plans); provided, however, that (i) nothing contained herein shall require NBC or any of its Subsidiaries to make any grants to any Seasons Employee under the NBC Stock Option Plans, it being understood that any such grants are completely discretionary, (ii) nothing contained herein shall require NBC or any of its Subsidiaries to permit a Seasons Employee who is receiving severance as a result of the transactions contemplated by this Agreement pursuant to any employment, severance, consulting or other compensation agreements, plans and arrangements with Seasons or any of its Subsidiaries to participate in any severance or change in control of agreement or plan offered by NBC or any of its Subsidiaries, and (iii) nothing contained herein shall require a Seasons Employee’s participation in the NBC defined benefit pension or NBC Employee Stock Ownership Plan.

(b) With respect to each NBC Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for participation or accrual of benefits under any NBC defined benefit pension plan), service with Seasons or any Subsidiary shall be treated as service with NBC; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any NBC Plan (including those required or governed by the Health Insurance Portability and Accountability Act of 1996). Each NBC Plan shall waive pre-existing condition limitations to the same extent waived under the applicable

Seasons Plan to the extent information is provided by the employee, third-party administrator or insurance carrier. Seasons Employees shall be given full credit for amounts paid under a corresponding Seasons or any Subsidiary benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the NBC Plan during the applicable plan year.

(c) Concurrently with the execution of this Agreement by the parties hereto, (i) William L. Sutton shall enter into a Termination and Release Agreement, effective as of the Closing, substantially in the form of Exhibit A hereto.

(d) Concurrently with the execution of this Agreement, David K. George and Nita Elliot shall enter into Termination and Release Agreements substantially in the forms attached as Exhibits B and C, respectively. Concurrently with the execution of this Agreement, Nita Elliot and David K. George shall into the Employment Agreements substantially in the forms attached as Exhibits D and E, respectively.

(e) Immediately prior to the Effective Time, the Seasons Simple IRA Plan shall be terminated and the Seasons employees who are then participating in the Seasons Simple IRA Plan shall be eligible to become participants in the NBC Employee 401(k) Plan.

(f) Any person who is serving as an employee of either Seasons or any Subsidiary thereof as of the date of this Agreement (other than those employees covered by either a written employment or severance agreement) whose employment is discontinued by NBC or any of its Subsidiaries within one year after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from NBC or its Subsidiary equal in amount to two week’s base pay for each full year such employee was employed by Seasons or a Seasons Subsidiary or any successor or predecessor thereto, subject to a minimum of four weeks’ severance and a maximum of 16 weeks’ severance; provided that the benefits payable pursuant to this Section 7.7(f) shall be in lieu of, and not in addition to, any amounts that may have otherwise been payable pursuant to Seasons’ written severance policy described in Section 4.11(a) of the Seasons Disclosure Schedule and subject to the terms and conditions set forth therein. For purposes of this Section 7.7(g), “Cause” shall mean termination because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses).

(g) Section 7.7(g) of the Seasons Disclosure Schedule sets forth the earned but untaken vacation for employees of Seasons and its Subsidiaries as of September 30, 2005. If the employment of any employee of Seasons or any of its Subsidiaries identified on Section 7.7(g) of the Seasons Disclosure Schedule is terminated within twelve (12) months following the Effective Time, then any vacation pay earned (consistent with the financial statements provided by Seasons to NBC) based on such employee’s employment with Seasons shall be paid to the employee to the extent not used prior to the termination of employment.

(h) Notwithstanding anything to the contrary contained herein, pursuant to terms and conditions mutually agreed to by NBC and Seasons after the date hereof, Seasons may pay cash retention bonuses to employees of Seasons and its Subsidiaries who are selected by Seasons and approved by NBC, such approval not to be unreasonably withheld, in order to help retain key employees (who are not otherwise covered by an employment or similar contract) through the Effective Time and for a specified period thereafter.

7.8. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Seasons or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of Seasons, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise (a list of which with respect to the directors and officers of Seasons or any of its Subsidiaries as of the date of this Agreement is set forth in Section 7.8(a) of the Seasons Disclosure Schedule) or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, NBC shall indemnify and hold harmless, as and to the fullest extent provided in the articles of incorporation and bylaws of Seasons as in effect on the date of this Agreement, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking, to the extent required by the GBCC, from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify NBC thereof, provided that the failure to so notify shall not affect the obligations of NBC under this Section 7.8 except (and only) to the extent such failure to notify materially prejudices NBC. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with NBC; provided, however, that (A) NBC shall have the right to assume the defense thereof and upon such assumption NBC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if (x) NBC elects not to assume such defense or (y) counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between NBC and the Indemnified Parties, then the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with NBC, and NBC shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) NBC shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel (in addition to local counsel) for any action or group of related actions for all Indemnified Parties, (C) NBC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) NBC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or regulation.

(b) Nothing contained in Section 7.8(a) or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer, employee or agent of Seasons may have under applicable law or regulation or the Seasons’ Articles of Incorporation, Bylaws or the equivalent documents of any Subsidiary of Seasons, as applicable, in each case as in effect on the date hereof, which NBC agrees to honor in accordance with their terms. Without limiting the foregoing, NBC also agrees that the limitations on liability existing in favor of the Indemnified Parties in Seasons’ Articles of Incorporation or the equivalent documents of any Seasons Subsidiary as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time.

(c) NBC shall use its reasonable best efforts to cause the persons serving as officers and directors of Seasons immediately prior to the Effective Time to be covered for a period of two years from the Closing Date by the directors’ and officers’ liability insurance policy or policies maintained by NBC (provided that NBC’s policy or policies provide at least the same coverage and amounts containing terms and conditions which are in the aggregate not materially less advantageous to such directors and officers of Seasons than the terms and conditions of the existing directors’ and officers’ liability insurance policy of Seasons, and provided further that in no event will NBC be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Seasons for the insurance covering the officers and directors of Seasons (the

“Insurance Amount”), and provided, further, that if NBC is unable to maintain or obtain the insurance called for by this Section 7.8(c) as a result of the preceding proviso, NBC shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

(d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

(e) If NBC or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of NBC shall assume the obligations set forth in this Section 7.8.

7.9. Advise of Changes. NBC and Seasons shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

7.10. Subsequent Interim and Annual Financial Statements. As soon as reasonably practicable after they become available after the end of each calendar quarter ending after the date of this Agreement, each party hereto shall furnish to the other party (i) consolidated and consolidating financial statements (including balance sheet, statement of operations and stockholders’ equity) of Seasons and each of its Subsidiaries or of NBC and each of its Subsidiaries, as the case may be, as of and for such month then ended and (ii) any internal management reports relating to the foregoing. All information furnished by a party hereto pursuant to this Section 7.10 shall be held in confidence by the other party to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements.

7.11. Reorganization; Certain Modifications.

(a) Neither NBC nor Seasons shall take, or cause or permit any of its Subsidiaries to take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) At or before the Effective Time, upon the request of NBC, Seasons shall, consistent with GAAP, modify and change its employee benefits, loan, litigation and real estate valuation policies and practices so as to be applied consistently on a mutually satisfactory basis with those of NBC; provided, however, that Seasons shall not be required to take such action (x) more than five Business Days prior to the Effective Time, and (y) unless NBC agrees in writing that all conditions to Closing set forth in Article VIII have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date; and provided further that no party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any such actions which may be undertaken on account of this Section 7.11(b).

7.12. Exemption From Liability Under Section 16(b). Assuming that Seasons delivers to NBC the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of NBC, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Seasons Insiders (as defined below) of NBC Common Stock in exchange for shares of Seasons Common Stock in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Seasons to NBC prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all respects regarding the Seasons Insiders, the number of shares of Seasons Common Stock held by each such Seasons Insider and the number and description of the Seasons Options held by each such Seasons Insider. “Seasons Insiders” shall mean those officers and directors of Seasons who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

7.13. Stock Exchange Listing. NBC shall use its reasonable best efforts to cause the shares of NBC Common Stock to be issued in the Merger to be approved for listing on the AMEX, subject to official notice of issuance, prior to the Effective Time.

7.14. Board of Directors and Officers of Surviving Company. Following the date of this Agreement, the board of directors of NBC immediately prior to the Effective Time, shall be the board of directors of the Surviving Entity.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Seasons shall have obtained the Required Seasons Vote in connection with the adoption of this Agreement and NBC shall have obtained the Required NBC Vote in connection with the adoption of this Agreement.

(b) The shares of NBC Common Stock to be issued to the holders of Seasons Common Stock upon consummation of the Merger shall have been authorized for listing on the AMEX, subject to official notice of issuance.

(c) All regulatory approvals required to consummate the transactions contemplated hereby (including the approval of the Merger by the FRB under BHCA; the approval of the National Bank Merger by the OCC and FDIC and by the GDBF under the Financial Institutions Code of Georgia) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

8.2. Conditions to Obligations of NBC. The obligations of NBC to effect the Merger are also subject to the satisfaction or waiver by NBC at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Seasons set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 4.8(i)) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 4.2(a), which shall be true and correct in all material respects, and Section 4.8(i)) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Seasons. NBC shall have received a certificate signed on behalf of Seasons by the Chief Executive Officer and Chief Financial Officer of Seasons to the foregoing effect.

(b) Seasons shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NBC shall have received a certificate signed on behalf of Seasons by the Chief Executive Officer and the Chief Financial Officer of Seasons to such effect.

(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on the Surviving Company.

(d) NBC shall have received an opinion of Adams and Reese, LLP, counsel to NBC, dated the Closing Date, to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Adams and Reese, LLP may require and rely upon written representations from Seasons, NBC and others.

8.3. Conditions To Obligations Of Seasons. The obligation of Seasons to effect the Merger is also subject to the satisfaction or waiver by Seasons at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of NBC set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 5.8) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.2, which shall be true and correct in all material respects, and Section 5.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on NBC. Seasons shall have received a certificate signed on behalf of NBC by the Chief Executive Officer and the Chief Financial Officer of NBC to the foregoing effect.

(b) NBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seasons shall have received a certificate signed on behalf of NBC by the Chief Executive Officer and the Chief Financial Officer of NBC to such effect.

(c) Seasons shall have received an opinion Powell Goldstein LLP, counsel to Seasons, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon written representations from Seasons, NBC and others.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of NBC and Seasons in a written instrument, if the Board of Directors of each of NBC and Seasons so determines;

(b) by either NBC or Seasons if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either NBC or Seasons if the Effective Time shall not have occurred on or before December 31, 2006, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either NBC or Seasons in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 9.1(c), provided that the failure to consummate the Merger is not caused by the party seeking to terminate pursuant to this Section 9.1(d).

(e) by either NBC or Seasons (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII hereof;

(f) by either NBC or Seasons if the Required Seasons Vote shall not have been obtained at the Seasons Stockholders Meeting or at any adjournment or postponement thereof;

(g) by NBC, if (i) the Board of Directors of Seasons shall have failed to recommend unanimous adoption of this Agreement by the stockholders of Seasons or shall have effected a Change in Seasons Recommendation (or shall have resolved to do so), whether or not permitted by this Agreement, or (ii) Seasons shall have breached the terms of Section 7.4 hereof in any respect materially adverse to NBC;

(h) by NBC if a tender offer or exchange offer for 5% or more of the outstanding shares of Seasons Common Stock is commenced (other than by NBC or a Subsidiary thereof), and the Board of Directors of Seasons recommends that the stockholders of Seasons tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act; or

(i) by Seasons in connection with entering into a definitive agreement in accordance with Section 7.4(b).

(j) Seasons shall have the right to terminate this Agreement, through a resolution adopted by a majority of the entire Board of Directors, if both of the following conditions are satisfied:

(A) the Average Market Price shall be less than the product of .80 and the Execution Date Market Price; and

(B) the quotient obtained by dividing the Average Market Price by the Execution Date Market Price (“Price Ratio”) shall be less than the quotient obtained by dividing the “Index Price” (hereinafter defined) on the Closing Date by the Index Price on the Execution Date and subtracting .20 from such quotient (such number being referred to herein as the “Index Ratio”).

For purposes of this provision, the “Index Price” on a given date shall mean the closing price of the NASDAQ Bank Index as reported by Bloomberg LP (symbol: CBNK). If Seasons elects to exercise its termination right pursuant to the provision (j) above, it shall give prompt written notice thereof to NBC at any time during the five business day period commencing on the second business day preceding the proposed Closing

Date provided that such election to terminate may be withdrawn at any time within the aforementioned five business day period. During the five business day period following the day on which NBC receives such notice, NBC shall have the option of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest four decimal places), the numerator of which is the product of .80, the Execution Date Market Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Market Price and (ii) a number equal to a quotient (rounded to the nearest four decimal places), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Price Ratio. If NBC makes this election within such five business day period, it shall give prompt written notice to Seasons of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(j), and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio of this Section 9.1(j). If the Closing Date would naturally occur during NBC’s five business day option period pursuant to the terms of this Agreement, the Closing Date shall be extended until a date selected by NBC no more than ten (10) business days following close of such five-day period (unless NBC does not exercise its option and the Agreement is thereby terminated).

9.2. Effect of Termination.

(a) In the event of termination of this Agreement by either NBC or Seasons as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of NBC, Seasons, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b), 9.2, and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither NBC nor Seasons shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) Seasons shall pay NBC, by wire transfer of immediately available funds, the sum of $1,000,000 (the “Termination Fee”) if this Agreement is terminated by NBC pursuant to Sections 9.1(g) or 9.1(h), or by Seasons pursuant to 9.1(i), then Seasons shall pay the Termination Fee on the second business day following termination.

9.3. Amendment. Subject to compliance with applicable law and the provisions of Section 2.7 hereof, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Seasons; provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

10.2. Expenses. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to NBC, to:	NBC Capital Corp.
NBC Plaza P.O. Box 1187 Starkville, Mississippi 39760 Facsimile: (662) 323-1341 Attention: Lewis F. Mallory, Jr.

	with a copy to:	Adams and Reese LLP
One Houston Center 1221 McKinney Houston, Texas 77010 Facsimile: (713) 652-5152 Attention: Mark L. Jones

(b)	if to Seasons, to:	Seasons Bancshares, Inc.
336 Blue Ridge Street Blairsville, Georgia 30514 Facsimile: (706) 745-5593 Attention: William L. Sutton

	with a copy to:	Powell Goldstein LLP
1201 W. Peachtree Street NW, 14th Floor Atlanta, Georgia 30309 Facsimile: (404) 572-6999 Attention: Kathryn L. Knudson

10.4. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Seasons, NBC or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

10.5. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6. Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

10.7. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi (except to the extent that mandatory provisions of federal law or the GBCC are applicable).

10.8. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.9. Publicity. NBC and Seasons shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of OTC or other trading organization (in the case of a release or statement by Seasons) or AMEX (in the case of such a release or statement by NBC). Without limiting the reach of the preceding sentence, NBC and Seasons shall cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Seasons and its Subsidiaries shall (a) consult with NBC regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide NBC with stockholder lists of Seasons and (c) allow and facilitate NBC contact with stockholders of Seasons and other prospective investors.

10.10. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise expressly provided for herein (including Section 7.8 hereof), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, NBC and Seasons have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

NBC:

NBC CAPITAL CORPORATION, a Mississippi corporation

By:	/s/ Lewis F. Mallory

Name:	Lewis F. Mallory

Title:	Chairman and Chief Executive Officer

SEASONS:

SEASONS BANCSHARES, INC., a Georgia corporation

By:	/s/ William L. Sutton

Name:	William L. Sutton

Title:	Chief Executive Officer

Appendix B

GEORGIA DISSENTERS’ RIGHTS STATUTES

GEORGIA BUSINESS CORPORATION CODE

14-2-1301.

As used in this article, the term:

(1) ‘Beneficial shareholder’ means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) ‘Corporate action’ means the transaction or other action by the corporation that creates dissenters´ rights under Code Section 14-2-1302.

(3) ‘Corporation’ means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) ‘Dissenter’ means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) ‘Fair value,’ with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) ‘Interest’ means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) ‘Record shareholder’ means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) ‘Shareholder’ means the record shareholder or the beneficial shareholder.

14-2-1302.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320.

(a) If proposed corporate action creating dissenters´ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders´ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.

(a) If proposed corporate action creating dissenters´ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

14-2-1323.

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders´ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation´s offer by written notice to the corporation within 30 days after the corporation´s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters´ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation´s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation´s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the ‘Georgia Civil Practice Act,’ applies to any proceeding with respect to dissenters´ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.

No action by any dissenter to enforce dissenters´ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

Appendix C

APPENDIX C: OPINION OF SUNTRUST ROBINSON HUMPHREY

March 21, 2006

Board of Directors

Seasons Bancshares, Inc.

336 Blue Ridge Street

P.O. Box 2359

Blairsville, GA 30514

Ladies and Gentlemen:

We understand that Seasons Bancshares, Inc., a Georgia corporation (“Seasons” or the “Company”) is considering entering into an Agreement and Plan of Merger (the “Agreement”) with NBC Capital Corporation, a Mississippi corporation (“NBC”), pursuant to which the Company will be merged (the “Proposed Transaction”) with and into NBC and each outstanding share of common stock, par value $1.00 per share, of the Company ( “Company Common Stock”) will be converted into the right to receive, at the option of the holder thereof (i) the number of shares of common stock, par value $1.00 per share, of NBC (“NBC Stock”) equal to the Exchange Ratio (as defined in the Agreement, referred to herein as the “Stock Consideration”), or (ii) $18.83 in cash (the “Cash Consideration”, and, together with the Stock Consideration, the “Merger Consideration”), subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion. The terms and conditions of the Proposed Transaction are more fully set forth in the Agreement.

We have been requested by the Company to render our opinion to the Board of Directors of the Company with respect to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock in the Proposed Transaction. Our opinion addresses the aggregate consideration to be received by the holders of Company Common Stock as a whole, without regard to size of holdings by individual shareholders, and we are not opining on the particular situations of specific shareholders.

In arriving at our opinion, among other things, we: (1) reviewed the March 21, 2006 draft of the Agreement; (2) reviewed certain publicly available business and historical financial information and other data relating to the business and financial prospects of the Company and NBC, including certain publicly available consensus financial forecasts and estimates relating to NBC that were reviewed and discussed with NBC; (3) reviewed internal financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company that is not publicly available; (4) reviewed the reported prices and trading activity of NBC Common Stock, and compared those prices and activity with other publicly traded companies which we deemed relevant; (5) compared the historical financial results and present financial condition of the Company and NBC with those of publicly traded companies which we deemed relevant; (6) reviewed certain pro forma effects of the Proposed Transaction on NBC’s financial statements and potential benefits of the Proposed Transaction and discussed these items with the management of the Company and NBC; and (7) compared the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we had discussions with the management of the Company and NBC concerning the Company’s and NBC’s business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information discussed with or reviewed by us in arriving at our opinion, and we have not assumed any responsibility or liability therefore. With respect to the financial forecasts, estimates, pro forma effects and estimates of synergies and other potential benefits of the Proposed Transaction provided to or discussed with us, we have assumed, at the direction of the

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management of the Company and without independent verification or investigation, that they have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company and NBC and are otherwise reasonable. We have also assumed with your approval that the future financial results referred to herein that were provided to us by the Company will be achieved, and the synergies and other potential benefits of the Proposed Transaction will be realized, at the times and in the amounts estimated by the management of the Company and NBC. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company. We did not review individual credit files nor did we make any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of the Company or NBC or any of their respective subsidiaries, and we were not furnished with any such evaluation or appraisal. In addition, we are not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to such portfolios and, accordingly, we have assumed that the Company’s and NBC’s allowances for losses are in the aggregate adequate to cover those losses.

We have also assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Proposed Transaction. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Our opinion does not address the relative merits of the Proposed Transaction as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Proposed Transaction. We have not been asked to, nor do we, offer any opinion as to any terms or conditions of the Agreement or the form of the Proposed Transaction. We express no opinion as to what the value of NBC Common Stock will be when issued pursuant to the Agreement or the prices at which it will trade or otherwise be transferable at any time. In rendering this opinion, we have assumed, with your consent, that the Agreement does not differ in any respect from the draft we have examined and that NBC and the Company will comply in all material respects with the terms of the Agreement and that the Proposed Transaction will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. It should be understood that, although subsequent developments or circumstances may affect this opinion, we do not have any obligation to update or revise the opinion.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates actively trade in the debt and equity securities of NBC for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with NBC in the ordinary course of business.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be received by the holders of Company Common Stock in the Proposed Transaction is fair. This opinion is being rendered at the behest of the Board of Directors and is for the benefit of the Board in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Transaction. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without the prior written consent of SunTrust Robinson Humphrey; provided that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Proposed Transaction.

Very truly yours,

SUNTRUST CAPITAL MARKETS, INC.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Mississippi Business Corporation Act (“MBCA”) contains provisions that directly affect the liability of officers and directors of Mississippi corporations to the corporations and stockholders whom they serve. Article 8, Sub-article E of the MBCA permits Mississippi corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations.

MBCA Section 79-4-2.02(b)(5) permits the corporation to include an obligatory indemnification for directors in its Articles of Incorporation for all acts other than: (i) distributions made in excess of standards established by Mississippi law or in the corporation’s articles of incorporation, for which Section 79-4-8.33 imposes personal liability on directors to the corporation; and (ii) circumstances where, in his performance as a director, a director has received a financial benefit to which he is not entitled, he intentionally inflicts harm on the corporation or its stockholders or he intentionally violates any criminal law.

Article 11 of Cadence’s articles of incorporation complies with the permitted indemnification provision of Section 79-4-2.02(b)(5). The personal liability of a director is eliminated unless he breaches his duty of loyalty to the corporation or its stockholders, commits acts or omissions not in good faith, or which involve intentional misconduct or knowing violation of law, permits unlawful distributions or receives an improper personal benefit from any transaction. Article 11 further permits us to advance all expenses for defense of a director in any lawsuit brought against a director in his capacity as a director. The MBCA specifically provides in Section 79-4-8.53 that such advances are allowed by Mississippi law. Such advances may be made under the MBCA only after a determination that the director met all relevant standards of conduct.

Section 79-4-8.56 of the MBCA permits a Mississippi corporation to indemnify any officer to the same extent as to a director. Article VI of Cadence’s by-laws provides that any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business, may be indemnified to the fullest extent allowed by law against all expense, liability and loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by such persons. Indemnification of officers and directors against reasonable expenses is mandatory under Section 79-4-8.52 of the MBCA to the extent the officer or director is successful on the merits or otherwise in the defense of any action or suit against him giving rise to a claim of indemnification.

Section 79-4-8.57 permits a Mississippi corporation to purchase and maintain insurance on behalf of its officers and directors, against liability asserted against or incurred by them in their capacities as officers or directors, whether or not the corporation would have the power to indemnify such officers or directors or advance funds for the same liability. Article VI, Section 4 of Cadence’s by-laws permits us to obtain such insurance. Cadence carries director and officer insurance as permitted under Cadence’s by-laws and the MBCA.

The MBCA treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. Indemnification is not permitted in a derivative action, except for reasonable expenses incurred in connection with the proceeding if the officer or director has met the relevant standards of conduct.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibits:

2.1	Agreement and Plan of Merger by and between Cadence Financial Corporation (formerly NBC Capital Corporation) and Seasons Bancshares, Inc., dated as of March 21, 2006 (included as Appendix A to the proxy statement/prospectus, which is part of this Registration Statement, and incorporated herein by reference).

2.2	Agreement and Plan of Merger by and between Cadence Financial Corporation and SunCoast Bancorp, Inc. dated as of March 16, 2006 (included as Exhibit 99.1 of Form 8-K filed on March 17, 2006 and incorporated herein by reference).

3.1	Articles of Incorporation of NBC Capital Corporation (included as Exhibit 3(i) to Form 10-Q dated August 8, 2005 and incorporated herein by reference).

3.2	Articles of Amendment to Articles of Incorporation.

3.3	By-laws of NBC Capital Corporation (included as Exhibit 3(b) to Registration Statement on Form S-4/A , filed with the Commission on November 4, 1998, Commission File No. 333-65545, which Exhibit 3(b) is incorporated herein by reference).

4.1	Indenture Agreement of Cadence Financial Corporation dated as of December 30, 2003, for $30,928,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures, due 2033, with U. S. Bank National Association, as Trustee (included as Exhibit 4 to Form 10-K for the year ended December 31, 2003, dated March 9, 2004 and incorporated herein by reference).

4.2	Indenture Agreement dated as of December 19, 2002, between Enterprise Bancshares, Inc. and State Street Bank and Trust Company of Connecticut, National Association, as trustee (included as Exhibit 4.1 to Form 8-K, dated April 1, 2004 and incorporated herein by reference).

4.3	Supplemental Indenture dated March 31, 2004, between Cadence Financial Corporation (as successor by merger to Enterprise Bancshares, Inc.) and U. S. Bank National Association (successor in interest to State Street Bank and Trust Company of Connecticut, National Association), as trustee (included as Exhibit 4.2 to Form 8-K, dated April 1, 2004 and incorporated herein by reference).

*5.1	Legal Opinion of Adams and Reese LLP regarding legality of securities being registered.

*8.1	Legal Opinion of Adams and Reese LLP regarding certain tax matters.

*8.2	Legal Opinion of Powell Goldstein LLP regarding certain tax matters.

10.1	2001 Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 4 of Form S-8 filed August 8, 2001 and incorporated herein by reference).

10.2	Salary Reduction Thrift Plan (incorporated by reference to Exhibit 4.3 of Form S-8 filed December 13, 2001 and incorporated herein by reference).

10.3	2003 Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 4 of Form S-8 filed June 24, 2003 and incorporated herein by reference).

10.4	Employment Agreement Dated May 16, 2003, by and between Cadence Financial Corporation and Richard T. Haston (incorporated by reference to Exhibit 10.3 of Form 10-Q filed August 11, 2003 and incorporated herein by reference).

10.5	Employment Agreement Dated June 4, 2003, by and Between Cadence Financial Corporation and Mark A. Abernathy (incorporated by reference to Exhibit 10.2 of Form 10-Q filed August 11, 2003 and incorporated herein by reference).

10.6	Employment Agreement Dated June 18 2003, by and Between Cadence Financial Corporation and Lewis F. Mallory, Jr. (incorporated by reference to Exhibit 10.1 of Form 10-Q filed August 11, 2003 and incorporated herein by reference).

10.7	Cadence Financial Corporation 2005 Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 of Form 8-K filed December 7, 2004 and incorporated herein by reference).

10.8	Revolving Credit Agreement dated December 16, 2005, between Cadence Financial Corporation, as borrower, and SunTrust Bank, as lender (included as Exhibit 99.1 to Form 8-K, dated December 19, 2005 and incorporated herein by reference).

10.9	Pledge Agreement dated as of December 16, 2005, between Cadence Financial Corporation, as pledgor, and SunTrust Bank, as secured party (included as Exhibit 99.2 to Form 8-K, dated December 19, 2005 and incorporated herein by reference).

10.10	2006 Long-Term Incentive Compensation Plan.

21.1	Subsidiaries of the Corporation (included as Exhibit 21.1 of Form 10-K filed on March 14, 2006 and incorporated herein by reference).

23.1	Consent of T.E. Lott, Independent Registered Public Accounting Firm.

23.2	Consent of Mauldin & Jenkins, LLC.

23.3	Consent of SunTrust Robinson Humphrey.

*23.4	Consent of Adams and Reese LLP (included in Exhibit 5.1).

*23.5	Consent of Powell Goldstein LLP (included in Exhibit 8.2).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*99.1	Form of Proxy Card for the Special Meeting of Shareholders of Seasons Bancshares, Inc.

*	To be filed by amendment.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes as follows:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Starkville, State of Mississippi, on July 14, 2006.

CADENCE FINANCIAL CORPORATION

By	/S/ L. F. MALLORY, JR.
L. F. Mallory, Jr.
Chairman of Board and Chief Executive Officer

By	/S/ MARK A. ABERNATHY
Mark A. Abernathy
President and Chief Operating Officer

By	/S/ RICHARD T. HASTON
Richard T. Haston
Executive Vice President and Chief Financial Officer

By	/S/ J. AUBREY ADAIR
J. Aubrey Adair
Vice President and Chief Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Richard T. Haston his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/S/ ROBERT L. CALVERT, III	By:	/S/ JAMES C. RATCLIFF
	Robert L. Calvert, III, Director		James C. Ratcliff, Director

Date:	July 14, 2006	Date:	July 14, 2006

By:	/S/ ROBERT S. CALDWELL, JR.	By:	/S/ ROBERT A. CUNNINGHAM
	Robert S. Caldwell, Jr., Director		Robert A. Cunningham, Director

Date:	July 14, 2006	Date:	July 14, 2006

By:	/S/ JAMES D. GRAHAM	By:	/S/ JAMES C. GALLOWAY
	James D. Graham, Director		James C. Galloway, Director

Date:	July 14, 2006	Date:	July 14, 2006

By:	/S/ SAMMY J. SMITH	By:	/S/ BOBBY HARPER
	Sammy J. Smith, Director		Bobby Harper, Director

Date:	July 14, 2006	Date:	July 14, 2006

By:	/S/ HUNTER M. GHOLSON	By:	/S/ DAVID C. BYARS
	Hunter M. Gholson, Director		David C. Byars, Director

Date:	July 14, 2006	Date:	July 14, 2006